UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

AMYRIS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Dear Amyris stockholder:
You are cordially invited to attend our 2016 Annual Meeting of Stockholders to be held on Tuesday, May 17, 2016 at 2:00 p.m. Pacific Time at our headquarters located at 5885 Hollis Street, Suite 100, Emeryville, California 94608. You can find directions to our headquarters on our company website at https://amyris.com/contact-us/.
The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be voted on at the meeting. At this year’s meeting, you will be asked to consider and vote upon:
1.
The election of Class III directors;

2.
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016;

3.
The approval of the issuance of shares of our common stock issuable upon the conversion of our 9.50% Convertible Senior Notes due 2019 issued in a private placement transaction in October 2015, upon our election to pay interest on such notes in shares of our common stock and upon our election to make any required early conversion payment of future interest upon conversion of such notes in shares of our common stock, in accordance with NASDAQ Marketplace Rule 5635(d);

4.
The approval of the issuance of shares of our common stock issuable upon the exercise of warrants sold in a private placement transaction in February 2016, in accordance with NASDAQ Marketplace Rule 5635(c);

5.
The approval of an amendment to our certificate of incorporation to increase the number of authorized shares from 405,000,000 shares to 505,000,000 shares and the number of authorized shares of common stock from 400,000,000 shares to 500,000,000 shares; and

6.
Such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. You may vote over the Internet, by telephone, or by mailing a completed proxy card or voter instruction form. Voting by any of these methods will ensure that you are represented at the annual meeting.
On behalf of the Board of Directors, I want to thank you for your continued support of Amyris. We look forward to seeing you at the meeting.
John Melo
President and Chief Executive Officer
Emeryville, California
April   , 2016
YOUR VOTE IS IMPORTANT

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible in order to ensure your representation at the meeting. You may submit your proxy and voting instructions over the Internet, by telephone, or by completing, signing, dating and returning the accompanying proxy card or voter information form as promptly as possible. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other custodian, nominee, trustee or fiduciary and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

AMYRIS, INC.
5885 Hollis Street, Suite 100
Emeryville, California 94608
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 17, 2016
The 2016 Annual Meeting of Stockholders of Amyris, Inc. will be held on Tuesday, May 17, 2016 at 2:00 p.m. Pacific Time at our headquarters located at 5885 Hollis Street, Suite 100, Emeryville, California 94608 for the following purposes:
1.
To elect the three Class III directors nominated by our Board of Directors and named herein to serve on the Board for a three-year term;

2.
To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.
To approve the issuance of shares of our common stock issuable upon the conversion of our 9.50% Convertible Senior Notes due 2019 issued in a private placement transaction in October 2015, upon our election to pay interest on such notes in shares of our common stock and upon our election to make any required early conversion payment of future interest upon conversion of such notes in shares of our common stock, in accordance with NASDAQ Marketplace Rule 5635(d);

4.
To approve the issuance of shares of our common stock issuable upon the exercise of warrants sold in a private placement transaction in February 2016, in accordance with NASDAQ Marketplace Rule 5635(c);

5.
To approve an amendment to our certificate of incorporation to increase the number of authorized shares from 405,000,000 shares to 505,000,000 shares and the number of authorized shares of common stock from 400,000,000 shares to 500,000,000 shares; and

6.
To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. The Board of Directors has fixed the record date for the annual meeting as March 24, 2016. Only stockholders of record at the close of business on the record date may vote at the meeting or at any adjournment thereof. A list of stockholders eligible to vote at the meeting will be available for review for any purpose relating to the meeting during our regular business hours at our headquarters at 5885 Hollis Street, Suite 100, Emeryville, California 94608 for the ten days prior to the meeting.
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible in order to ensure your representation at the meeting. You may submit your proxy and voting instructions over the Internet, by telephone, or by completing, signing, dating and returning the accompanying proxy card or voter information form as promptly as possible. If you have not given your broker specific instructions to vote in connection with the election of directors, approval of the share issuances or approval of the authorized share increase, your broker will NOT be able to vote your shares with respect to such proposals. If you do not provide voting instructions over the Internet, by telephone, or by returning a proxy card or voter instruction form, your shares will not be voted with respect to those matters. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other custodian, nominee, trustee or fiduciary and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.
BY ORDER OF THE BOARD,
Nicholas Khadder
SVP, General Counsel and Secretary
Emeryville, California
April   , 2016

Information Regarding Solicitation and Voting	1
Questions and Answers	1
Forward-Looking Statements	6
Proposal 1 — Election of Directors	7
General	7
Vote Required and Board Recommendation	7
Business Experience and Qualifications of Directors	8
Arrangements Concerning Selection of Directors	11
Independence of Directors	12
Board Leadership Structure	14
Role of the Board in Risk Oversight	14
Meetings of the Board and Committees	15
Committees of the Board	15
Stockholder Communications with Directors	20
Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm	21
General	21
Vote Required and Board Recommendation	21
Independent Registered Public Accounting Firm Fee Information	21
Audit Committee Pre-Approval of Services Performed by our Independent Registered Public Accounting Firm	22
Report of the Audit Committee	22
Proposal 3 — Approval of the Issuance of Shares of our Common Stock Issuable upon the Conversion of our 9.50% Convertible Senior Notes due 2019 Issued in a Private Placement Transaction in October 2015, upon our Election to Pay Interest on Such Notes in Shares of our Common Stock and upon our Election to Make any Required Early Conversion Payment of Future Interest upon Conversion of Such Notes in Shares of our Common Stock, in accordance with NASDAQ Marketplace Rule 5635(d)	23
General	23
Vote Required and Board Recommendation	24
Purpose	26
Use of Proceeds	26
Potential Adverse Effects	26
Proposal 4 — Approval of the Issuance of Shares of our Common Stock Issuable upon the Exercise of Warrants Issued in a Private Placement Transaction in February 2016, in accordance with NASDAQ Marketplace Rule 5635(c)	28
General	28
Vote Required and Board Recommendation	28
Purpose	30
Use of Proceeds	30
Potential Adverse Effects	30
Interests of Certain Persons	30
Proposal 5 — Approval of Amendment to Certificate of Incorporation to Increase Number of Authorized Shares from 405,000,000 Shares to 505,000,000 Shares and Number of Authorized Shares of Common Stock from 400,000,000 Shares to 500,000,000 Shares	32
i

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Householding of Proxy Materials	80
Available Information	80
Incorporation of Information by Reference	80
Stockholder Proposals to be Presented at Next Annual Meeting	81
Other Matters	81

iii

AMYRIS, INC.

PROXY STATEMENT
2016 ANNUAL MEETING OF STOCKHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Amyris, Inc., a Delaware corporation (referred to as “Amyris”, the “company”, “we”, “us”, or “our”), for our 2016 Annual Meeting of Stockholders to be held at 2:00 p.m. Pacific Time on Tuesday, May 17, 2016, at our principal executive offices, and for any adjournments or postponements of the annual meeting. These proxy materials were first sent on or about April   , 2016 to stockholders entitled to vote at the annual meeting.
Information Regarding Solicitation and Voting
Our principal executive offices are located at 5885 Hollis Street, Suite 100, Emeryville, California 94608, and our telephone number is (510) 450-0761. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
We will bear the expense of soliciting proxies. In addition to these proxy materials, our directors and employees (who will receive no compensation in addition to their regular salaries) may solicit proxies in person, by telephone or email. We will reimburse brokers, banks and other custodians, nominees and fiduciaries (or Intermediaries) for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 17, 2016

The Securities and Exchange Commission’s “Notice and Access” rule provides that companies must include in their mailed proxy materials instructions as to how stockholders can access Amyris’ annual report and proxy statement and other soliciting materials online, a listing of matters to be considered at the relevant stockholder meeting, and instructions as to how shares can be voted. Since we are mailing full sets of proxy materials for the 2016 annual meeting to our stockholders, as permitted by SEC proxy rules, we are including the information required by the Notice and Access rule in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders and proxy card, and we are not distributing a separate Notice of Internet Availability of Proxy Materials.

The proxy materials, including this Proxy Statement and our annual report to stockholders, and a means to vote your shares are available at http://www.allianceproxy.com/Amyris/2016. You will need to enter the 12-digit control number located on the proxy card accompanying this Proxy Statement in order to view the materials and vote.

Questions and Answers
Who can vote at the meeting?
The Board set March 24, 2016, as the record date for the meeting. If you owned shares of our common stock as of the close of business on March 24, 2016, you may attend and vote your shares at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of March 24, 2016, there were 207,541,177 shares of our common stock outstanding and entitled to vote.
What is the quorum requirement for the meeting?
The holders of a majority of our outstanding shares of common stock as of the record date must be present in person or represented by proxy at the meeting in order for there to be a quorum, which is required to hold the meeting and conduct business. If there is no quorum, the holders of a majority of the shares present at the meeting may adjourn the meeting to another date.

You will be counted as present at the meeting if you are present and entitled to vote in person at the meeting or you have properly submitted a proxy card or voter instruction form, or voted by telephone or over the Internet. Both abstentions and broker non-votes (as described below) are counted for the purpose of determining the presence of a quorum.
As of the record date of March 24, 2016, there were 207,541,177 shares of our common stock outstanding and entitled to vote which means that holders of 103,770,589 shares of our common stock must be present in person or by proxy for there to be a quorum.
What proposals will be voted on at the meeting?
There are five proposals scheduled to be voted on at the meeting:
•
Proposal 1 — Election of the three Class III directors nominated by the Board and named herein to serve on the Board for a three-year term.

•
Proposal 2 — Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

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Proposal 3 — Approval of the issuance of shares of our common stock issuable upon the conversion of our 9.50% Convertible Senior Notes due 2019 issued in a private placement transaction in October 2015, upon our election to pay interest on such notes in shares of our common stock and upon our election to make any required early conversion payment of future interest upon conversion of such notes in shares of our common stock, in accordance with NASDAQ Marketplace Rule 5635(d).

•
Proposal 4 — Approval of the issuance of shares of our common stock issuable upon the exercise of warrants sold in a private placement transaction in February 2016, in accordance with NASDAQ Marketplace Rule 5635(c).

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Proposal 5 — Approval of an amendment to our certificate of incorporation to increase the number of authorized shares from 405,000,000 shares to 505,000,000 shares and the number of authorized shares of common stock from 400,000,000 shares to 500,000,000 shares.

No appraisal or dissenters’ rights exist for any action proposed to be taken at the meeting. We will also consider any other business that properly comes before the meeting. As of the date of this Proxy Statement, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction form will vote the shares they represent using their best judgment.
How does the Board recommend I vote on the proposals?
The Board recommends that you vote:
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FOR each of the director nominees named in this Proxy Statement;

•
FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

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FOR the share issuance proposal with respect to our 9.50% Convertible Senior Notes due 2019;

•
FOR the share issuance proposal with respect to warrants sold in a private placement; and

•
FOR the proposal to amend our certificate of incorporation.

How do I vote my shares in person at the meeting?
If your shares of Amyris common stock are registered directly in your name with our transfer agent, Wells Fargo Bank, National Association, you are considered to be the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote in person at the meeting.

If your shares are held in a brokerage account or by another intermediary, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the intermediary (usually your broker) that is the record holder of the shares, giving you the right to vote the shares at the meeting. The meeting will be held on Tuesday, May 17, 2016 at 2:00 p.m. Pacific Time at our headquarters located at 5885 Hollis Street, Suite 100, Emeryville, California 94608. You can find directions to our headquarters on our company website at https://amyris.com/contact-us/.
How can I vote my shares without attending the meeting?
Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other trustee or nominee. In most cases, you will be able to do this by using the Internet, by telephone or by mail.
•
Voting by Internet or telephone.   You may submit your proxy over the Internet or by telephone by following the instructions for Internet or telephone voting provided with your proxy materials and on your proxy card or voter instruction form.

•
Voting by mail.   You may submit your proxy by mail by completing, signing, dating and returning your proxy card or, for shares held beneficially in street name, by following the voting instructions included by your broker or other intermediary. If you provide specific voting instructions, your shares will be voted as you have instructed.

What happens if I do not give specific voting instructions?
If you are a stockholder of record and you either indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.
If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under stock market rules, the organization that holds your shares may generally vote at its discretion only on routine matters and cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” For purposes of voting on non-routine matters, broker non-votes will not be counted as votes cast on such matters and, therefore, will not affect the outcome of Proposal 1 (which requires a plurality of votes properly cast in person or by proxy), or Proposals 3 and 4 (which require a majority of votes properly cast in person or by proxy), but will have the effect of a vote against Proposal 5 (which requires votes from a majority of our outstanding shares of common stock entitled to vote at the meeting).
Which proposals are considered “routine” and which are considered “non-routine”?
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016 (Proposal 2) is considered routine under applicable rules. The election of directors (Proposal 1), the approval of the share issuance with respect to our 9.50% Convertible Senior Notes due 2019 (Proposal 3), the approval of the share issuance with respect to warrants sold in a private placement (Proposal 4) and the approval of the proposed amendment to our certificate of incorporation (Proposal 5) are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore we expect there to be broker non-votes on Proposal 1, Proposal 3, Proposal 4 and Proposal 5.

How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting. The inspector of election will separately count “For” and “Withhold” votes and any broker non-votes in the election of directors. With respect to the other proposals, the inspector of election will separately count “For” and “Against” votes, abstentions and, other than with respect to Proposal 2 which is considered a routine matter, any broker non-votes. Abstentions will be counted toward the vote totals for Proposals 2, 3, 4 and 5 and will have the same effect as an “Against” vote. Broker non-votes will not count toward the vote totals for Proposals 1, 3 and 4, but will have the same effect as an “Against” vote for Proposal 5.
What is the vote required to approve each of the Board’s proposals?
•
Proposal 1 — Election of the Board’s three nominees for director.   The three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will not be counted toward the vote total for this proposal and therefore will not affect the outcome of this proposal.

•
Proposal 2 — Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.   This proposal must receive a “For” vote from the holders of a majority of the shares of common stock casting votes on this proposal at the annual meeting in person or by proxy. Abstentions will be counted toward the vote total for this proposal and will have the same effect as an “Against” vote for this proposal.

•
Proposal 3 — Approval of the share issuance with respect to our 9.50% Convertible Senior Notes due 2019.   This proposal must receive a “For” vote from the holders of a majority of the shares of common stock casting votes on this proposal at the annual meeting in person or by proxy. Abstentions will be counted toward the vote total for this proposal and will have the same effect as an “Against” vote for this proposal. Broker non-votes will not be counted toward the vote total for this proposal and therefore will not affect the outcome of this proposal.

•
Proposal 4 — Approval of the share issuance with respect to the exercise of warrants sold in a private placement.   This proposal must receive a “For” vote from the holders of a majority of the shares of common stock casting votes on this proposal at the annual meeting in person or by proxy. Abstentions will be counted toward the vote total for this proposal and will have the same effect as an “Against” vote for this proposal. Broker non-votes will not be counted toward the vote total for this proposal and therefore will not affect the outcome of this proposal.

•
Proposal 5 — Approval of the proposed amendment to our certificate of incorporation.   This proposal must receive a “For” vote from the holders of a majority of our outstanding shares of common stock entitled to vote at the annual meeting, irrespective of the number of votes cast on this proposal at the meeting. Abstentions and broker non-votes will have the same effect as an “Against” vote for this proposal.

How can I revoke my proxy and change my vote after I return my proxy card?
You may revoke your proxy and change your vote at any time before the final vote at the meeting. If you are a stockholder of record, you may do this by signing and submitting a new proxy card with a later date, by using the Internet or voting by telephone (either of which must be completed by 11:59 p.m. Pacific Time on May 16, 2016 — your latest telephone or Internet proxy is counted), or by attending the meeting and voting in person. Attending the meeting alone will not revoke your proxy unless you specifically request that your proxy be revoked. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.

How can I find out the voting results of the meeting?
The preliminary voting results will be announced at the meeting. The final voting results will be reported in a current report on Form 8-K, which we expect to file with the Securities and Exchange Commission within four business days after the meeting. If final voting results are not available within four business days after the meeting, we intend to file a current report on Form 8-K reporting the preliminary voting results within that period, and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

Forward-Looking Statements
This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of such words as “expects,” “anticipates,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “will,” “projects” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. We caution that a variety of factors, including but not limited to the following, could cause our results to differ materially from those expressed or implied in our forward-looking statements: our cash position and ability to fund our operations; difficulties in predicting future revenues and financial results; the potential loss of, or inability to secure relationships with key distributors, customers or partners; our limited operating history and lack of revenues generated from the sale of our renewable products; our inability to decrease production costs to enable sales of our products at competitive prices; delays in production and commercialization of products due to technical, operational, cost and counterparty challenges; challenges in developing customer base in markets with established and sophisticated competitors; currency exchange rate and commodity price fluctuations; changes in regulatory schemes governing genetically modified organisms and renewable fuels and chemicals; and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Except as required by law, we assume no obligation to update any forward-looking information that is included in this Proxy Statement.

Proposal 1 —
Election of Directors
General
Under our certificate of incorporation and bylaws, the number of authorized Amyris directors has been fixed at 11 and the Board is divided into the following three classes with staggered three-year terms:
•
Class I directors, whose term will expire at the annual meeting of stockholders to be held in 2017;

•
Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2018; and

•
Class III directors, whose term will expire at this annual meeting of stockholders and who are nominated for re-election.

In accordance with our certificate of incorporation, the Board has assigned each member of the Board to one of the three classes, with the number of directors in each class divided as equally as reasonably possible. As of the date of this Proxy Statement, there are four Class I seats, four Class II seats, and three Class III seats constituting the 11 seats on the Board.
Stockholders are being asked to vote for the three Class III nominees listed below to serve until our 2019 Annual Meeting of Stockholders and until each such director’s successor has been elected and qualified, or each such director’s earlier death, resignation or removal. The nominees are all current directors of Amyris.
Vote Required and Board Recommendation
Directors are elected by a plurality of the votes properly cast in person or by proxy. This means that the three Class III nominees receiving the highest number of affirmative (i.e., “For”) votes will be elected. At the annual meeting, proxies cannot be voted for a greater number of persons than the three nominees named in this Proposal 1 and stockholders cannot cumulate votes in the election of directors. Shares represented by executed proxies will be voted by the proxy holders, if authority to do so is not withheld for any or all of the nominees, “For” the election of the three nominees named below. If any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for a nominee, if any, designated by the Board to fill the vacancy. As of the date of this Proxy Statement, the Board is not aware that any nominee up for election is unable or will decline to serve as a director. If you hold shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote so that your vote can be counted on this proposal. Broker non-votes will not be counted toward the vote total for this proposal and therefore will not affect the outcome of this proposal.
The Board recommends a vote “FOR” each nominee.

Business Experience and Qualifications of Directors
The following tables and biographies set forth information for each nominee for election at the annual meeting and for each director of Amyris whose term of office will continue after the annual meeting:
Nominees for Class III Directors for a Term Expiring in 2019
Name	Age	Amyris Offices and Positions
Philippe Boisseau	54	Director
John Doerr	64	Director, Chair of Nominating and Governance Committee and Member of Leadership Development and Compensation Committee
Patrick Yang, Ph.D.	68	Director
Philippe Boisseau has been a member of the Board since November 2010. Mr. Boisseau has served as President, Marketing and a member of the Executive Committee of Total S.A., a French oil and gas company, since January 2012. On March 18, 2016, Total S.A. announced that Mr. Boisseau was resigning from Total S.A. effective April 15, 2016. Previously, Mr. Boisseau served as President of Total Energies Nouvelles Activités USA (formerly known as Total Gas & Power USA, SAS) (“Total”), an affiliate of Total S.A. from February 2007 to December 2011. He also previously served as a member of Total S.A.’s Management Committee since January 2005. He served as President, Middle East of Total S.A.’s Exploration & Production division between 2002 and February 2007 and, before that, as General Manager of Total Austral in Argentina from 1999 to 2002. From 1995 to 1999, he worked in several management positions within the Refining and Marketing division in the United States and France. At the beginning of his career, he served in various positions within French government ministries. He graduated from the leading French engineering school, Ecole Polytechnique, and also has a DEA (master’s degree) in particle physics from the Ecole Normale Supérieure. Mr. Boisseau’s knowledge and experience in the development of alternative energy businesses and their interface with and integration into the traditional energy industry enable him to make a strategic contribution to the Board and provide guidance to the management team in these domains.
John Doerr has been a member of the Board since May 2006. Mr. Doerr has been a Partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since 1980. Mr. Doerr currently serves on the boards of directors of Google Inc., Alphabet Inc. and Zynga Inc., as well as on the boards of directors of numerous private companies. Previously, Mr. Doerr served on the board of directors of Amazon.com, Inc. Mr. Doerr holds Bachelor of Science and Master of Science in Electrical Engineering degrees from Rice University and a Master of Business Administration degree from Harvard University. Mr. Doerr’s global business leadership as general partner of Kleiner Perkins Caufield & Byers, as well as his outside board experience as director of several public companies, enables him to provide valuable insight and guidance to our management team and the Board.
Dr. Patrick Yang has been a member of the Board since July 2014. Dr. Yang previously served as Executive Vice President and Global Head of Technical Operations for F. Hoffmann-La Roche Ltd. (“Roche”), where he was responsible for Roche’s pharmaceutical and biotech manufacturing operations, process development, quality, regulatory, supply management and distribution functions. Before joining Roche, Dr. Yang worked for Genentech Inc., where he most recently served as Executive Vice President of Product Operations, and was responsible for manufacturing, process development, quality, regulatory affairs and distribution functions. Prior to joining Genentech Inc., Dr. Yang worked for Merck & Co., where he held several leadership roles including Vice President of Asia/Pacific Manufacturing Operations and Vice President of Supply Chain Management. He also previously worked at General Electric Co. and Life Systems, Inc. Dr. Yang currently serves on the boards of directors of Tesoro Corporation, Codexis, Inc. and PharmaEssentia Corporation, and previously served on the board of directors of Celladon Corporation from March 2014 until May 2015. Dr. Yang’s experience with the biotechnology industry and operations has enabled him to provide insight and guidance to our management team and the Board.

Incumbent Class I Directors with a Term Expiring in 2017
Name	Age	Amyris Offices and Positions
Geoffrey Duyk, M.D., Ph.D.	56	Director, Member of Audit Committee, Interim Chairman of the Board
Carole Piwnica	58	Director, Chair of Leadership Development and Compensation Committee and Member of Nominating and Governance Committee
Fernando de Castro Reinach, Ph.D.	59	Director, Member of Audit Committee
HH Sheikh Abdullah bin Khalifa Al Thani	56	Director
Dr. Geoffrey Duyk has been a member of the Board since May 2012 and has served as the interim Chair of the Board since May 2014. Dr. Duyk previously served on the Board from May 2006 to May 2011. Dr. Duyk is a partner of TPG Biotech, an affiliate of TPG Biotechnology Partners II, L.P., and a partner and managing director of TPG Alternative & Renewable Technologies. Previously, he served on the board of directors and was President of Research and Development at Exelixis, Inc., a biopharmaceutical company focusing on drug discovery, from 1996 to 2003. Prior to Exelixis, Dr. Duyk was Vice President of Genomics and one of the founding scientific staff at Millennium Pharmaceuticals, from 1993 to 1996. Before that, Dr. Duyk was an Assistant Professor at Harvard Medical School in the Department of Genetics and Assistant Investigator of the Howard Hughes Medical Institute. Dr. Duyk currently serves on the boards of directors of Aerie Pharmaceuticals, Inc. and EPIRUS Biopharmaceuticals, Inc., as well as several private companies and the non-profit Case Western Reserve University Board of Trustees and The American Society of Human Genetics board of directors. He served on the board of directors of Agria Corporation from August 2007 to May 2009, Cardiovascular Systems, Inc. (formerly Replidyne, Inc.) from 2004 to February 2009, and Exelixis, Inc. from 1996 to 2003, as well as The Wesleyan University Board of Trustees from 2008 to June 2014. Dr. Duyk holds a Bachelor of Arts degree in Biology from Wesleyan University and Doctor of Philosophy and Medicine degrees from Case Western Reserve University. Dr. Duyk’s experience with the biotechnology industry enables him to provide insight and guidance to our management team and Board.
Carole Piwnica has been a member of the Board since September 2009. Ms. Piwnica has been Director of NAXOS UK, a consulting firm advising private equity, since January 2008. Previously, Ms. Piwnica served as a director, from 1996 to 2006, and Vice-Chairman of Governmental Affairs, from 2000 to 2006, of Tate & Lyle Plc, a European food and agricultural ingredients company. She was a chairman of Amylum Group, a European food ingredient company and affiliate of Tate & Lyle Plc, from 1996 to 2000. Ms. Piwnica was a member of the board of directors of Aviva plc, a British insurance company, from May 2003 to December 2011, a member of the Biotech Advisory Council of Monsanto from May 2006 to October 2009, a member of the board of directors of Dairy Crest from 2007 until 2010, a member of the board of directors of Toepfer Gmbh from 1996 until 2010 and a member of the board of directors of Louis Delhaize (retail, Belgium) from 2010 until 2013. In 2010, Ms. Piwnica was appointed as a member of the boards of Eutelsat (satellites, France) and Sanofi (pharmaceuticals, France). In 2014, she was appointed as a member of the board of Rothschild (financial services, France). Ms. Piwnica holds a Law degree from the Université Libre de Bruxelles and a Master of Laws degree from New York University. She has also been a member of the bar association of the state of New York, USA since 1985 and was a member of the bar association of Paris, France from 1988 until 2013. Based on her multinational corporate leadership experience and extensive legal and corporate governance experience, Ms. Piwnica contributes guidance to the management team and the Board in leadership of multinational agricultural processing businesses and on legal and corporate governance obligations and best practices.
Dr. Fernando de Castro Reinach has been a member of the Board since September 2008. Dr. Reinach has been a managing partner of Pitanga Fund, a venture capital fund based in Brazil, since May 2011. From 2001 to May 2010, Dr. Reinach was a General Partner at Votorantim Novos Negócios Ltda. Before joining Votorantim, he was involved in the creation of two companies, Genomic Engenharia Molecular Ltda., a molecular diagnostic laboratory, and .ComDominio S/A, a datacenter company. Dr. Reinach holds a Bachelor of Science degree in biology from the University of São Paulo and a Doctor of Philosophy degree in Cell and Molecular Biology from Cornell University Medical College. Dr. Reinach’s experience with Brazilian business practices enables him to provide important insight and guidance to our management team and Board and to assist management with establishing and developing operations in Brazil.
HH Sheikh Abdullah bin Khalifa Al Thani (“HH”) has been a member of the Board since March 2012. HH has served as Special Advisor to the Emir since his appointment in April 2007, and was Prime Minister of Qatar from October 1996 to April 2007. HH has served as Chairman of the board of directors of Qatar Investment and Projects Development Holding Company, a Qatari investment group, since March 2011 and as Chairman of the board of directors of Specialized International Services (SIS) Qatar, a business investment company, since October 2011. HH graduated from the Royal Military Academy Sandhurst. HH brings the Board and our management team extensive experience in project development and investment, and his international stature and resources provide us with potential additional opportunities to build and finance our business.
Incumbent Class II Directors with a Term Expiring in 2018
Name	Age	Amyris Offices and Positions
Margaret Georgiadis	52	Director
Abraham Klaeijsen	63	Director
John Melo	50	Director, President and Chief Executive Officer
R. Neil Williams	63	Director, Chair of Audit Committee
Margaret H. Georgiadis was appointed to the Board in December 2015. Ms. Georgiadis has served as President, Americas at Google, Inc., a global technology company, since October 2011. Prior to joining Google, Ms. Georgiadis was the COO of Groupon, Inc. from April 2011 through September 2011. Before joining Groupon, she served as Vice President, Global Sales Operations at Google from September 2009 through April 2011. From January 2009 through September 2009, Ms. Georgiadis was a principal at Synetro Capital LLC, a private investment firm based in Chicago. Previously she served as Executive Vice President, Card Products and Chief Marketing Officer at Discover Financial Services from 2005 through 2008, and as a partner at McKinsey and Company (London and Chicago) from 1990 through 2004. Ms. Georgiadis has been a Director of McDonald’s Corp. since January 2015. Ms. Georgiadis holds a Bachelor’s degree in economics from Harvard College and a Master of Business Administration degree from Harvard Business School. Ms. Georgiadis brings significant experience in sales, marketing, investing and consulting in the technology, finance and retail industries to the Board.
Abraham (Bram) Klaeijsen has been a member of the Board since June 2015. Mr. Klaeijsen is currently engaged as a corporate advisor with Maxwell (Mauritius) Pte Ltd (“Maxwell”), an affiliate of the company, and has served on the boards of directors of several companies, including Cargill Tropical Palm Holdings Pte Ltd., a joint venture between Maxwell and Cargill, Inc. from 2010 through January 2015. He previously served as President and Regional Director, Asia-Pacific and platform leader for Cargill Food Ingredients and Systems, a division of Cargill, Inc., a position from which he retired in January 2015. Mr. Klaeijsen joined Cargill in 1978 and held a number of leadership positions, including as Platform Leader for Cargill’s European Food Ingredients businesses from 1999 to 2003, when he assumed the role of Executive Vice President of Cargill Food Ingredients and Systems. He held that position until he joined Cargill’s Asia-Pacific operations in 2009, where he served until his retirement. Mr. Klaeijsen holds a Bachelor of Science degree in chemical engineering from technical college Breda in the Netherlands. Mr. Klaeijsen’s extensive experience with worldwide manufacturing operations enables him to provide insight to the Board regarding potential new opportunities for the company.
John Melo has nearly three decades of combined experience as an entrepreneur and thought leader in the global fuels industry and technology innovation. Mr. Melo has served as our Chief Executive Officer and a director since January 2007 and as our President since June 2008. Before joining Amyris, Mr. Melo served in various senior executive positions at BP Plc (formerly British Petroleum), one of the world’s largest energy firms, from 1997 to 2006, most recently as President of U.S. Fuels Operations from 2004 until December 2006, and previously as Chief Information Officer of the refining and marketing segment from

2001 to 2003, Senior Advisor for e-business strategy to Lord Browne, BP Chief Executive, from 2000 to 2001, and Director of Global Brand Development from 1999 to 2000. Before joining BP, Mr. Melo was with Ernst & Young, an accounting firm, from 1996 to 1997, and a member of the management teams of several startup companies, including Computer Aided Services, a management systems integration company, and Alldata Corporation, a provider of automobile repair software to the automotive service industry. Mr. Melo currently serves on the board of directors of U.S. Venture, Inc. and Renmatix, Inc., and also serves as Vice Chairman of the board of directors of BayBio. Mr. Melo was formerly an appointed member to the U.S. section of the U.S.-Brazil CEO Forum. Mr. Melo’s experience as a senior executive at one of the world’s largest energy companies provides critical leadership in shaping strategic direction and business transactions, and in building teams to drive innovation.
R. Neil Williams has been a member of the Board since 2013. Mr. Williams has served as Executive Vice President and Chief Financial Officer of Intuit Inc. since January 2008. He is responsible for all financial aspects of Intuit, including corporate strategy and business development, investor relations, financial operations and real estate. Before joining Intuit, Mr. Williams was the Executive Vice President and Chief Financial Officer for Visa U.S.A., Inc. In that role, he led all financial functions for Visa U.S.A., Inc. and its subsidiaries, including financial planning, business planning and financial monitoring. Mr. Williams concurrently served as Chief Financial Officer for Inovant LLC, Visa’s global information technology organization, responsible for global transactions processing and technology development. His previous banking experience includes senior financial positions at commercial banks in the Southern and Midwest regions of the United States. Since March 2012, Mr. Williams has also served as a Board Member and chair of the Audit Committee of RingCentral, Inc. Mr. Williams is a certified public accountant and received his Bachelor’s degree in business administration from the University of Southern Mississippi. Mr. Williams’ expertise in accounting, finance and management enables him to provide important insight and guidance to our management team and Board and to serve as chair of our Audit Committee.
Arrangements Concerning Selection of Directors
In February 2012, pursuant to a Letter Agreement (the “Letter Agreement”) in connection with the sale of our common stock to certain investors including Biolding Investment SA (“Biolding”), Naxyris S.A., an investment vehicle owned by Naxos Capital Partners SCA Sicar (“Naxyris”), and Maxwell, we agreed to appoint, and to use reasonable efforts consistent with the Board’s fiduciary duties to cause the re-nomination by the Board in the future:
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One person designated by Biolding to serve as a member of the Board. Pursuant to the Letter Agreement, Biolding (an affiliate of HH) designated HH to serve on the Board. Biolding’s designation rights terminate upon a sale of Amyris or upon Biolding holding less than 2,595,155 shares of our common stock. As of February 29, 2016, Biolding beneficially owned 7,484,601 shares of our common stock, representing approximately 3.6% of our outstanding common stock. If Proposal 4 had been approved as of February 29, 2016, the number of shares beneficially owned by Biolding would have been 7,770,315 shares, including 285,714 shares issuable upon exercise of the warrants issued to Biolding in the 2016 Private Placement (as defined below), representing approximately 3.8% of our outstanding common stock.

•
One person designated by Naxyris to serve as a member of the Board. Pursuant to the Letter Agreement, Naxyris designated Ms. Piwnica (who was already on the Board) to serve as the Naxyris representative on the Board. Naxyris’ designation rights terminate upon a sale of Amyris or Naxyris holding less than 1,730,103 shares of our common stock. As of February 29, 2016, Naxyris beneficially owned 8,107,351 shares of our common stock, representing approximately 3.9% of our outstanding common stock (this includes the assumed exercise of certain warrants held by Naxyris). If Proposal 4 had been approved as of February 29, 2016, the number of shares beneficially owned by Naxyris would have been 8,393,065 shares, including 285,714 shares issuable upon exercise of the warrants issued to Naxyris in the 2016 Private Placement (as defined below), representing approximately 4.0% of our outstanding common stock.

•
One person designated by Maxwell to serve as a member of the Board. Pursuant to the Letter Agreement, Maxwell designated Dr. Chua to serve as the Maxwell representative on the Board and, following Dr. Chua’s resignation from the Board on June 7, 2015, Maxwell designated

Abraham (Bram) Klaeijsen to serve as the Maxwell representative on the Board and he was appointed on June 7, 2015. Maxwell’s designation rights terminate upon a sale of Amyris, or Maxwell holding less than 2,595,155 shares of our common stock. As of February 29, 2016, Maxwell beneficially owned 72,389,780 shares of our common stock, representing approximately 34.5% of our outstanding common stock (this includes the assumed conversion and exercise of certain convertible promissory notes and warrants, respectively, held by Maxwell, as described below under the Section titled “Security Ownership of Certain Beneficial Owners and Management”).
Mr. Boisseau was designated to serve on the Board by Total pursuant to a letter agreement between Amyris and Total. In June 2010, we issued 7,101,548 shares of our Series D preferred stock to Total that converted into 9,651,004 shares of our common stock upon the completion of our initial public offering in September 2010. In connection with such equity investment, we agreed to appoint a person designated by Total to serve as a member of the Board, and to use reasonable efforts consistent with the Board’s fiduciary duties to cause the director designated by Total to be re-nominated by the Board in the future. These designation rights terminate upon the earlier of Total holding less than half of the shares of common stock issued upon conversion of the Series D preferred stock or a sale of Amyris. As of February 29, 2016, Total beneficially owned 80,187,442 shares of our common stock, representing approximately 36.0% of our outstanding common stock (this includes the assumed conversion and exercise of certain convertible promissory notes and warrants, respectively, held by Total, as described below under the Section titled “Security Ownership of Certain Beneficial Owners and Management”). On March 18, 2016, Total announced that Mr. Boisseau was resigning from Total effective April 15, 2016. As of the date of this Proxy Statement, Mr. Boisseau continues to serve as Total’s Board designee and we have not been notified of any change in Mr. Boisseau’s status as Total’s Board designee.
Independence of Directors
Under the corporate governance rules of The NASDAQ Stock Market (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board and the Nominating and Governance Committee of the Board consult with our legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of  “independent,” including those set forth in the applicable NASDAQ rules. The NASDAQ criteria include various objective standards and a subjective test. A member of the Board is not considered independent under the objective standards if, for example, he or she is, or at any time during the past three years was, employed by Amyris, he or she received compensation (other than standard compensation for Board service) in excess of  $120,000 during a period of twelve months within the past three years, or he or she is an executive officer of any organization to which Amyris made, or from which the Amyris received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s gross revenues for that year, or $200,000, whichever is more (other than payments arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs). Mr. Melo is not deemed independent because he is an Amyris employee. Mr. Boisseau is not deemed independent because he is an officer of Total S.A., an affiliate of Total (with which we have a joint venture arrangement that may involve annual payments exceeding 5% of our yearly gross revenues and $200,000, as described below under the Section titled “Transactions with Related Persons”). Dr. Yang is not deemed independent because, prior to serving on the Board, Dr. Yang worked as a consultant to the company from September 2013 through July 2014 and received compensation in excess of  $120,000 during such period for his services.
The subjective test under the NASDAQ criteria for director independence requires that each independent director not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The subjective evaluation of director independence by the Board was made in the context of the objective standards referenced above. In making independence determinations, the Board generally considers commercial, financial and professional services, and other transactions and relationships between Amyris and each director and his or her family members and affiliated entities. For each of the directors other than Messrs. Boisseau and Melo and Dr. Yang, the Board determined that none of the transactions or other relationships exceeded NASDAQ objective standards and none would otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board considered certain relationships that did not exceed NASDAQ objective standards and determined that none of these relationships would interfere with the exercise of independent judgment by the director in carrying out his or her responsibilities as a director. The following is a description of these relationships:
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Mr. Doerr is a manager of the general partners of entities affiliated with KPCB Holdings, Inc. As of February 29, 2016, KPCB Holdings, Inc., as nominee for entities affiliated with Kleiner Perkins Caufield & Byers, held 4,183,224 shares of our common stock, which represented approximately 2.0% of our outstanding common stock. In addition, Mr. Doerr indirectly owns all of the membership interests in Foris Ventures, LLC (“Foris”), which beneficially owned 15,133,732 shares of common stock as of February 29, 2016, representing approximately 7.2% of our outstanding common stock (this includes the assumed conversion and exercise of certain convertible promissory notes and warrants, respectively, held by Foris, as described below under the Section titled “Security Ownership of Certain Beneficial Owners and Management”). If Proposal 4 had been approved as of February 29, 2016, the number of shares beneficially owned by Foris would have been 17,419,446 shares, including 2,285,714 shares issuable upon exercise of the warrants issued to Foris in the 2016 Private Placement (as defined below), representing approximately 8.2% of our outstanding common stock.

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Dr. Duyk is a partner of TPG Biotech, an affiliate of TPG Biotechnology Partners II, L.P. and TPG Funds. As of February 29, 2016, TPG Biotechnology Partners II, L.P. and TPG Funds beneficially owned 3,978,660 shares of our common stock, which represented approximately 1.9% of our outstanding common stock.

•
Mr. Klaeijsen was designated by Maxwell to serve as our director following the resignation of Dr. Chua from the Board on June 7, 2015. As of February 29, 2016, Maxwell beneficially owned 72,389,780 shares of our common stock, which represented approximately 34.5% of our outstanding common stock (this includes the assumed conversion and exercise of certain convertible promissory notes and warrants, respectively, held by Maxwell, as described below under the Section titled “Security Ownership of Certain Beneficial Owners and Management”). Mr. Klaeijsen is currently engaged as a corporate advisor with Maxwell and previously served on the board of directors of Cargill Tropical Palm Holdings Pte Ltd., a joint venture between Maxwell and Cargill, Inc. from 2010 through January 2015.

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Ms. Piwnica was designated to serve as our director by Naxyris. As of February 29, 2016, Naxyris beneficially owned 8,107,351 shares of our common stock, representing approximately 3.9% of our outstanding common stock (this includes the assumed exercise of certain warrants held by Naxyris). If Proposal 4 had been approved as of February 29, 2016, the number of shares beneficially owned by Naxyris would have been 8,393,065 shares, including 285,714 shares issuable upon exercise of the warrants issued to Naxyris in the 2016 Private Placement (as defined below), representing approximately 4.0% of our outstanding common stock.

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Dr. Reinach is the sole director of Sualk Capital Ltd (“Sualk”), which purchased shares of our common stock in private placement offerings during 2012. As of February 29, 2016, Sualk beneficially owned 170,397 shares of our common stock.

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HH indirectly owns, and was designated to serve as our director by, Biolding. As of February 29, 2016, Biolding beneficially owned 7,484,601 shares of our common stock, representing approximately 3.6% of our outstanding common stock. If Proposal 4 had been approved as of February 29, 2016, the number of shares beneficially owned by Biolding would have been 7,770,315 shares, including 285,714 shares issuable upon exercise of the warrants issued to Biolding in the 2016 Private Placement (as defined below), representing approximately 3.8% of our outstanding common stock.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, Amyris, our executive officers and our independent registered public accounting firm, the Board affirmatively determined that a majority of our Board is comprised of independent directors, and that the following directors are independent: John Doerr, Geoffrey Duyk, Margaret Georgiadis, Abraham (Bram) Klaeijsen, Carole Piwnica, Fernando de Castro Reinach, HH and R. Neil Williams.
Board Leadership Structure
Our Board is composed of our Chief Executive Officer, John Melo, and ten non-management directors. Geoffrey Duyk, one of our independent directors, currently serves the principal Board leadership role as the Board’s interim Chair. Our Board expects to appoint an independent director as permanent Chair. The Board does not have any policy that the Chair must necessarily be separate from the chief executive officer, but the Board appointed Dr. Duyk as interim Chairman in May 2014 until a permanent Chair could be identified. Dr. Duyk’s (and his successor’s) responsibilities as Chairman include providing input on Board agendas and working with management to develop agendas for meetings, calling special meetings of the Board, presiding at executive sessions of independent Board members, gathering input from Board members on chief executive officer performance and providing feedback to the chief executive officer, and gathering input from Board members after meetings and through an annual self-assessment process and communicating feedback to the Board and the Chief Executive Officer, as appropriate, and serving as Chief Executive Officer in the absence of another designated Chief Executive Officer. The Board believes that having an independent Chair helps reinforce the Board’s independence from management in its oversight of our business and affairs. In addition, the Board believes that this structure helps to create an environment that is conducive to objective evaluation and oversight of management’s performance and related compensation, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in our best interests and those of our stockholders. Further, this structure permits our Chief Executive Officer to focus on the management of our day-to-day operations. Accordingly, we believe our current Board leadership structure contributes to the effectiveness of the Board as a whole and, as a result, is the most appropriate structure for us at the present time.
Role of the Board in Risk Oversight
We consider risk as part of our regular consideration of business strategy and decisions. Assessing and managing risk is the responsibility of our management, which establishes and maintains risk management processes, including prioritization processes, action plans and mitigation measures, designed to balance the risk and benefit of opportunities and strategies. It is management’s responsibility to anticipate, identify and communicate risks to the Board and/or its committees. The Board as a whole oversees our risk management systems and processes, as implemented by management and the Board’s committees. As part of its oversight role, the Board has established an enterprise risk management process that involves management discussions with and updates to members of the Audit Committee regarding enterprise risk prioritization and mitigation. In addition, the Board uses its committees to assist in its risk oversight function as follows:
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The Audit Committee has responsibility for overseeing our financial controls and risk and legal and regulatory matters.

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The Leadership Development and Compensation Committee is responsible for oversight of risk associated with our compensation plans.

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The Nominating and Governance Committee is responsible for oversight of Board processes and corporate governance related risks.

The Board receives regular reports from committee Chairs regarding the committees’ activities. In addition, discussions with the Board about our strategic plan and objectives, business results, financial condition, compensation programs, strategic transactions, and other business discussed with the Board, include a discussion of the risks associated with the particular item under consideration.

Meetings of the Board and Committees
During 2015, our Board held 11 meetings, and its three standing committees (the Audit Committee, Leadership Development and Compensation Committee, and Nominating and Governance Committee) collectively held 20 meetings. With the exception of Mr. Boisseau and HH, each incumbent director attended at least 75% of the meetings of the Board and of the committees on which such director served that were held during the period that such director served in 2015. The Board’s policy is that directors are encouraged to attend our annual meetings of stockholders. One director attended our 2015 annual meeting of stockholders.
The following table provides membership and meeting information for the Board and its committees in 2015:
Member of the Board in 2015	Board	Audit Committee	Leadership Development and Compensation Committee	Nominating and Governance Committee
Philippe Boisseau(1)	X
Nam-Hai Chua, Ph.D.(2)	X		X
John Doerr	X		X	Chair
Geoffrey Duyk, M.D., Ph.D.	Chair	X
Margaret Georgiadis(3)	X
Abraham (Bram) Klaeijsen(4)	X
John Melo	X
Carole Piwnica	X		Chair	X
Fernando de Castro Reinach, Ph.D.	X	X
HH Sheikh Abdullah bin Khalifa Al Thani(5)	X
R. Neil Williams	X	Chair
Patrick Yang, Ph.D.	X
Total meetings in 2015(6)	11	12	6	2

(1)
Mr. Boisseau attended 8 of 11 Board meetings held during the year.

(2)
Dr. Chua served on the Board and the Leadership Development and Compensation Committee until his resignation on June 7, 2015.

(3)
Ms. Georgiadis was appointed to the Board on December 16, 2015.

(4)
Mr. Klaeijsen was appointed to the Board on June 7, 2015.

(5)
HH attended 6 of 11 Board meetings held during the year.

(6)
Includes one concurrent meeting of the Board and the Leadership Development and Compensation Committee.

Committees of the Board
Our Board has established an Audit Committee, a Leadership Development and Compensation Committee, and a Nominating and Governance Committee, each as described below. Members are appointed by the Board to serve on these committees until their resignations or until otherwise determined by the Board.
Audit Committee
The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and assists the Board in fulfilling the Board’s oversight of our accounting and system of internal controls, the quality and integrity of our financial reports, and the retention, independence and performance of our independent registered public accounting firm.

Under NASDAQ rules, we must have an audit committee of at least three members, each of whom must be independent as defined under the rules and regulations of NASDAQ the Securities and Exchange Commission (the “SEC”) rules and regulations. Our Audit Committee is currently composed of three directors: Mr. Williams and Drs. Duyk and Reinach. Mr. Williams is the Chair of the Audit Committee. The composition of the Audit Committee meets the requirements for independence under current NASDAQ and SEC rules and regulations. The Board has determined that each member of the Audit Committee is independent (as defined in the relevant NASDAQ and SEC rules and regulations), and is financially literate and able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, the Board has determined that Mr. Williams is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”) with employment experience in finance and accounting and other comparable experience that results in his financial sophistication. Being an “audit committee financial expert” does not impose on Mr. Williams any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board. The Board has adopted a written charter for our Audit Committee that is posted on our company website at http://investors.amyris.com/governance.cfm.
The Audit Committee performs, among others, the following functions:
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oversees our accounting and financial reporting processes and audits of our consolidated financial statements;

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oversees our relationship with our independent auditors, including appointing or changing our independent auditors and ensuring their independence;

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reviews and approves the audit and permissible non-audit services to be provided to us by our independent auditors;

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facilitates communication among our independent auditors, our financial and senior management, and the Board; and

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monitors the periodic reviews of the adequacy of our accounting and financial reporting processes and systems of internal control that are conducted by our independent auditors and our financial and senior management.

In addition, the Audit Committee generally reviews and approves any proposed transaction between Amyris and any related party, establishes procedures for receipt, retention and treatment of complaints received by Amyris regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of Amyris, of their concerns regarding questionable accounting or auditing matters (including administration of our whistleblower policy established by the Nominating and Governance Committee), and oversees the review of any complaints and submissions received through the complaint and anonymous reporting procedures.
Leadership Development and Compensation Committee
Under NASDAQ rules, compensation of the executive officers of a company must be determined, or recommended to the Board for determination, either by independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate, or by a compensation committee composed solely of independent directors. Amyris has established the Leadership Development and Compensation Committee for such matters, which is currently composed of two directors: Mr. Doerr and Ms. Piwnica. Ms. Piwnica is the Chair of the Leadership Development and Compensation Committee. Dr. Chua was a member of the Leadership Development and Compensation Committee until his resignation from the Board on June 7, 2015. The Board has determined that each member of the Leadership Development and Compensation Committee is independent (as defined in the relevant NASDAQ and SEC rules and regulations). The Board has adopted a written charter for our Leadership Development and Compensation Committee that is posted on our company website at http://investors.amyris.com/governance.cfm.

The purpose of the Leadership Development and Compensation Committee is to provide guidance and periodic monitoring for all of our compensation, benefit, perquisite and equity programs. The Leadership Development and Compensation Committee, through delegation from the Board, has principal responsibility to evaluate, recommend, approve and review executive officer and director compensation arrangements, plans, policies and programs maintained by Amyris and to administer our cash-based and equity-based compensation plans, and may also make recommendations to the Board regarding the Board’s remaining responsibilities relating to executive compensation. The Leadership Development and Compensation Committee discharges the responsibilities of the Board relating to compensation of our executive officers, and, among other things:
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reviews and approves the compensation of our executive officers;

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reviews and recommends to the Board the compensation of our directors;

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reviews and approves the terms of any compensation agreements with our executive officers;

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administers our stock and equity incentive plans;

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reviews and makes recommendations to the Board with respect to incentive compensation and equity incentive plans; and

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establishes and reviews our overall compensation strategy.

The Leadership Development and Compensation Committee also reviews the Compensation Discussion and Analysis section of our Proxy Statement and recommends to the Board whether it be included in the Proxy Statement, and prepares a report of the Leadership Development and Compensation Committee for inclusion in our Proxy Statement in accordance with SEC rules. The Leadership Development and Compensation Committee has authority to form and delegate authority to subcommittees, as appropriate.
The Board has established a Management Committee for Employee Equity Awards, consisting of our Chief Human Resources Officer and our Chief Executive Officer. This committee may grant stock awards to employees who are not officers (as that term is defined in Section 16 of the Exchange Act and Rule 16a-1 promulgated under the Exchange Act) of Amyris, provided that this committee is authorized to grant only stock awards that meet stock award grant guidelines approved by the Board or Leadership Development and Compensation Committee. These guidelines set forth, among other things, any limit imposed by the Board or Leadership Development and Compensation Committee on the total number of shares of our common stock that may be subject to equity awards granted to employees by the Management Committee for Employee Equity Awards, and any requirements as to the size of an award based on the seniority of an employee or other factors.
Under its charter, the Leadership Development and Compensation Committee, has the authority, at Amyris’ expense, to retain legal and other consultants, accountants, experts and advisors of its choice to assist the Leadership Development and Compensation Committee in connection with its functions. During the past fiscal year, the Leadership Development and Compensation Committee engaged Compensia, Inc. (“Compensia”) as its compensation consultant. Compensia also served as the Committee’s compensation consultant from 2012 through 2014. Compensia provided the following services during 2015 (or in connection with 2015 compensation):
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reviewed and provided recommendations on the composition of the Peer Group, and provided compensation data relating to executives at the selected Peer Group companies;

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conducted a review of the total compensation arrangements for all executive officers of Amyris;

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provided advice on executive officers’ compensation, including composition of compensation for base salary, short-term incentive (cash bonus) plan and long-term incentive (equity) plans;

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provided advice on executive officers’ cash bonus plan;

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assisted with executive equity program design, including analysis of equity mix, aggregate share usage and target grant levels;

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provided advice and recommendations regarding executive perquisites and our executive severance plan;

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provided advice and recommendations on compensation elements of new hire executives;

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conducted a Board compensation review and provided recommendations to the Leadership Development and Compensation Committee regarding our non-employee director pay structure; and

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updated the Leadership Development and Compensation Committee on emerging trends/best practices in the area of executive and director compensation, including equity and cash compensation.

Compensia (including its affiliates) did not perform any services for us or any of our affiliates other than compensation consulting services related to determining or recommending the form or amount of executive and director compensation, designing and implementing incentive plans, and providing information on industry and Peer Group pay practices, which services were provided directly to the Leadership Development and Compensation Committee. The committee approved all such services performed by Compensia during 2015 and determined in connection with such approvals that Compensia did not have any relationships with Amyris or any of its officers or directors (other than the approved compensation consulting services) or any conflicts of interest that would impair its independence.
The Human Resources, Finance and Legal departments of Amyris work with our Chief Executive Officer to design and develop new compensation programs applicable to executive officers and directors, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer compensation comparisons and other committee briefing materials, and to implement the decisions of the Leadership Development and Compensation Committee. Members of these departments and our Chief Executive Officer also meet separately with Compensia to convey information on proposals that management may make to the Leadership Development and Compensation Committee, as well as to allow Compensia to collect information about Amyris to develop its recommendations. In addition, our Chief Executive Officer conducts reviews of the performance and compensation of the other executive officers, and based on these reviews and input from Compensia, and our Human Resources department, makes recommendations regarding executive compensation (other than his own) directly to the Leadership Development and Compensation Committee. For the Chief Executive Officer’s compensation, the Chief Human Resources Officer works directly with the Leadership Development and Compensation Committee chair, as well as Compensia and the Human Resources, Finance and Legal Departments of Amyris, to design, develop, recommend to the Committee and implement the above compensation analysis and programs, as well as review the performance of the Chief Executive Officer. None of our executive officers participated in the determinations or deliberations of the Leadership Development and Compensation Committee regarding the amount of any component of his or her own 2015 compensation.
Nominating and Governance Committee
Under NASDAQ rules, director nominees must be selected, or recommended for the Board’s selection, either by independent directors constituting a majority of the Board’s independent directors, or by a nominations committee composed solely of independent directors. Amyris has established the Nominating and Governance Committee for such matters, which is currently composed of two directors: Mr. Doerr and Ms. Piwnica. Mr. Doerr is the Chair of the Nominating and Governance Committee. The Board has determined that each member of the Nominating and Governance Committee is independent (as defined in the relevant NASDAQ and SEC rules and regulations). The Board has adopted a written charter for our Nominating and Governance Committee that is posted on our company website at http://investors.amyris.com/corporate-governance.cfm.
The purpose of the Nominating and Governance Committee is to ensure that the Board is properly constituted to meet its fiduciary obligations to stockholders and Amyris, and to assist the Board with respect to corporate governance matters, including:
•
identifying, considering and nominating candidates for membership on the Board;

•
developing, recommending and periodically reviewing corporate governance guidelines and policies for Amyris (including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Whistleblower Policy and Insider Trading Policy); and

•
advising the Board on corporate governance matters and Board performance matters, including recommendations regarding the structure and composition of the Board and Board committees.

The Nominating and Governance Committee also monitors the size, leadership and committee structure of the Board and makes any recommendations for changes to the Board, reviews our narrative disclosures in SEC filings regarding the director nomination process, Board leadership structure and risk oversight by the Board, considers and approves any requested waivers under our Code of Business Conduct and Ethics, reviews and makes recommendations to the Board regarding formal procedures for stockholder communications with members of the Board, reviews with the Chief Executive Officer and Board leadership the succession plans for senior management positions, and oversees an annual self-evaluation process for the Board.
Director Nomination Process
In carrying out its duties to consider and nominate candidates for membership on the Board, the Nominating and Governance Committee considers a mix of perspectives, qualities and skills that would contribute to the overall corporate goals and objectives of Amyris and to the effectiveness of the Board. The Nominating and Governance Committee’s goal is to nominate directors who will provide a balance of industry, business and technical knowledge, experience and capability. To this end, the Nominating and Governance Committee considers a variety of characteristics for director candidates, including demonstrated ability to exercise sound business judgment, relevant industry or business experience, understanding of and experience with issues and requirements facing public companies, excellence and a record of professional achievement in the candidate’s field, relevant technical knowledge or aptitude, having sufficient time and energy to devote to the affairs of Amyris, independence for purposes of compliance with NASDAQ and SEC rules and regulations as applicable, and commitment to rigorously represent the long-term interests of our stockholders. Although the Nominating and Governance Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Governance Committee strives to nominate directors with a variety of complementary skills and experience so that, as a group, the Board will possess the appropriate talent, skills and experience to oversee our business.
The Nominating and Governance Committee generally uses the following processes for identifying and evaluating nominees for director:
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In the case of incumbent directors, the Nominating and Governance Committee reviews the director’s overall service to Amyris during such director’s term, including performance, effectiveness, participation and independence.

•
In seeking to identify new director candidates, the Nominating and Governance Committee may use its network of contacts to compile a list of potential candidates and may also engage, if deemed appropriate, a professional search firm. The committee would conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The committee would then meet to discuss and consider the candidates’ qualifications and select nominees for recommendation to the Board by majority vote.

The Nominating and Governance Committee will consider director candidates recommended by stockholders and will use the same criteria to evaluate all candidates. We have not received a recommendation for a director nominee for the 2016 annual meeting from a stockholder or stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the board may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: Chair of the Nominating and Corporate Governance Committee c/o Secretary of Amyris, Inc. at 5885 Hollis Street, Suite 100, Emeryville, California 94608, at least 120 days prior to the anniversary date of the mailing of our

Proxy Statement for the last annual meeting of stockholders, which for our 2017 annual meeting of stockholders is a deadline of December   , 2016. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience and directorships for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Stockholder Nominations
Stockholders who wish to nominate persons directly for election to the Board at an annual meeting of stockholders must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the SEC. As provided in our certificate of incorporation, subject to the rights of the holders of any series of preferred stock, any vacancy occurring in the Board can generally be filled only by the affirmative vote of a majority of the directors then in office. The director appointed to fill the vacancy will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified.
Stockholder Communications with Directors
The Board has established a process by which stockholders may communicate with the Board or any of its members, including the Chairman of the Board, or to the independent directors generally. Stockholders and other interested parties who wish to communicate with the Board or any of the directors may do so by sending written communications addressed to the Secretary of Amyris at 5885 Hollis Street, Suite 100, Emeryville, California 94608. The Board has directed that all communications will be compiled by the Secretary and submitted to the Board or the selected group of directors or individual directors on a periodic basis. These communications will be reviewed by our Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements and solicitations). The screening procedures have been approved by a majority of the non-management directors of the Board. Directors may at any time request that we forward to them immediately all communications received by us. All communications directed to the Audit Committee in accordance with the procedures described above that relate to accounting, internal accounting controls or auditing matters involving Amyris will be promptly and directly forwarded to all members of the Audit Committee.

Proposal 2 —
Ratification of Appointment of Independent Registered Public Accounting Firm
General
The Board of Directors (upon the recommendation of the Audit Committee) has approved the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and has further directed that management submit the selection of an independent registered public accounting firm for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has been engaged as our independent registered public accounting firm since December 2006. We expect representatives of PricewaterhouseCoopers LLP to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. However, the Board of Directors (upon the recommendation of the Audit Committee) is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Amyris and our stockholders.
Vote Required and Board Recommendation
Ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the shares of common stock casting votes on this proposal at the annual meeting in person or by proxy. Abstentions will be counted toward the vote total for the proposal and will have the same effect as an “Against” vote for this proposal.
The Board recommends a vote “FOR” this Proposal 2
Independent Registered Public Accounting Firm Fee Information
During fiscal years 2015 and 2014, PricewaterhouseCoopers LLP served as our principal accountant for the audit of our annual financial statements and for the review of our financial statements included in our Quarterly Reports on Form 10-Q. The following table represents aggregate fees billed or to be billed to us by PricewaterhouseCoopers LLP for services performed for the fiscal years ended December 31, 2015 and December 31, 2014 (in thousands):
	Fiscal Year Ended
Fee Category	2015	2014
Audit Fees	$1,444	$1,233
Audit-Related Fees	269	290
Tax Fees	35	9
All Other Fees	—	—
Total Fees	$1,748	$1,532

The “Audit Fees” category includes aggregate fees billed in the relevant fiscal year for professional services rendered for the audit of annual financial statements and for the review of financial statements included in Quarterly Reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.
The “Audit-Related Fees” category includes aggregate fees billed in the relevant fiscal year for assurance and related services that are reasonably related to the performance of the audit or review of financial statements and that are not reported under the “Audit Fees” category. The audit-related fees above include fees billed in the fiscal years ended December 31, 2015 and 2014 for attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

The “Tax Fees” category includes aggregate fees billed in the relevant fiscal year for professional services for tax compliance, tax advice and tax planning.
The “All Other Fees” category includes aggregate fees billed in the relevant fiscal year for products and services provided by the principal accountant other than the services reported under the other categories described above. We did not incur any fees in this category in the years ended December 31, 2015 or 2014.
Audit Committee Pre-Approval of Services Performed by our Independent Registered Public Accounting Firm
The Audit Committee’s charter requires it to approve all fees and other compensation paid to, and pre-approve, all audit and non-audit services performed by, the independent registered public accounting firm. The charter permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that any pre-approval decision is reported to the Audit Committee at its next scheduled meeting. To date, the Audit Committee has not delegated such pre-approval authority.
In determining whether to approve audit and non-audit services to be performed by PricewaterhouseCoopers LLP, the Audit Committee takes into consideration the fees to be paid for such services and whether such fees would affect the independence of the independent registered public accounting firm in performing its audit function. In addition, when determining whether to approve non-audit services to be performed by PricewaterhouseCoopers LLP, the Audit Committee considers whether the performance of such services is compatible with maintaining the independence of PricewaterhouseCoopers LLP in performing its audit function, and confirms that the non-audit services will not include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act of 2002. Except for the tax services described above under “Tax Fees” (which were pre-approved by the Audit Committee in accordance with its policy), no non-audit services were provided by PricewaterhouseCoopers LLP in 2015 or 2014.
All fees paid to, and all services provided by, PricewaterhouseCoopers LLP during fiscal years 2015 and 2014 were pre-approved by the Audit Committee in accordance with the pre-approval procedures described above.
Report of the Audit Committee*
The Audit Committee has reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2015. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees), as amended.
The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the Securities and Exchange Commission.
Amyris, Inc. Audit Committee of the Board
R. Neil Williams (Chair)
Geoffrey Duyk
Fernando Reinach

*
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Amyris under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Proposal 3 —
Approval of the Issuance of Shares of our Common Stock Issuable upon the Conversion of our
9.50% Convertible Senior Notes due 2019 Issued in a Private Placement Transaction in October 2015, upon our Election to Pay Interest on Such Notes in Shares of our Common Stock and upon our Election to Make any Required Early Conversion Payment of Future Interest upon Conversion of Such Notes in Shares of our Common Stock, in accordance with NASDAQ Marketplace Rule 5635(d)
General
We are asking stockholders to approve the issuance of shares of our common stock issuable upon the conversion of our 9.50% Convertible Senior Notes due 2019 issued in a private placement transaction in October 2015 (the “2015 144A Notes”), upon our election to pay interest on the 2015 144A Notes in shares of our common stock and upon our election to make any required early conversion payment of future interest upon conversion of the 2015 144A Notes in shares of our common stock, in accordance with NASDAQ Marketplace Rule 5635(d).
Purchase Agreement
On October 14, 2015, we entered into a Purchase Agreement (the “2015 144A Purchase Agreement”) with certain qualified institutional buyers, relating to the sale of  $57.6 million aggregate principal amount of the 2015 144A Notes in a private placement pursuant to the exemption from registration under Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act. The 2015 144A Purchase Agreement included customary representations, warranties and covenants by us.
Indenture
The 2015 144A Notes were issued pursuant to an Indenture, dated as of October 20, 2015 (the “2015 144A Indenture”), between us and Wells Fargo Bank, National Association, as trustee. The 2015 144A Notes are our unsecured senior obligations. Interest began accruing on the 2015 144A Notes from and including October 20, 2015 at a rate of 9.50% per annum and is payable semiannually on each April 15 and October 15, beginning on April 15, 2016. Interest may be payable, at our option, entirely in cash or entirely in shares of our common stock. If we elect to pay an interest in shares of our common stock, then the stock will be valued at 92.5% of the simple average of the daily volume-weighted average price per share for the 10 trading days ending on and including the trading day immediately preceding the relevant interest payment date.
Unless and until we obtain stockholder approval to issue more than 38,415,626 shares of our common stock (the “Exchange Cap”), which represents approximately and no greater than 19.99% of our common stock outstanding as of October 14, 2015, we may not issue more than an aggregate of 38,415,626 shares of common stock upon conversion of the 2015 144A Notes, in payment of interest on the 2015 144A Notes or as Early Conversion Payment (as defined below). The 2015 144A Notes will mature on April 15, 2019, unless repurchased or converted in accordance with their terms prior to such date.
Upon conversion, the 2015 144A Notes will be settled in shares of our common stock, subject to the Exchange Cap. We will pay cash in lieu of any shares that would otherwise be deliverable in excess of the Exchange Cap. The Notes had an initial conversion rate of 443.6557 shares of common stock per $1,000 principal amount of Notes (which is subject to adjustment in certain circumstances, including certain price-based anti-dilution adjustments). This represents an initial effective conversion price of approximately $2.25 per share. As of February 29, 2016, the 2015 144A Notes had a conversion rate of 445.2552 shares of our common stock per $1,000 principal amount of Notes. At any time until the close of business on the last trading day immediately preceding the maturity date, holders may convert all or any portion of their Notes at the then applicable conversion rate.
Holders of the 2015 144A Notes who convert their Notes in connection with a Make-Whole Fundamental Change (as defined in the 2015 144A Indenture) will, under certain circumstances, be entitled to an increase in the conversion rate. Additionally, in the event of a Fundamental Change (as defined in the 2015 144A Indenture), holders of the 2015 144A Notes may require us to purchase all or a portion of their 2015 144A Notes at a price equal to 100% of the principal amount thereof, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

With respect to any conversion on or after November 27, 2015, in addition to the shares deliverable upon conversion, holders will be entitled to receive a payment equal to the present value of the remaining scheduled payments of interest that would have been made on the 2015 144A Notes being converted from the date of conversion (or, in the case of conversion between a record date and the following interest payment date, from such interest payment date) until the earlier of the date that is three years after the date we receive such notice of conversion or maturity (the “Early Conversion Payment”). The present value of the remaining interest payments will be computed using a discount rate of 0.75%. We may pay an Early Conversion Payment either in cash or in shares of our common stock, at our election, provided that we may only make such payment in shares of our common stock if such common stock is not subject to restrictions on transfer under the Securities Act by persons other than our affiliates, whether based on an effective registration statement covering such shares or on an applicable exemption from such registration requirement for resale thereof. If we elect to pay an Early Conversion Payment in shares of our common stock, then the stock will be valued at 92.5% of the simple average of the daily volume-weighted average price per share for the 10 trading days ending on and including the trading day immediately preceding the conversion date. Notwithstanding the foregoing, if a holder elects to convert Notes on or after the effective time of certain make-whole fundamental changes, such holder will not be entitled to receive the Early Conversion Payment but instead will receive additional shares, if any, as described in the 2015 144A Indenture.
As of February 29, 2016, approximately $2.3 million aggregate principal amount of the 2015 144A Notes had been converted into shares of our common stock, resulting in the issuance of approximately 1.5 million shares of our common stock (including shares of our common stock issuable as payment of accrued interest and as Early Conversion Payment). The remaining approximately $55.3 million aggregate principal amount of the 2015 144A Notes outstanding was convertible into approximately 37.3 million shares of our common stock (including shares of our common stock issuable as payment of interest and as Early Conversion Payment) as of February 29, 2016.
We intend to make the initial interest payment on April 15, 2016 in shares of our common stock, subject to the Registration Statement remaining effective and subject to the Exchange Cap to the extent applicable. Subject to the Registration Statement remaining effective and subject to the Exchange Cap to the extent applicable, we intend to make any Early Conversion Payment, and the related payment of accrued and unpaid interest to, but excluding, the conversion date, in shares of our common stock.
The 2015 144A Indenture includes customary terms and covenants, including certain events of default after which the 2015 144A Notes may be due and payable immediately, as set forth in the 2015 144A Indenture.
Registration Rights Agreement
In connection with the offering of the 2015 144A Notes, we entered into a registration rights agreement, dated October 20, 2015, with the purchasers of the 2015 144A Notes under which we agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) registering the resale of all of the shares of our common stock issuable upon conversion of the 2015 144A Notes, as Early Conversion Payment, and as payment of interest on the 2015 144A Notes. We filed this registration statement with the SEC on November 13, 2015 and it was declared effective by the SEC on November 27, 2015. This summary of the terms of the offering of the 2015 144A Notes and related agreements is qualified in its entirety by reference to our Current Report on Form 8-K filed with the SEC on October 20, 2015, including the exhibits attached thereto, which is incorporated herein by reference. You should read this summary together with such documents.
Vote Required and Board Recommendation
This proposal must receive a “For” vote from the holders of a majority of the shares of common stock casting votes on this proposal at the Annual Meeting in person or by proxy. Abstentions will be counted toward the vote total for this proposal and will have the same effect as an “Against” vote for this proposal. Shares represented by executed proxies that do not indicate a vote “For,” “Against” or “Abstain” will be voted by the proxy holders “For” the adoption of the resolution. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Broker non-votes will not be counted toward the vote total for this proposal and therefore will not affect the outcome of this proposal.
The Board recommends a vote “FOR” this Proposal 3
The Board determined that Proposal 3 is advisable and in the best interest of our stockholders and recommended that our stockholders vote in favor of Proposal 3.
In reaching its determination to approve Proposal 3, the Board, with advice from our management and legal advisors, considered a number of factors, including:
•
that it is in the best interests of the company and our stockholders that the company have the flexibility to issue shares of our common stock upon conversion of the 2015 144A Notes, as payment of interest on the 2015 144A Notes and as Early Conversion Payment, rather than being required to pay cash in lieu of any such issuances in excess of the Exchange Cap;

•
it was the determination of the Board that the offering of the 2015 144A Notes was an important event to strengthen our balance sheet;

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the fact that the proceeds from the offering of the 2015 144A Notes have enabled us to advance our strategic direction;

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our financial condition, results of operations, cash flow and liquidity, including our outstanding debt obligations, which required us to raise additional capital for ongoing cash needs;

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the fact that our management and certain of our directors had explored financing options with other potential investors and were not aware of an ability for us to obtain the financing needed for our ongoing cash needs on comparable or better terms to the 2015 144A Notes, or at all;

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the fact that our stockholders would have an opportunity to approve the issuance of shares issuable upon the conversion of the 2015 144A Notes, upon our election to pay interest on the 2015 144A Notes in shares of our common stock and upon our election to make any required Early Conversion Payment in shares of our common stock;

•
the fact that our stockholders who did not participate in the offering of the 2015 144A Notes and the value of our common stock may be diluted upon the issuance of shares of our common stock issuable upon conversion of the 2015 144A Notes, and would be diluted upon payment of interest on the 2015 144A Notes or Early Conversion Payment in shares of our common stock;

•
the fact that the conversion price for the 2015 144A Notes on the date we entered into the 2015 144A Purchase Agreement was, effectively, given the conversion terms, including the Early Conversion Payment, at a discount to the market price of our common stock; and

•
the fees and expenses to be incurred by us in connection with the offering of the 2015 144A Notes.

In view of the variety of factors considered in connection with the evaluation of the offering of the 2015 144A Notes, the issuance of shares of our common stock issuable upon the conversion of the 2015 144A Notes, upon our election to pay interest on the 2015 144A Notes in shares of our common stock and upon our election to make any required early conversion payment of future interest upon conversion of the 2015 144A Notes in shares of our common stock and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, in considering the various factors, individual members of the Board may have assigned different weights to different factors.
After evaluating these factors for and against the offering of the 2015 144A Notes and the issuance of shares of our common stock issuable upon the conversion of the 2015 144A Notes, upon our election to pay interest on the 2015 144A Notes in shares of our common stock and upon our election to make any required early conversion payment of future interest upon conversion of the 2015 144A Notes in shares of our common stock, and based upon their knowledge of our business, financial condition and prospects, potential financing alternatives (or lack thereof), and the views of our management, the Board concluded that the offering of the 2015 144A Notes and the issuance of shares of our common stock issuable upon the conversion of the 2015 144A Notes, upon our election to pay interest on the 2015 144A Notes in shares of our common stock and upon our election to make any required early conversion payment of future interest upon conversion of the 2015 144A Notes in shares of our common stock is in our best interest and in the best interests of our stockholders, and recommends that all stockholders vote “FOR” the approval of Proposal 3.
Purpose
Our common stock is listed on The NASDAQ Stock Market (“NASDAQ”) and trades under the ticker symbol AMRS. The rules governing companies with securities listed on NASDAQ require stockholder approval in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exchangeable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for a price that is less than the greater of book or market value of the stock on the date the issuer enters into a binding agreement for the issuance of such securities. This requirement is set forth in NASDAQ Marketplace Rule 5635(d). Based on a market price on October 14, 2015 of  $1.96 per share, the issuance of the shares of our common stock issuable upon conversion of the 2015 144A Notes, upon our election to pay interest on the 2015 144A Notes in shares of our common stock and upon our election to make any required early conversion payment of future interest upon conversion of the 2015 144A Notes in shares of our common stock may be deemed to involve the issuance of securities convertible into more than 20% of our common stock at a discount to the market value of our common stock on the date of execution of the binding agreement to issue such securities.
We are requesting in this Proposal 3 that our stockholders approve the issuance of the common stock issuable upon conversion of the 2015 144A Notes, upon our election to pay interest on the 2015 144A Notes in shares of our common stock and upon our election to make any required early conversion payment of future interest upon conversion of the 2015 144A Notes in shares of our common stock, in accordance with NASDAQ Marketplace Rule 5635(d). The issuance of the shares of common stock issuable upon conversion of the 2015 144A Notes, upon our election to pay interest on the 2015 144A Notes in shares of our common stock and upon our election to make any required early conversion payment of future interest upon conversion of the 2015 144A Notes in shares of our common stock are intended to be exempt from the registration requirements of the Securities Act pursuant to the Regulation D “safe harbor” provisions of the Securities Act.
Use of Proceeds
The net proceeds from the offering of the 2015 144A Notes were approximately $54.4 million after payment of the estimated offering expenses and placement agent fees. We used approximately $18.3 million of the net proceeds from the offering to repurchase $22.9 million aggregate principal amount of our outstanding 6.50% Convertible Senior Notes due 2019 and approximately $8.8 million to repurchase $9.7 million aggregate principal amount of our outstanding 3% Convertible Senior Notes due 2017, in each case held by purchasers of the 2015 144A Notes. The remaining net proceeds were provided for general corporate purposes, which may include the development of our sales and marketing infrastructure as well as other strategic transactions and acquisitions.
Potential Adverse Effects
The issuance of shares of our common stock issuable upon conversion of the 2015 144A Notes, upon our election to pay interest on the 2015 144A Notes in shares of our common stock and upon our election to make any required early conversion payment of future interest upon conversion of the 2015 144A Notes in shares of our common stock would have a dilutive effect on current stockholders who did not participate in the offering of the 2015 144A Notes in that the percentage ownership of the company held by such current stockholders would decline as a result of the issuance of the common stock upon conversion of the 2015 144A Notes, upon our election to pay interest on the 2015 144A Notes in shares of our common stock or upon our election to make any required early conversion payment of future interest upon conversion of the 2015 144A Notes in shares of our common stock. This means also that our current stockholders who did not participate in the offering of the 2015 144A Notes would own a smaller interest in us as a result of the offering of the 2015 144A Notes and therefore have less ability to influence significant corporate decisions requiring stockholder approval. Issuance of our common stock upon conversion of the 2015 144A Notes could also have a dilutive effect, and issuance of our common stock upon our election to pay interest on the 2015 144A Notes in shares of our common stock and upon our election to make any required early conversion payment of future interest upon conversion of the 2015 144A Notes in shares of our common stock would have a dilutive effect, on book value per share and any future earnings per share. Dilution of equity interests could also cause prevailing market prices for our common stock to decline.
Due to potential adjustments to the number of shares of common stock issuable upon conversion of the 2015 144A Notes and our option to pay interest or the Early Conversion Payment on the 2015 144A Notes in cash or shares of our common stock, the exact magnitude of the dilutive effect of the shares of our common stock issuable upon conversion of the 2015 144A Notes, upon our election to pay interest on the 2015 144A Notes in shares of our common stock and upon our election to make any required early conversion payment of future interest upon conversion of the 2015 144A Notes in shares of our common stock cannot be conclusively determined. However, the dilutive effect may be material to current stockholders of the company.

Proposal 4 —
Approval of the Issuance of Shares of our Common Stock Issuable upon the Exercise of
Warrants Issued in a Private Placement Transaction in February 2016, in accordance with
NASDAQ Marketplace Rule 5635(c)
General
We are asking stockholders to approve the issuance of shares of our common stock issuable upon the exercise of warrants issued in a private placement transaction in February 2016, in accordance with NASDAQ Marketplace Rule 5635(c).
On February 12, 2016, we entered into a Note and Warrant Purchase Agreement (the “2016 Purchase Agreement”) with the purchasers named therein for the sale of  $18.0 million in aggregate principal amount of unsecured promissory notes (the “2016 Notes”) to the purchasers, as well as warrants to purchase 2,571,428 shares of the our common stock at an exercise price of  $0.01 per share, representing aggregate proceeds to us of  $18 million (the “Initial Sale”). On February 15, 2016, an additional purchaser joined the 2016 Purchase Agreement and purchased $2.0 million in aggregate principal amount of the 2016 Notes, as well as warrants to purchase 285,714 shares of our common stock at an exercise price of  $0.01 per share, representing aggregate proceeds to us of  $2 million (the “Subsequent Sale” and together with the Initial Sale, the “2016 Private Placement”). The 2016 Notes and the warrants were issued in a private placement pursuant to the exemption from registration under Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act. The purchasers are our existing stockholders, each of which is affiliated with a member of our Board of Directors: Foris Ventures, LLC (“Foris”), an entity affiliated with director John Doerr of Kleiner Perkins Caufield & Byers, a current stockholder, which purchased $16.0 million aggregate principal amount of the 2016 Notes and warrants to purchase 2,285,714 shares of our common stock; Naxyris S.A. (“Naxyris”), an investment vehicle owned by Naxos Capital Partners SCA Sicar (director Carole Piwnica is Director of NAXOS UK, which is affiliated with Naxos Capital Partners SCA Sicar), which purchased $2.0 million aggregate principal amount of the 2016 Notes and warrants to purchase 285,714 shares of our common stock; and Biolding Investment SA (“Biolding”), a fund affiliated with director HH Sheikh Abdullah bin Khalifa Al Thani, which purchased $2.0 million aggregate principal amount of the 2016 Notes and warrants to purchase 285,714 shares of our common stock. The 2016 Notes and the shares of our common stock issuable upon exercise of the warrants have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements, including under Section 4(2) of the Act and/or Regulation D promulgated under the Securities Act. The Initial Sale closed on February 12, 2016, and the Subsequent Sale closed on February 15, 2016.
The 2016 Notes are our unsecured obligations and are subordinate to our obligations under our senior secured credit facility pursuant to a Subordination Agreement, dated as of February 12, 2016, by and among us, the purchasers and the administrative agent under our senior secured credit facility. Interest will accrue on the 2016 Notes from and including, with respect to the Initial Sale, February 12, 2016, and with respect to the Subsequent Sale, February 15, 2016, at a rate of 13.50% per annum and is payable on May 15, 2017, the maturity date of the Notes, unless the Notes are prepaid in accordance with their terms prior to such date. The 2016 Purchase Agreement and the 2016 Notes contain customary terms, provisions, representations and warranties, including certain customary events of default after which the 2016 Notes may be due and payable immediately.
The exercisability of the warrants sold in the 2016 Private Placement is subject to stockholder approval.
Vote Required and Board Recommendation
This proposal must receive a “For” vote from the holders of a majority of the shares of common stock casting votes on this proposal at the Annual Meeting in person or by proxy. Abstentions will be counted toward the vote total for the proposal and will have the same effect as an “Against” vote for this proposal. Shares represented by executed proxies that do not indicate a vote “For,” “Against” or “Abstain” will be voted by the proxy holders “For” the adoption of the resolution. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Broker non-votes will not be counted toward the vote total for this proposal and therefore will not affect the outcome of this proposal.
The Board recommends a vote “FOR” this Proposal 4
On February 10, 2016, the Board approved the 2016 Private Placement and appointed a Special Committee of the Board composed of disinterested and independent directors with respect to the 2016 Private Placement (the “Special Committee”) to approve the final terms of the 2016 Private Placement, and on February 10, 2016, the Special Committee approved the final terms of the 2016 Private Placement, including the issuance of the shares of common stock issuable upon exercise of the warrants issued in the 2016 Private Placement.
The Board and the Special Committee determined that Proposal 4 is advisable and in the best interest of our stockholders and recommended that our stockholders vote in favor of Proposal 4.
In reaching their determination to approve Proposal 4, the Board and the Special Committee, with advice from our management and legal advisors, considered a number of factors, including:
•
it was the determination of the Board and the Special Committee that the 2016 Private Placement was an important event to strengthen our balance sheet;

•
the fact that the proceeds from the 2016 Private Placement would enable us to advance our strategic direction;

•
our financial condition, results of operations, cash flow and liquidity, including our outstanding debt obligations, which required us to raise additional capital for ongoing cash needs;

•
our ability to complete future fundraising activities with our directors and their affiliated entities if the warrants sold in the 2016 Private Placement do not become exercisable;

•
the fact that our management had explored financing options with other potential investors and were not aware of an ability for us to obtain the financing needed for our ongoing cash needs on comparable or better terms to the 2016 Private Placement, or at all;

•
the fact that the 2016 Private Placement involved the issuance of warrants, which would be exercisable at a per share exercise price of  $0.01;

•
the fact that our stockholders would have an opportunity to approve the exercisability of the warrants issued in the 2016 Private Placement;

•
the fact that the purchasers in the 2016 Private Placement are entities affiliated with certain of our directors, as described above;

•
the fact that our stockholders who did not participate in the 2016 Private Placement may be diluted, and the value of our common stock would be diluted, upon exercise of the warrants; and

•
the fees and expenses to be incurred by us in connection with the 2016 Private Placement.

In view of the variety of factors considered in connection with the evaluation of the issuance of warrants in the 2016 Private Placement and the complexity of these matters, the Board and the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, in considering the various factors, individual members of the Board and Special Committee may have assigned different weights to different factors.
After evaluating these factors for and against the issuance of warrants in the 2016 Private Placement, and based upon their knowledge of our business, financial condition and prospects, potential financing alternatives (or lack thereof), and the views of our management, the Board and the Special Committee concluded that the issuance of warrants in the 2016 Private Placement is in our best interest and in the best interests of our stockholders, and recommend that all stockholders vote “FOR” the approval of Proposal 4.

Purpose
Our common stock is listed on The NASDAQ Stock Market (“NASDAQ”) and trades under the ticker symbol AMRS. NASDAQ Marketplace Rule 5635(c) requires stockholder approval of security issuances at below fair market value made to officers, directors, employees or consultants, or affiliated entities of any such persons. Warrants in the 2016 Private Placement were issued to entities affiliated with directors John Doerr, Carole Piwnica and HH Sheikh Abdullah bin Khalifa Al Thani at a price below the fair market value of our common stock at the time we entered into the 2016 Purchase Agreement. By approving Proposal 4, you are approving the proposal for purposes of the requirements under NASDAQ Marketplace Rule 5635(c), which will result in the issuance of shares of our common stock upon the exercise of the warrants issued in the 2016 Private Placement.
We are requesting in this Proposal 4 that our stockholders approve the issuance of shares of our common stock issuable upon the exercise of the warrants issued in the 2016 Private Placement, in accordance with NASDAQ Marketplace Rule 5635(c). The issuance and sale of the shares of common stock issuable upon the exercise of the warrants issued in the 2016 Private Placement are intended to be exempt from the registration requirements of the Securities Act pursuant to the Regulation D “safe harbor” provisions of the Securities Act.
Use of Proceeds
We currently intend to use the net proceeds from the 2016 Private Placement for working capital and general corporate purposes, which may include the repayment of indebtedness.
Potential Adverse Effects
The issuance of shares of common stock issuable upon exercise of the warrants issued in the 2016 Private Placement would have a dilutive effect on current stockholders who did not participate in the 2016 Private Placement in that the percentage ownership of the company held by such current stockholders would decline as a result of the issuance of the shares of common stock issuable upon exercise of the warrants issued in the 2016 Private Placement. This means also that our current stockholders who did not participate in the 2016 Private Placement would own a smaller interest in us as a result of the 2016 Private Placement and therefore have less ability to influence significant corporate decisions requiring stockholder approval. Issuance of our common stock upon exercise of the warrants issued in the 2016 Private Placement could also have a dilutive effect on book value per share and any future earnings per share. Dilution of equity interests could also cause prevailing market prices for our common stock to decline.
Due to potential adjustments to the number of shares of common stock issuable upon exercise of the warrants issued in the 2016 Private Placement, the exact magnitude of the dilutive effect of the shares of our common stock issuable upon exercise of the warrants issued in the 2016 Private Placement cannot be conclusively determined. However, the dilutive effect may be material to current stockholders of the company.
Interests of Certain Persons
When you consider the Board’s recommendations to vote in favor of Proposal 4, you should be aware that our directors and executive officers and existing stockholders may have interests that may be different from, or in addition to, the interests of other of our stockholders. In particular, our director John Doerr is affiliated with Foris, our director HH Sheikh Abdullah bin Khalifa Al Thani is affiliated with Biolding and was designated to serve on our Board by Biolding pursuant to its contractural rights with us, and our director Carole Piwnica was designated to serve on our Board by Naxyris pursuant to its contractual rights with us (collectively, the “Affiliated Investors”). The beneficial ownership of such Affiliated Investors is outlined above under “Proposal 1 — Election of Directors.” Each of Foris, Biolding and Naxyris have received warrants in the 2016 Private Placement that will not be exercisable if Proposal 4 is not approved. None of Foris, Biolding or Naxyris will, by virtue of such transactions, including by the exercise of any warrants issued to such Affiliated Investor in the 2016 Private Placement, acquire rights to a majority of the voting power of the company.

The 2016 Private Placement was separately approved by a Special Committee of the Board composed of disinterested and independent directors with respect to the 2016 Private Placement, and none of Mr. Doerr, HH Sheikh Abdullah bin Khalifa Al Thani or Ms. Piwnica was a member of, nor participated in, any meetings of the Special Committee.

Proposal 5 —
Approval of Amendment to Certificate of Incorporation to Increase Number of Authorized
Shares from 405,000,000 Shares to 505,000,000 Shares and Number of Authorized Shares of
Common Stock from 400,000,000 Shares to 500,000,000 Shares
General
We are asking stockholders to approve an amendment to our certificate of incorporation to increase the number of total authorized shares from 405,000,000 shares to 505,000,000 shares and the number of authorized shares of common stock from 400,000,000 shares to 500,000,000 shares.
The additional common stock will have rights identical to our currently outstanding common stock. The number of authorized shares of our preferred stock will not be affected by this amendment; it will be maintained at 5,000,000 shares. No shares of preferred stock have been issued, and we currently have no plans, arrangements, commitments or understandings with respect to the issuance of any shares of preferred stock.
The reason for the proposed amendment is to increase our financial flexibility following the issuance of the 2015 144A Notes and the warrants in the 2016 Private Placement (as described above), and to facilitate our ability to continue implementing our employee equity programs at competitive levels. Our cash flow from operations has been, and continues to be, negative. We have reported in our recent quarterly and annual reports on Form 10-Q and 10-K that we need to raise additional operating capital. The Board may determine that the optimal manner for doing so is the sale of equity securities, instruments convertible into equity securities or options or rights to acquire equity securities. For example, in 2013, 2014, 2015 and 2016, we engaged in financings involving the private placement of our common stock or convertible promissory notes.
As of February 29, 2016, approximately 85% of our currently authorized shares of common stock has either been issued or is reserved for issuance under our equity incentive plans or upon exercise of outstanding warrants or conversion of outstanding convertible promissory notes, after taking into consideration the full potential of interest that accrues and can convert to or be payable in shares of our common stock (including the shares of common stock subject to approval under Proposals 3 and 4). We do not currently have enough shares authorized to provide for sufficient flexibility to pursue appropriate equity financing opportunities if they arise or to take certain other actions that the Board may determine is in the best interests of Amyris and the best interests of our stockholders.
The Board believes it is desirable for us to have the flexibility to issue, without further stockholder action, additional shares of common stock in excess of the amount that is currently authorized. As is the case with the current authorized, unreserved, and unissued shares of common stock, the additional shares of common stock authorized by this proposed amendment could be issued upon approval by the Board without further vote of our stockholders except as may be required in particular cases by applicable law, regulatory agencies or NASDAQ rules. Such shares would be available for issuance from time to time as determined by the Board for any proper corporate purpose. Such purposes might include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in our business and operations, issuance in repayment of indebtedness and/or issuance pursuant to stock plans relating to options, stock appreciation rights, restricted stock, restricted stock units and other equity grants.
Article IV of our certificate of incorporation, as amended, currently authorizes us to issue up to 405,000,000 shares of stock, with 400,000,000 designated as common stock and 5,000,000 designated as preferred stock. At our 2013 annual meeting of stockholders, our stockholders approved the increase of our total authorized shares from 105,000,000 shares to 205,000,000 shares and the number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares, at our 2014 annual meeting of stockholders, our stockholders approved the increase of our total authorized shares from 205,000,000 shares to 305,000,000 shares and the number of authorized shares of common stock from 200,000,000 shares to 300,000,000 shares, and at a special meeting of stockholders held on September 17, 2015, our stockholders approved the increase of our total authorized shares from 305,000,000 shares to 405,000,000 shares and the number of authorized shares of common stock from 300,000,000 shares to 400,000,000 shares. In March 2016, the Board approved the advisability of and adopted, subject to stockholder approval, an amendment to Article IV of our certificate of incorporation to again increase the total authorized shares and the authorized shares of common stock as described above. This amendment to our certificate of incorporation requires approval of both the Board and our stockholders. Accordingly, we are seeking stockholder approval for the amendment by means of this Proxy Statement.
Vote Required and Board Recommendation
This proposal must receive a “For” vote from the holders of a majority of our outstanding shares of common stock entitled to vote at the meeting, irrespective of the number of votes cast on the proposal at the meeting. Abstentions will have the same effect as an “Against” vote for this proposal. Shares represented by executed proxies that do not indicate a vote “For,” “Against” or “Abstain” will be voted by the proxy holders “For” the adoption of the resolution. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Broker non-votes will have the same effect as an “Against” vote for this proposal.
The Board recommends a vote “FOR” this Proposal 5.
Purpose
Our common stock consists of a single class, with equal voting, distribution, liquidation and other rights. As of February 29, 2016, of our 400,000,000 shares of authorized common stock, 206,749,257 shares were issued and outstanding and approximately 137 million shares were reserved for issuance under our equity plans, outstanding convertible promissory notes and other outstanding rights to acquire common stock, after giving effect to the shares of common stock issuable upon conversion of the 2015 144A Notes, upon our election to pay interest on the 2015 144A Notes in shares of our common stock and upon our election to make any required early conversion payment of future interest upon conversion of the 2015 144A Notes in shares of our common stock subject to approval in Proposal 3 (as described above), as well as the shares of common stock issuable upon the exercise of warrants issued in the 2016 Private Placement subject to approval in Proposal 4 (as described above). This leaves only approximately 60 million shares of common stock that are authorized but not issued and outstanding or reserved for issuance.
The increase in authorized shares of common stock will give the Board the flexibility to undertake certain transactions to support our business operations, without the potential expense or delay associated with obtaining stockholder approval for any particular issuance. For example, we could issue additional shares of common stock in the future in connection with one or more of the following (subject to laws, regulations or NASDAQ rules that might require stockholder approval of certain transactions):
•
financing transactions, such as public or private offerings of common stock or convertible securities, including pursuant to our recently announced “at the market” equity offering;

•
strategic investments;

•
partnerships, collaborations and other similar transactions;

•
debt or equity restructuring or refinancing transactions;

•
acquisitions;

•
stock splits or stock dividends; or

•
any other proper corporate purposes.

The increase will also facilitate our ability to continue implementing our employee equity programs at competitive levels.
Potential Adverse Effects
If this proposal is adopted, the additional authorized shares of common stock can be issued or reserved with approval of the Board at times, in amounts, and upon terms that the Board may determine, without additional stockholder approval. Stockholder approval of this proposal will not, by itself, cause any change in our capital accounts. However, any future issuance of additional shares of authorized common stock, or securities convertible into common stock, would ultimately result in dilution of existing stockholders who do not participate in such transactions, and could also have a dilutive effect on book value per share and any future earnings per share. Dilution of equity interests could also cause prevailing market prices for our common stock to decline. Current stockholders (other than those who are party to specific rights agreements with us, as described below) will not have preemptive rights to purchase additional shares.
In addition to dilution, the availability of additional shares of common stock for issuance could, under certain circumstances, discourage or make more difficult any efforts to obtain control of Amyris. For example, significant stock and convertible security issuances in connection with a series of private-placement financing efforts since 2012 have resulted in further concentration of ownership of Amyris by related parties. Such concentration of ownership could make it more difficult for an unrelated third party to undertake an acquisition of us. The Board is not aware of any actual or contemplated attempt to acquire control of Amyris and this proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt. However, nothing would prevent the Board from taking any actions that it deems consistent with its fiduciary duties.
Risks to Stockholders of Non-Approval
Because our cash flow from operations has been negative, if the stockholders do not approve this proposal, the Board may be precluded from pursuing a wide range of potential corporate opportunities that might raise necessary cash or otherwise be in the best interests of Amyris and the best interests of our stockholders. This could have a material adverse effect on our business and prospects. We would also face substantial challenges in hiring and retaining employees at all levels, including our executive leadership team, in the near term.
Interests of Certain Persons
Some of our directors are affiliated with, or were designated as directors by, entities that own convertible securities and/or warrants that are convertible into or exercisable for shares of our common stock, as described above under the Section titled “Arrangements Concerning Selection of Directors” and below under the Section titled “Security Ownership of Certain Beneficial Owners and Management.” Further, some of our directors are affiliated with, or were designated as directors by, entities that may participate in future equity financings that will require issuance or reservation of shares authorized by the proposed amendment to our certificate of incorporation.
Biolding, Naxyris, Sualk, Maxwell and Total, each of which has relationships to our directors, all hold a right of first investment that allows them to participate in specified future securities offerings (pro rata based on their percentage ownership of our then-outstanding common stock).
Text of Proposed Amendment
If this proposal is approved, we will amend our certificate of incorporation by replacing the current Article IV, Section 1 in its entirety as follows:
“1. Total Authorized. The total number of shares of all classes of stock that the corporation has authority to issue is Five-Hundred and Five Million (505,000,000) shares, consisting of two classes: Five-Hundred Million (500,000,000) shares of Common Stock, $0.0001 par value per share, and Five Million (5,000,000) shares of Preferred Stock, $0.0001 par value per share.”
The amendment will become effective when a certificate of amendment to the certificate of incorporation is filed with the Secretary of State of the State of Delaware.

Corporate Governance
Corporate Governance Principles
The Board has adopted written Corporate Governance Principles to provide the Board and its committees with operating principles designed to enhance the effectiveness of the Board and its committees, to establish good Board and Committee governance, and to establish the responsibilities of management and the Board in supporting the Board’s activities. The Corporate Governance Principles set forth a framework for Amyris’ governance practices, including composition of the Board, director nominee selection, Board membership criteria, director compensation, Board education, meeting responsibilities, access to employees and information, executive sessions of independent directors, standing Board committees and their functions, and responsibilities of management.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of Amyris as required by NASDAQ governance rules. Our Code of Business Conduct and Ethics includes a section entitled “Code of Ethics for Chief Executive Officer and Senior Financial Officers,” providing additional principles for ethical leadership and a requirement that such individuals foster a culture throughout Amyris that helps ensure the fair and timely reporting of our financial results and condition. Our Code of Business Conduct and Ethics is available on the corporate governance section of our website at http://investors.amyris.com/corporate-governance.cfm. Stockholders may also obtain a printed copy of our Code of Business Conduct and Ethics and our Corporate Governance Guidelines by writing to the Secretary of Amyris at 5885 Hollis Street, Suite 100, Emeryville, California 94608. If we make any substantive amendments to, or waivers from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will promptly disclose the nature of the amendment or waiver on the corporate governance section of our website at http://investors.amyris.com/corporate-governance.cfm.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information with respect to the beneficial ownership of our common stock, as of February 29, 2016, by:
•
each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our voting securities;

•
each of our directors;

•
each of our named executive officers; and

•
all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which the individual or entity has sole or shared voting power or investment power. These rules also treat as outstanding all shares of capital stock that a person would receive upon the exercise of any option, warrant or right or through the conversion of a security held by that person that are immediately exercisable or convertible or exercisable or convertible within 60 days of the date on which beneficial ownership is determined. These shares are deemed to be outstanding and beneficially owned by the person holding those options, warrants or rights or convertible securities for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock attributed to them in the table.
Information with respect to beneficial ownership has been furnished to us by each director and executive officer and certain stockholders, and derived from publicly-available SEC beneficial ownership reports on Forms 3 and 4 and Schedules 13D and 13G filed by covered beneficial owners of our common stock. Percentage ownership of our common stock in the table is based on 206,749,257 shares of our common stock outstanding on February 29, 2016. Except as otherwise set forth below, the address of the beneficial owner is c/o Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, California 94608.
The number and percent of shares owned by Foris Ventures, LLC, John Doerr, HH Sheikh Abdullah bin Khalifa Al Thani and their respective designees do not include any shares issuable upon exercise of any of the warrants that will be exercisable if Proposal 4 is approved.
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent of Class (%)
5% Stockholders
Total Energies Nouvelles Activités USA (f.k.a. Total Gas & Power USA, SAS)(1)	80,187,442	36.0
Maxwell (Mauritius) Pte Ltd.(2)	72,389,780	34.5
Entities affiliated with FMR LLC(3)	17,868,953	8.0
Foris Ventures, LLC(4)	15,133,732	7.2
Directors and Named Executive Officers
John Melo(5)	2,187,399	1.0
Philippe Boisseau(1)(6)	80,187,442	36.0
John Doerr(4)(7)	19,138,452	9.2
Geoffrey Duyk(8)	50,000	*
Margaret Georgiadis(9)	53,750	*
Abraham Klaeijsen(2)(10)	8,000	*
Carole Piwnica(11)	59,000	*
Fernando de Castro Reinach(12)	229,397	*

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent of Class (%)
HH Sheikh Abdullah bin Khalifa Al Thani(13)	7,534,601	3.6
R. Neil Williams(14)	39,333	*
Patrick Yang(15)	173,666	*
Raffi Asadorian(16)	293,750	*
Joel Cherry(17)	862,837	*
Paulo Diniz(18)	427,918	*
Nicholas Khadder(19)	440,671	*
Susanna McFerson(20)	600	*
All Directors and Executive Officers as a Group (16 Persons)(21)	111,686,816	48.7

*
Represents beneficial ownership of less than 1%.

(1)
Includes (i) 15,881,052 shares of common stock issuable upon conversion of certain convertible promissory notes held by Total Energies Nouvelles Activités USA (“Total”) and (ii) 128,205 shares of common stock issuable upon exercise of a warrant issued to Total on July 29, 2015. The address of Total is 2, Place Jean Millier, La Défense 6, 92400 Courbevoie, France.

(2)
Includes 2,670,370 shares of common stock issuable upon conversion of certain convertible promissory notes held by Maxwell (Mauritius) Pte Ltd (“Maxwell”) and (ii) 127,194 shares of common stock issuable upon exercise of a warrant issued to Maxwell on July 29, 2015. Maxwell is wholly owned by Cairnhill Investments (Mauritius) Pte Ltd, which is wholly owned by Fullerton Management Pte Ltd, which is wholly owned by Temasek Holdings (Private) Limited. Each of these entities possesses shared voting and investment control over the shares held by Maxwell. The address of for these entities is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.

(3)
Entities affiliated with FMR LLC hold certain of our outstanding convertible promissory notes and we believe that a portion of the common stock reported as beneficially owned by FMR LLC is represented by the shares of our common stock underlying such convertible promissory notes (including shares paid in kind). However, we are unable to determine through publicly available information what portion of the beneficial ownership of common stock reported by FMR LLC is represented by such convertible promissory notes. Based on our internal records, includes 15,434,546 shares of common stock issuable upon conversion of certain convertible promissory notes (including shares paid in kind) held by entities affiliated with FMR LLC.

Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.
Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(4)
Includes (i) 1,335,185 shares of common stock that may be issuable upon conversion of certain convertible promissory notes held by Foris Ventures, LLC (“Foris”) and (ii) 961,538 shares of common stock that may be issuable upon exercise of a warrant issued to Foris on July 29, 2015. Foris is indirectly owned by John Doerr, who shares voting and investment control over the shares held by such entity. The address for Foris Ventures, LLC is 751 Laurel Street #717, San Carlos, CA 94070. If Proposal 4 had been approved as of February 29, 2016, the number of shares beneficially owned by Foris, and the Percent of Class, would have been 17,419,446 shares and 8.2%, respectively, including 2,285,714 shares issuable upon exercise of the warrants issued to Foris in the 2016 Private Placement.

(5)
Shares beneficially owned by Mr. Melo include (i) no shares of common stock, (ii) 1,004,666 restricted stock units, all of which were unvested as of February 29, 2016, and (iii) 1,182,733 shares of common stock issuable upon exercise of options that were exercisable within 60 days of February 29, 2016.

(6)
Shares beneficially owned by Mr. Boisseau represent 80,187,442 shares of common stock beneficially owned by Total. Mr. Boisseau is a member of the Executive Committee of Total S.A., the ultimate parent company of Total, and, as such, may be deemed to share voting or investment power over the securities held by Total. Mr. Boisseau holds no shares of Amyris common stock directly and disclaims beneficial ownership of common stock held by Total, except to the extent of his pecuniary interest therein, if any.

(7)
Shares beneficially owned by Mr. Doerr include (i) 12,000 shares of common stock, (ii) 15,133,732 shares of common stock beneficially owned by Foris, in which Mr. Doerr indirectly owns all of the membership interests, (iii) 8,503 shares of common stock held by The Vallejo Ventures Trust U/T/A 2/12/96, of which Mr. Doerr is a trustee, (iv) 4,183,224 shares of common stock held by entities affiliated with Kleiner Perkins Caufield & Byers of which Mr. Doerr is an affiliate, excluding 246,007 shares over which Mr. Doerr has no voting or investment power, (v) 3,000 restricted stock units, all of which were unvested as of February 29, 2016, and (vi) 44,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of February 29, 2016. If Proposal 4 had been approved as of February 29, 2016, the number of shares beneficially owned by Mr. Doerr, and the Percent of Class, would have been 21,424,166 shares and 10.1%, respectively, including 2,285,714 shares issuable upon exercise of the warrants issued to Foris in the 2016 Private Placement.

(8)
Shares beneficially owned by Dr. Duyk include (i) 9,000 shares of common stock, (ii) 3,000 restricted stock units, all of which were unvested as of February 29, 2016, and (ii) 38,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of February 29, 2016. Dr. Duyk is a partner of TPG Biotech, an affiliate of TPG Biotechnology Partners II, L.P. and TPG Funds. Dr. Duyk disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by TPG Biotechnology Partners II, L.P., TPG Funds or any of their affiliates.

(9)
Shares beneficially owned by Ms. Georgiadis include (i) 20,000 shares of common stock held by the Pantelis Andreas Georgiadis RE U/A DTD 05/28/1998 trust, of which Ms. Georgiadis’s spouse is the trustee, (ii) 30,000 restricted stock units, all of which were unvested as of February 29, 2016, and (iii) 3,750 shares of common stock issuable upon exercise of options that were exercisable within 60 days of February 29, 2016.

(10)
Shares beneficially owned by Mr. Klaeijsen include (i) no shares of common stock, (ii) 3,000 restricted stock units, all of which were unvested as of February 29, 2016, and (iii) 5,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of February 29, 2016. Mr. Klaeijsen was designated to serve as our director by Maxwell. Mr. Klaeijsen is not an affiliate of Maxwell and disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by Maxwell or any of its affiliates.

(11)
Shares beneficially owned by Ms. Piwnica include (i) 12,000 shares of common stock, (ii) 3,000 restricted stock units, all of which were unvested as of February 29, 2016, and (iii) 44,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of February 29, 2016. Ms. Piwnica is Director of NAXOS UK, a consulting firm advising private equity and was designated to serve as our director by Naxyris S.A., an investment vehicle owned by Naxos Capital Partners SCA Sicar. NAXOS UK is affiliated with Naxos Capital Partners SCA Sicar. Ms. Piwnica disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by Naxyris S.A. or any of its affiliates.
(12)
Shares beneficially owned by Dr. Reinach include (i) 12,000 shares of common stock, (ii) 170,397 shares of common stock held by Sualk Capital Ltd, an entity for which Dr. Reinach serves as sole director, (iii) 3,000 restricted stock units, all of which were unvested February 29, 2016, and (iv) 44,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of February 29, 2016.

(13)
Shares beneficially owned by His Highness include (i) 9,000 shares of common stock, (ii) 7,484,601 shares of common stock held by Biolding Investment SA (“Biolding”), an entity indirectly owned by His Highness, (iii) 3,000 restricted stock units, all of which were unvested as of February 29, 2016, and (iv) 38,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of February 29, 2016. If Proposal 4 had been approved as of February 29, 2016, the number of shares beneficially owned by His Highness, and the Percent of Class, would have been 7,820,315 shares and 3.8%, respectively, including 285,714 shares issuable upon exercise of the warrants issued to Biolding in the 2016 Private Placement.

(14)
Shares beneficially owned by Mr. Williams include (i) 6,000 shares of common stock, (ii) 3,000 restricted stock units, all of which were unvested as of February 29, 2016, and (iii) 30,333 shares of common stock issuable upon exercise of options that were exercisable within 60 days of February 29, 2016.

(15)
Shares beneficially owned by Dr. Yang include (i) 33,000 shares of common stock, (ii) 3,000 restricted stock units, all of which were unvested as of February 29, 2016, and (iii) 137,666 shares of common stock issuable upon exercise of options that were exercisable within 60 days of February 29, 2016.

(16)
Shares beneficially owned by Mr. Asadorian include (i) no shares of common stock, (ii) 200,000 restricted stock units, all of which were unvested as of February 29, 2016, and (iii) 93,750 shares of common stock issuable upon exercise of options that were exercisable within 60 days of February 29, 2016.

(17)
Shares beneficially owned by Dr. Cherry include (i) 174,004 shares of common stock, (ii) 282,583 restricted stock units, all of which were unvested February 29, 2016, and (iii) 406,250 shares of common stock issuable upon exercise of options that were exercisable within 60 days of February 29, 2016.

(18)
Shares beneficially owned by Mr. Diniz include (i) 103,335 shares of common stock, (ii) no restricted stock units, and (iii) 324,583 shares of common stock issuable upon exercise of options that were exercisable within 60 days of February 29, 2016. Mr. Diniz ceased serving as interim Chief Financial Officer effective January 6, 2015, at which time Mr. Asadorian was named Chief Financial Officer and Mr. Diniz assumed a new role as chairman of our Brazilian subsidiary Amyris Brasil Ltda. (“Amyris Brasil”), a non-executive officer position, until his resignation effective September 1, 2015. Mr. Diniz served as a consultant for the company pursuant to a consulting agreement between Mr. Diniz and the company from September 2, 2015 until December 31, 2015. Pursuant to his consulting agreement, Mr. Diniz’s previously granted equity awards continued to vest through the termination of his consulting agreement on December 31, 2015. Upon the termination of his consulting agreement, Mr. Diniz’s outstanding equity awards ceased vesting: all of his vested options remained exercisable for a period of three months after December 31, 2015, and all of his unvested options and restricted stock units were forfeited.

(19)
Shares beneficially owned by Mr. Khadder include (i) 63,364 shares of common stock, (ii) 206,832 restricted stock units, all of which were unvested as of February 29, 2016, and (iii) 170,475 shares of common stock issuable upon exercise of options that were exercisable within 60 days of February 29, 2016.

(20)
Shares beneficially owned by Ms. McFerson include (i) 600 shares of common stock and (ii) no restricted stock units, and (iii) no shares of common stock issuable upon exercise of options that were exercisable within 60 days of February 29, 2016. Ms. McFerson resigned from the company effective

January 16, 2015, at which time all of Ms. McFerson’s outstanding equity awards ceased vesting: all of her vested options remained exercisable for a period of three months after January 16, 2015, and all of her unvested options and restricted stock units were forfeited.
(21)
Shares beneficially owned by all our executive officers and directors as a group include the shares of common stock described in footnotes 5 through 20 above.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors, and any person or entity who owns more than ten percent of a registered class of our common stock or other equity securities, to file with the Securities and Exchange Commission certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than ten percent of our outstanding common stock are required by the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file. Based solely on review of this information and written representations by our executive officers and directors that no other reports were required, we believe that, during 2015, no reporting person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis, except for (a) Karen Weaver, our principal accounting officer, filed one Form 4 late with respect to the vesting of a restricted stock unit award in September 2015 and (b) Margaret Georgiadis, one of our directors, inadvertently omitted shares of our common stock owned by her spouse from her Form 3 and one Form 4 filed in December 2015 (which were later amended in March 2016).
Equity Compensation Plan Information
The following table shows certain information concerning our common stock reserved for issuance in connection with our 2005 Stock Option/Stock Issuance Plan, our 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan as of December 31, 2015:
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities to be issued upon vesting of outstanding restricted stock units	Weighted-average exercise price of outstanding restricted stock units	Number of securities remaining available for future issuance under equity compensation plans(1)(2)
Equity compensation plans approved by security holders	12,870,112	$4.77	5,554,844	$0.00	3,054,900
Equity compensation plans not approved by security holders	60,000(3)	$3.93	—	$0.00	—
Total	12,930,112	$4.77	5,554,844	$0.00	3,054,900

(1)
Includes 1,833,004 shares reserved for issuance under our 2010 Equity Incentive Plan and 1,221,896 shares reserved for issuance under our 2010 Employee Stock Purchase Plan. No shares are reserved for future issuance under our 2005 Stock Option/Stock Issuance Plan other than shares issuable upon exercise of equity awards outstanding under such plan.

(2)
Effective January 1, 2016, the number of shares available for future issuance under our 2010 Equity Incentive Plan increased by 10,301,709 shares and the number of shares available for future issuance under our 2010 Employee Stock Purchase Plan increased by 1,030,170 shares, in each case pursuant to automatic increase provisions contained in the respective plans, as discussed in more detail below.

(3)
Includes 60,000 shares reserved for issuance upon exercise of a stock option granted to an entity outside of our equity compensation plans. The stock option was granted to one of our stockholders in connection with Fernando de Castro Reinach’s Board service. The non-statutory stock option had an exercise price of  $3.93 per share, and was granted on September 15, 2008 with a term of 10 years. The option had a three-year vesting schedule, vesting and becoming exercisable in 12 equal quarterly installments, commencing from the grant date, subject to continued Board service by Dr. Reinach. Dr. Reinach has no beneficial ownership over the securities issuable upon exercise of this option. The option was fully vested as of December 31, 2015.

The 2010 Equity Incentive Plan includes all shares of our common stock reserved for issuance under our 2005 Stock Option/Stock Issuance Plan immediately prior to our initial public offering that were not subject to outstanding grants as of the completion of such offering. In addition, any shares of our common stock (i) issuable upon exercise of stock options granted under our 2005 Stock Option/Stock Issuance Plan that cease to be subject to such options and (ii) issued under our 2005 Stock Option/Stock Issuance Plan that are forfeited or repurchased by us at the original price, will become part of the 2010 Equity Incentive Plan reserve.
The number of shares available for grant and issuance under the 2010 Equity Incentive Plan is increased on January 1 of each year through 2020 by an amount equal to the lesser of  (1) five percent of our shares outstanding on the immediately preceding December 31 and (2) a number of shares as may be determined by the Board or Leadership Development and Compensation Committee in their discretion. In addition, shares will again be available for grant and issuance under our 2010 Equity Incentive Plan that are:
•
subject to issuance upon exercise of an option or stock appreciation right granted under our 2010 Equity Incentive Plan and that cease to be subject to such award for any reason other than the award’s exercise;

•
subject to an award granted under our 2010 Equity Incentive Plan and that are subsequently forfeited or repurchased by us at the original issue price;

•
surrendered pursuant to an exchange program; or

•
subject to an award granted under our 2010 Equity Incentive Plan that otherwise terminates without shares being issued.

The number of shares available for grant and issuance under the 2010 Employee Stock Purchase Plan is increased on January 1 of each year through 2020 by an amount equal to the lesser of  (1) one percent of our shares outstanding on the immediately preceding December 31 and (2) a number of shares as may be determined by the Board or Leadership Development and Compensation Committee in their discretion, provided that the aggregate number of shares issued over the term of the 2010 Employee Stock Purchase Plan shall not exceed 10,000,000 shares.

Executive Compensation
Compensation Discussion and Analysis
The following discussion describes and analyzes the compensation policies, arrangements and decisions for our named executive officers in 2015 and should be read in conjunction with the compensation tables contained elsewhere in this Proxy Statement. Our stockholders adopted a three year interval for conducting a “management say on pay” vote. Accordingly, our stockholders last voted on the matter at our Annual Meeting in 2014 and at that time approved, on an advisory basis, the compensation of our named executive officers. Our existing compensation policies, arrangements and decisions are consistent with our compensation philosophy and objectives discussed below and align the interests of our named executive officers with Amyris’ short- and long-term goals. During 2015, our named executive officers were:
•
John Melo, President and Chief Executive Officer

•
Raffi Asadorian, Chief Financial Officer

•
Paulo Diniz, former interim Chief Financial Officer(1)

•
Joel Cherry, President, Research and Development

•
Nicholas Khadder, Senior Vice President and General Counsel

•
Susanna McFerson, former Chief Business Officer(2)

(1)
Mr. Diniz ceased serving as interim Chief Financial Officer effective January 6, 2015, at which time Mr. Asadorian was named Chief Financial Officer and Mr. Diniz assumed a new role as chairman of our Brazilian subsidiary Amyris Brasil Ltda. (“Amyris Brasil”), a non-executive officer position, until his resignation effective September 1, 2015. Mr. Diniz served as a consultant for the company pursuant to a consulting agreement between Mr. Diniz and the company from September 2, 2015 until December 31, 2015.

(2)
Ms. McFerson resigned from the company effective January 16, 2015.

Compensation Philosophy and Objectives and Elements of Compensation
The primary objectives of our executive compensation program in 2015 were to:
•
Attract, retain, and motivate highly talented employees that are key to our success;

•
Reinforce our core values and foster a sense of ownership, urgency and entrepreneurial spirit;

•
Link compensation to individual, team, and company performance (as appropriate by employee level);

•
Emphasize performance-based compensation for individuals who can most directly impact stockholder value; and

•
Provide exceptional pay for delivering exceptional results.

Our success depends, among other things, on attracting and retaining executive officers with experience and skills in a number of different areas as we continue to drive improvements in our technology platform and production process, pursue and establish key commercial relationships, develop and commercialize products, and establish a reliable supply chain and manufacturing organization.
Our business continues to be in an early stage of development with cash management being one key consideration for our strategy and operations. Accordingly, for 2015, we intended to provide a competitive compensation program that would enable us to attract and retain the top executives and employees necessary to develop our business, while being prudent in the management of our cash and equity. Based on this approach, we continued to aim to balance and reward annual and long-term performance with a total compensation package that included a mix of both cash and equity. Our compensation program was intended to align the interests of management, key employees and stockholders and to encourage the creation of stockholder value by providing long-term incentives through equity ownership. We continue to adhere to this general compensation philosophy for 2016.

Our intent and philosophy in designing compensation packages at the time of hiring of new executives is based on providing compensation that we think is sufficient to enable us to attract the necessary talent, within prudent limitations as discussed above. Compensation of our executive officers after the initial period following their hiring is influenced by the amounts of compensation that we initially agreed to pay them, as well as by our evaluation of their subsequent performance, changes in their levels of responsibility, retention considerations, prevailing market conditions, the financial condition and prospects of our company, and our attempt to maintain some level of internal pay parity in the compensation of existing executives relative to the compensation paid to more recently hired executives.
We compensate our executives with a combination of salaries, cash bonuses and equity awards. We believe this combination of cash and equity, subject to strategic allocation among such components, is largely consistent with the forms of compensation provided by other companies with which we compete for executive talent, and, as such, matches the expectations of our executives and of the market for executive talent. We also believe that this combination provides appropriate incentive levels to retain our executives, reward them for performance in the short term and induce them to contribute to the creation of value in Amyris over the long term. We view the different components of our executive compensation as distinct, each serving particular functions in furthering our compensation philosophy and objectives, and, together, providing a holistic approach to achieving such philosophy and objectives.
Base Salary.   We believe we must maintain base salary levels that are sufficiently competitive to position us to attract and retain the executives we need and that it is important for our executives to perceive that over time they will continue to have the opportunity to earn a salary that they regard as competitive. The Leadership Development and Compensation Committee of the Board (the “Leadership Development and Compensation Committee” or the “Committee”) reviews and adjusts, as appropriate, the base salaries of our executives on an annual basis, and makes decisions with respect to the base salaries of new executives at the time of hire. In making such determinations, the Committee considers many factors, including our overall financial performance, the individual performance of the executive in question, the executive’s potential to contribute to our annual and longer-term strategic goals, the executive’s scope of responsibilities, qualifications and experience, competitive market practices for base salary, prevailing market conditions and internal pay parity.
Cash Bonuses.   We believe the ability to earn cash bonuses should provide incentives to executives to effectively pursue goals established by the Board and should be regarded by executives as appropriately rewarding effective performance against these goals. For 2015, the Leadership Development and Compensation Committee adopted a cash bonus plan for our executive officers, the details of which are described below under “2015 Compensation.” The 2015 cash bonus plan included company performance goals and individual goals and was structured to motivate our executive officers to achieve our short-term financial and operational goals and to reward exceptional company and individual performance. In particular, our 2015 cash bonus plan was designed to provide incentives to our executive officers to achieve 2015 company financial and operational targets on a quarterly and annual basis, together with various key individual operational objectives that are considered for annual performance achievement. In general, target bonuses for executives are first set in their offer letters based on similar factors to those described above with respect to the determination of initial base salary at the time of hire (or promotion, as the case may be). For subsequent years, target bonuses for executives may be adjusted by the Leadership Development and Compensation Committee based on various factors, including any modifications to base salary, competitive market practices and other considerations described above with respect to adjustments in executive base salaries.
Equity Awards.   Our equity awards are also designed to be sufficiently competitive to allow us to attract and retain executives. In 2015, we granted both stock option and restricted stock unit awards to executive officers. Option awards for executive officers are granted with an exercise price equal to the fair market value of our common stock on the date of grant; accordingly, such option awards will have value to our named executive officers only if the market price of our common stock increases after the date of grant. Under our 2010 Equity Incentive Plan, the fair market value of our common stock is the closing price of our common stock on The NASDAQ Stock Market on the date of determination. Restricted stock unit awards represent the right to receive full-value shares of our common stock without payment of any exercise price. Shares of our common stock are not issued when a restricted stock unit award is granted;

instead, once a restricted stock unit award vests, one share of our common stock is issued for each vested restricted stock unit. Generally, we grant smaller restricted stock unit awards as compared to option awards because restricted stock units have a greater fair value per unit than options. However, in 2015 we placed a greater emphasis on restricted stock unit awards to increase the perceived value of the equity awards granted to our executives. The relative weighting between the option and restricted stock unit awards granted to our executives is based on a review of market practices.
We typically grant option awards with four-year vesting schedules. Stock option grants include a one year “cliff”, where the option award vests as to 25% of the shares after one year, and monthly thereafter, subject to continued service through each vesting date. Our restricted stock unit awards have generally been issued with three-year vesting schedules, vesting as to 1/3rd of the units annually, subject to continued service through each vesting date. We believe such vesting schedules are generally consistent with the option and restricted stock unit award granting practices of our peer group companies.
We grant equity awards to our executive officers in connection with their hiring, or, as applicable, their promotion from other roles at the company. The size of initial equity awards is determined based on the executive’s position with us and takes into consideration the executive’s base salary and other compensation as well as an analysis of the grant and compensation practices of our peer group companies in connection with establishing our overall compensation policies. The initial equity awards are generally intended to provide the executive with an incentive to build value in the organization over an extended period of time, while remaining consistent with our overall compensation philosophy. Insofar as we have to date incurred operating losses and consumed substantial amounts of cash in our operations, and to compensate for cash salaries and cash bonus opportunities that were, in certain cases, lower than those offered by competing employers, we have sought to attract executives to join us by granting equity awards that would have the potential to provide significant value if we are successful.
We also occasionally grant additional equity awards in recognition of commendable performance and in connection with significant changes in responsibilities. Further, equity awards are a component of the annual compensation package of our executive officers. In 2015, the Leadership Development and Compensation Committee granted equity awards based on input from management regarding performance, retention and other considerations. In approving such awards, the Leadership Development and Compensation Committee has taken into account various factors, including the responsibilities, past performance and anticipated future contribution of the executive officer, the executive’s overall compensation package, the executive’s existing equity holdings in Amyris and practice at peer companies.
Role of Stockholder Say-on-Pay Votes.   At our 2011 and 2014 Annual Meeting of Stockholders, we provided our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers (commonly referred to as a “say-on-pay proposal”). A majority of the votes cast on our say-on-pay proposals at such meetings were voted in favor of the non-binding advisory resolutions approving the compensation of our named executive officers as summarized in our 2011 and 2014 proxy statements. The Leadership Development and Compensation Committee believes that this affirms our stockholders’ support of our approach to executive compensation, and, accordingly, did not materially change its approach to executive compensation in 2015 and does not intend to do so in 2016.
Compensation Policies and Practices As They Relate to Risk Management
Our Leadership Development and Compensation Committee determined, through discussions with management and Compensia at Committee meetings held in February 2015 and February 2016, that our policies and practices of compensating our employees, including executive officers, are not reasonably likely to have a material adverse effect on us. The assessments conducted by the Committee focused on the key terms of our bonus payments and equity compensation programs in 2015, and our plans for such programs in 2016. Among other things, the Committee focused on whether our compensation programs created incentives for risk-taking behavior and whether existing risk mitigation features were sufficient in light of the overall structure and composition of our compensation programs. Among other things, the Committee considered the following aspects of our overall compensation program:
•
Our base salaries are generally high enough to provide our employees with sufficient income so that they are not dependent on bonus income to meet their basic cost of living.

•
Cash bonus targets are typically 10 – 20% of an employee’s base salary (30 – 80% for executives), which provides balanced incentives for performance, but does not encourage excessive risk taking to achieve such goals.

•
For key employees, our 2015 bonus plan (and planned 2016 bonus plan) emphasizes company performance over individual objectives and total bonus funding available for payout in a given year is capped at 137.5% of target funding, with payouts ranging from 0% to 225% of an individual’s annual target bonus depending on company and individual performance.

•
We do not provide commission or similar compensation programs to most of our employees. However, in 2015, we implemented a sales commission plan for six individuals involved in sales activities. The sales commission plan in 2015 for these six individuals provided what we view as moderate leverage, in which 60 – 70% of the salespersons’ cash compensation was base salary and 30 – 40% was commissions-based, depending on the nature of the role. Further, under the sales commission plan, commissions are not earned by the salesperson until the company has collected cash from the relevant customer.

•
For our executives, we target the 40th percentile of our Peer Group (as defined below) for cash compensation and greater than or equal to the 75th percentile of our Peer Group (subject to dilution constraints) for equity compensation, which typically vests over three to four years, providing our executives with significant incentives for our longer-term success.

Based on these considerations the Committee determined that our compensation programs, including our executive and non-executive compensation programs, provide an appropriate balance of incentives and do not encourage our executives or other employees to take excessive risks or otherwise create risks that are likely to have a material adverse effect on us.
Role of Compensation Consultant.   In connection with an annual review of executive compensation programs for 2015, the Leadership Development and Compensation Committee retained Compensia, a compensation consulting firm, to provide it with advice and guidance on our executive compensation policies and practices and to provide relevant information about the executive compensation practices of similarly situated companies. In 2015, Compensia assisted in the preparation of compensation materials for executive compensation proposals in advance of Leadership Development and Compensation Committee meetings, including 2015 compensation levels for executives and the design of our cash bonus, equity, severance and change of control programs and other executive benefit programs. Compensia also reviewed and advised the Leadership Development and Compensation Committee on compensation materials relating to executive compensation prepared by management for committee consideration. In addition, in the third quarter of 2014, Compensia assisted the Leadership Development and Compensation Committee in developing and adopting an updated compensation Peer Group for 2015 (discussed below). The Leadership Development and Compensation Committee retained Compensia again in the fourth quarter of 2015 to provide assistance with respect to our 2016 compensation planning, including updates to the compensation Peer Group.
Compensia, under the direction of the Leadership Development and Compensation Committee, may continue to periodically conduct a review of the competitiveness of our executive compensation programs, including base salaries, cash bonus compensation, equity awards and other executive benefits, by analyzing the compensation practices of companies in our compensation Peer Group, as well as data from third-party compensation surveys. Generally, the Leadership Development and Compensation Committee uses the results of such analyses to assess the competitiveness of our executives’ total compensation, and to determine whether each element of such total compensation is properly aligned with reasonable and responsible practices among our peer companies.
The Leadership Development and Compensation Committee also retained Compensia for assistance in reviewing and deciding on director compensation programs when our director compensation program was originally adopted in late 2010 and again when such program was subsequently amended in late 2015, and to provide market data and materials to management and the Committee.

Compensation Decision Process
Under the charter of our Leadership Development and Compensation Committee, the Board has delegated to the Committee the authority and responsibility to discharge the responsibilities of the Board relating to compensation of our executive officers. This includes, among other things, review and approval of the compensation of our executive officers and of the terms of any compensation agreements with our executive officers. Please see the additional detail regarding the functions and composition of the Leadership Development and Compensation Committee above in this Proxy Statement under the caption “Proposal 1 — Election of Directors — Committees of the Board.”
In general, our Leadership Development and Compensation Committee is responsible for the design, implementation and oversight of our executive compensation program. In accordance with its charter, the Committee determines the annual compensation of our Chief Executive Officer and other executive officers and reports its compensation decisions to the Board. The Committee also administers our equity compensation plans, including our 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan. Generally, our Human Resources, Finance and Legal departments work with our Chief Executive Officer to design and develop new compensation programs applicable to executive officers and directors, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer compensation comparisons and other committee briefing materials, and to implement the decisions of the Leadership Development and Compensation Committee. Members of these departments and our Chief Executive Officer also meet separately with Compensia to convey information on proposals that management may make to the Leadership Development and Compensation Committee, as well as to allow Compensia to collect information about Amyris to develop its recommendations. In addition, our Chief Executive Officer conducts reviews of the performance and compensation of the other executive officers, and based on these reviews and input from Compensia, and our Human Resources department, makes recommendations regarding executive compensation (other than his own) directly to the Leadership Development and Compensation Committee. For the Chief Executive Officer’s compensation, the Chief Human Resources Officer works directly with the Leadership Development and Compensation Committee chair, as well as Compensia and the Human Resources, Finance and Legal Departments of Amyris to design, develop, recommend to the Committee and implement the above compensation analysis and programs, as well as review the performance of the Chief Executive Officer. None of our executive officers participated in the determinations or deliberations of the Leadership Development and Compensation Committee regarding the amount of any component of his or her own 2015 compensation.
Use of Competitive Data.   To monitor the competitiveness of our executives’ compensation, the Leadership Development and Compensation Committee adopted a compensation peer group (or the Peer Group) used in connection with 2015 compensation that reflected the pay of executives in comparable positions at similarly-situated companies. The data gathered from the Peer Group was used as reference in executive pay levels (including cash and equity compensation), Board compensation, pay and incentive plan practices, severance and change-in-control practices, equity utilization, and pay/performance alignment. The Peer Group was composed of a cross-section of publicly-traded, U.S.-based companies of similar size to Amyris (on the basis of revenues, market capitalization, number of employees and R&D spending) from related industries (biotechnology, specialty chemicals, commodity chemicals, biotech/cleantech, oil and gas refining & marketing, coal and consumable fuels, fertilizers and agricultural chemicals, personal products and household products). Based on these criteria, the following companies were included in the Peer Group adopted by the Leadership Development and Compensation Committee in August 2014 for use in assessing the market position of our executive compensation for 2015:
2015 Peer Group
•
Balchem (Specialty Chemicals)

•
BioAmber (Commodity Chemicals)

•
Chemtura (Specialty Chemicals)

•
Codexis (Specialty Chemicals)

•
Innospec (Specialty Chemicals)

•
Intrexon (Biotechnology)

•
Kraton Performance Polymers (Specialty Chemicals)

•
Landec (Specialty Chemicals)

•
Metabolix (Specialty Chemicals)

•
Renewable Energy Group (Oil & Gas Refining & Marketing)

•
Rentech (Fertilizers & Agricultural Chemicals)

•
Senomyx (Specialty Chemicals)

•
Solazyme (Biotech/Clean Tech)

In November 2015, the Leadership Development and Compensation Committee undertook a review of the Peer Group for 2016. Similar to our approach for the 2015 Peer Group, we identified potential peers by screening of publicly-traded, U.S.-based companies of similar size to us (on the basis of revenues, market capitalization, number of employees and R&D spending) from an updated selection of related industries (biotechnology, specialty chemicals, commodity chemicals, biotech/cleantech, oil and gas refining & marketing, coal and consumable fuels, fertilizers and agricultural chemicals, personal products and household products). Based on such analysis, we did not make any changes to the Peer Group for 2016.
In addition to reviewing analysis of the compensation practices of the Peer Group, the Leadership Development and Compensation Committee looks to the collective experience and judgment of its members and advisors in determining total compensation and the various compensation components provided to executive officers. While the Leadership Development and Compensation Committee does not believe that the Peer Group data is appropriate as a stand-alone tool for setting executive compensation due to the unique nature of our business, it believes that this information is a valuable reference source during its decision-making process.
In making compensation decisions for executive officers for 2015, we also referred to broader compensation survey data from the Radford Global Life Sciences Survey. We have used similar surveys for reference in establishing our 2016 compensation programs.
Target Compensation Levels.   For 2015, consistent with 2014, we generally targeted the 40th percentile of our competitive market for total cash (base salary and target cash bonus), as determined based on the Peer Group, supplemented by data from industry surveys. We chose the 40th percentile for total cash in part because we are still in the early stages of product development and therefore need to conserve our cash while we ramp up our operations. Equity has been a critical and prominent component in our overall compensation package and we believe that it will remain an important tool for attracting, retaining and motivating our key talent by providing an opportunity for wealth creation as a result of our long-term success, particularly while we are growing our business and providing total cash compensation that is below the median of our competitive market. As a result, we have generally targeted equity compensation levels greater than or equal to the 75th percentile of the competitive market for equity compensation based on the Peer Group, supplemented by data from surveys, and taking into consideration the Leadership Development and Compensation Committee approved targeted annual burn rate.
In March 2015, the Leadership Development and Compensation Committee reviewed an analysis by Compensia of our executive compensation levels. Based on data compiled from the Peer Group, supplemented by survey data, this analysis indicated that the target total cash compensation for our executives (current base salary plus target incentive opportunity) were at or above the 40th percentile of the competitive market. Several of these compensation levels were set based on individual negotiations in connection with hiring or promotions, as well as Leadership Development and Compensation Committee decisions, with input from the Chief Executive Officer, based on scope of responsibility and performance on individual executives, which led to the variation from the 40th percentile target compensation level. The Leadership Development and Compensation Committee approved annual and retention equity awards to executives in June 2015 and November 2015, respectively, based primarily on our compensation strategy to provide annual equity compensation at or above the 75th percentile of the Peer Group (subject to dilution constraints). Additionally, in determining these annual equity grants, the Leadership Development and Compensation Committee considered the retention value of existing awards held by executives (taking into account option award exercise prices and the prevailing market value of our common stock), executive responsibilities, performance, and anticipated future contributions, and retention risk of our named executive officers.
For 2016, we expect to continue to target the same percentiles as we have in prior years using our Peer Group and industry survey data, which approach the Leadership Development and Compensation Committee approved in September 2015.
2015 Compensation
Background.   In setting the compensation program and decisions for 2015, we were forced to balance achievement of critical operational goals with retention of key personnel, including executives. Accordingly, we focused in particular on providing a strong equity compensation program in order to provide strong retention incentives through challenging periods. We also focused on cash management in setting our total cash compensation target percentiles (and associated salary and bonus target levels) for executives. Another key theme for 2015 was establishing strong incentives to drive company performance, including continued emphasis on company performance goals over individual goals in the 2015 executive cash bonus plan and on equity compensation for longer-term upside potential and sharing in company growth.
Base Salaries.   In early 2015, the Leadership Development and Compensation Committee reviewed executive base salaries, bonus targets and total cash compensation against the Peer Group and determined that no base salary adjustments were needed to ensure competitive base salaries for key and critical executive roles.
Cash Bonuses.   The Leadership Development and Compensation Committee adopted a 2015 bonus plan for executives in February 2015. Under the plan, executives were eligible for bonuses based on the achievement of company weighted metrics for each quarter in 2015, as well as a portion allocated to annual company and individual performance. The 2015 bonus plan was intended to provide a balanced focus on both our long-term strategic goals and shorter-term quarterly operational goals. The 2015 bonus plan provided for funding and payout of cash bonus awards based on the company’s quarterly and annual performance during 2015 under certain metrics set by the Leadership Development and Compensation Committee for each quarter and for the year. Payouts, if any, under the 2015 bonus plan occurred following a review of our results and performance each quarter and, for the annual component, a review occurred in February 2016 with respect to the annual performance of the company as well as each individual’s performance. The 2015 bonus plan provided for a 50% weighting for quarterly achievement (with each quarter worth 12.5% of the total bonus fund for the year) and 50% for full 2015 achievement.
The total funding possible under the 2015 bonus plan was based on a cash value (or the “target bonus fund”) determined by the executive officers’ target bonus levels. Target bonus levels for the executive officers varied by officer, but were generally set between 30% and 35% of their annual base salary, other than for Messrs. Melo and Diniz, whose target bonus levels were set at approximately 80% and 50% of their annual base salary, respectively. The quarterly and annual funding of the 2015 bonus plan was based on achievement of the following company performance metrics for each quarter during 2015 (as determined by the Leadership Development and Compensation Committee and, in the case of quarterly funding, as applicable for the quarter based on our operating plan): total revenues (weighted 40%), cash operating expenditures (weighted 30%) and production costs (weighted 30%). For each quarterly period and for the annual period of the bonus plan, “threshold,” “target” and “superior” performance levels were set for each performance metric, which performance levels were intended to capture the relative difficulty of achievement of that metric.
If the company did not achieve at least a 70% weighted average achievement level of the performance metrics described above (“funding threshold”) for a given bonus plan period, no funding would occur for such period. If the company achieved at least the funding threshold level, 70% funding would occur. For a weighted average achievement between the funding threshold level and “target” level, a pro rata increase in funding would occur up to 100% of the target bonus fund allocated to such period. For weighted average achievement above the target level, an increase in funding of 2.5% for every 1% above target performance would occur up to, for the quarterly funding, 125% of the target bonus fund for such quarter, and for the annual funding, 150% of the annual target bonus fund.
Any payouts for the quarterly bonus periods would be the same as the funded level (provided the recipient met eligibility requirements through the payout date), and would be subject to a cap of 100% of the allocated quarterly target bonus fund. Any funding in excess of 100% of the allocated quarterly target bonus fund would not be paid out, and instead would be allocable to subsequent quarters (up to 100% of the allocated target bonus fund for the subsequent quarter) and/or the annual bonus fund, in that order. Excess quarterly funding not paid, but added to the annual bonus fund, is in addition to the annual bonus fund maximum of 150% of the annual target bonus fund. Payouts for the annual bonus period would be made from the aggregate funded amount in the discretion of the Committee based on company and individual performance, and could range from 0% to 200% of an individual’s funded amount for the annual bonus period (including any excess quarterly funding). The Committee chose to emphasize company performance goals for the quarterly and annual bonus plan periods given the critical importance of our short term strategic goals, but to retain reasonable incentives and rewards for exceptional individual performance, recognizing the value of such incentives and rewards to our operational performance and to individual retention. In addition, for 2015 the Leadership Development and Compensation Committee set the following target bonus levels for our named executive officers:
Name	Target Bonus ($)
John Melo	450,000
Raffi Asadorian	150,000
Paulo Diniz(1)	200,000
Joel Cherry	126,000
Nicholas Khadder	100,000
Susanna McFerson(2)	—

(1)
Mr. Diniz ceased serving as interim Chief Financial Officer effective January 6, 2015, at which time Mr. Asadorian was named Chief Financial Officer and Mr. Diniz assumed a new role as chairman of Amyris Brasil, a non-executive officer position, until his resignation effective September 1, 2015. Mr. Diniz served as a consultant for the company pursuant to a consulting agreement between Mr. Diniz and the company from September 2, 2015 until December 31, 2015.

(2)
Ms. McFerson resigned from the company effective January 16, 2015 and was not assigned a target bonus for 2015.

The full year target bonus for each of our named executive officers was reviewed by the Leadership Development and Compensation Committee in early 2015 based upon a review of target total cash compensation for similar roles among executives in the Peer Group. As a result of this analysis, the 2015 bonus targets for each of our named executive officers (other than Ms. McFerson, who resigned from the company effective January 16, 2015 and was not assigned a 2015 bonus target, and Mr. Asadorian, who joined the company in January 2015) were identical to the 2014 bonus targets for such executive officers.
Based on the foregoing bonus plan structure, the Leadership Development and Compensation Committee was responsible for determining the percentage achievement levels for Amyris for each of the quarters in 2015 and the levels of achievement for Amyris and each individual executive officer with respect to the annual portion following the end of 2015. Individual bonuses were awarded for each quarter based on the Leadership Development and Compensation Committee’s assessment of company results, and with respect to the annual portion, the Leadership Development and Compensation Committee’s assessment of company results as well as each executive’s contributions to these results, his or her progress toward achieving his or her individual goals, and his or her demonstrating the our core values.
If the minimum threshold performance level for company performance had not been achieved in any quarter or for the full year, no bonus funding would have occurred for such period, regardless of individual performance. For example, the minimum company performance level for the second quarter and fourth quarter of 2015 was not achieved and therefore no bonuses were paid under the 2015 bonus plan for the second quarter or fourth quarter of 2015. For individual performance, achievement below the threshold level would have resulted in bonus funding and eligibility being determined in the discretion of the Leadership Development and Compensation Committee. Also, actual payment of any bonuses in 2015 remained subject to the final discretion of the Committee.
Company Performance Goals.   Each quarter, company performance was weighted for targets related to total revenues, cash operating expenditures and production costs. The quarterly and annual weighting and achievement for each metric are described below.
These targets were initially discussed with the Board and the Leadership Development and Compensation Committee through the second half of 2014 and adopted in final form in February 2015 and subsequently discussed and evaluated each quarter in 2015 and February 2016 based on quarterly and annual performance (in February 2016, the Leadership Development and Compensation Committee discussed and evaluated the fourth quarter as well as the full year 2015 results) and continued development of our business and operating plans for 2015 and beyond. The specific goals comprising the targets were both qualitative and quantitative, and percentages of achievement were to be determined in the discretion of the Leadership Development and Compensation Committee following each period under the bonus plan.
Degree of Difficulty in Achieving Performance Goals.   The Leadership Development and Compensation Committee considered the likelihood of achievement when recommending and approving, respectively, the company and individual performance goals and bonus plan structures for each of the bonus plan periods in 2015, but it did not undertake a detailed statistical analysis of the difficulty of achievement of each measure. For 2015, the Committee considered the 70% achievement level to be achievable with significant effort, 100% to be challenging, requiring circumstances to align as predicted and exceptional levels of effort on the part of the executive team, and any amounts in excess of 100% to be unlikely, requiring significant unexpected sources of revenue or financing, breakthroughs in technology, manufacturing operations and process development, and business development efforts, as well as favorable external conditions.
2015 Quarterly and Annual Bonus Plan Funding and Award Decisions.   In each of May 2015, August 2015, November 2015 and February 2016, the Leadership Development and Compensation Committee determined that the company’s quarterly and annual performance goals were achieved as follows:
Company Performance Goal	Weight	Weighted Achievement Level	Funding Level
Q1
Renewable Product Revenue and Collaboration Inflows	55%	56.71%
Cash Opex	45%	45.04%
Brotas unit cash production costs: Farnesene	0%	N/A
Brotas unit cash production costs: Fragrance molecule	0%	N/A
Total Q1	100.0%	101.75%	100%(1)
Q2
Renewable Product Revenue and Collaboration Inflows	40%	0%
Cash Opex	30%	29.8%
Brotas unit cash production costs: Farnesene	30%	26.1%
Brotas unit cash production costs: Fragrance molecule	0%	N/A
Total Q2	100.0%	55.9%	0%(2)

Company Performance Goal	Weight	Weighted Achievement Level	Funding Level
Q3
Renewable Product Revenue and Collaboration Inflows	40%	21.51%
Cash Opex	30%	31.50%
Brotas unit cash production costs: Farnesene	15%	20.55%
Brotas unit cash production costs: Fragrance molecule	15%	0%
Total Q3	100.0%	73.56%	77.93%(3)
Q4
Renewable Product Revenue and Collaboration Inflows	55%	0%
Cash Opex	45%	40.48%
Brotas unit cash production costs: Farnesene	0%	N/A
Brotas unit cash production costs: Fragrance molecule	0%	N/A
Total Q4	100.0%	40.48%	0%(4)
ANNUAL
Renewable Product Revenue and Collaboration Inflows	40%	21.83%
Cash Opex	30%	29.55%
Brotas unit cash production costs: Farnesene	28.4%	25.13%
Brotas unit cash production costs: Fragrance molecule	1.6%	0%
Total Annual	100.0%	76.51%	76.51%

(1)
Excess Q1 funding was allocated to Q3 as carryover.

(2)
Because the 70% threshold was not met, no bonus was payable in Q2 2015.

(3)
Reflects Q3 achievement plus excess Q1 funding carryover.

(4)
Because the 70% threshold was not met, no bonus was payable in Q4 2015.

Individual Performance Goals.
For the annual portion of the bonus plan tied to individual performance, the Committee considered several factors, including the following:
•
For Mr. Melo, the achievement of product and collaboration revenues, technology innovation, manufacturing operations, financial outcomes, executive leadership and living the company’s values.

•
For Mr. Asadorian, the achievement of controlling operating expenses and capital expenses, fundraising activities, executive leadership and living the company’s values.

•
For Dr. Cherry, the achievement of new technical collaborations, meeting the technology milestones of Amyris’s collaboration portfolio, executive leadership and living the company’s values.

•
For Mr. Khadder, the achievement of corporate fundraising goals, support of joint venture and collaboration transactions, oversight of intellectual property strategy, executive leadership and living the company’s values.

Ms. McFerson was not eligible for the annual or quarterly bonuses because she ceased being an employee of Amyris prior to the evaluation and payout of such bonuses. Mr. Diniz was not eligible for the annual bonus or the quarterly bonuses for the third or fourth quarter because he ceased being an employee of Amyris prior to the evaluation and payout of such bonuses.

Based on the foregoing, and taking into account the factors above, the Committee approved the following 2015 cash bonus awards:
Name	2015 Cumulative Quarterly Bonus Payouts ($)	2015 Annual Portion Bonus Payout ($)	2015 Aggregate Annual and Quarterly Bonus Payouts ($)	Annual Bonus Target ($)	2015 Actual Bonus Earned as a % of Target Bonus
John Melo	100,086	172,148	272,234	450,000	60
Raffi Asadorian	33,362	35,000	68,362	150,000	46
Paulo Diniz(1)	25,000	—	25,000	200,000	13
Joel Cherry	28,024	50,000	78,024	126,000	62
Nicholas Khadder	22,241	38,255	60,496	100,000	60
Susanna McFerson(2)	—	—	—	—	—

(1)
Mr. Diniz ceased serving as interim Chief Financial Officer effective January 6, 2015, at which time Mr. Asadorian was named Chief Financial Officer and Mr. Diniz assumed a new role as chairman of Amyris Brasil, a non-executive officer position, until his resignation effective September 1, 2015. Mr. Diniz served as a consultant for the company pursuant to a consulting agreement between Mr. Diniz and the company from September 2, 2015 until December 31, 2015. Mr. Diniz was not eligible for the 2015 annual bonus or the quarterly bonuses for the third or fourth quarter because he ceased being an employee of Amyris prior to the evaluation and payout of such bonuses.

(2)
Ms. McFerson resigned from the company effective January 16, 2015. Ms. McFerson was not assigned a target bonus for 2015 and was not eligible for the 2015 annual or quarterly bonuses because she ceased being an employee of Amyris prior to the evaluation and payout of such bonuses.

The Committee considered a variety of factors in determining, in its discretion, to award the annual bonus payouts described above. In addition to the levels of achievement in the 2015 bonus plan company performance (for the quarterly and annual portion) and individual performance categories (for the annual portion), the Committee considered our cash needs as well as the level of performance of each executive in achieving company results and their respective assigned individual goals. We believe that, notwithstanding our continuing need to preserve cash, the payment of these awards was appropriate because the bonus plan appropriately held named executive officers accountable for achievement of company and individual goals, and the payouts were reasonable and appropriate in light of the company’s progress.
Equity Awards.   In 2015, the Leadership Development and Compensation Committee approved new hire, annual and retention equity awards for certain executive officers, including the named executive officers. These included the option and restricted stock unit awards set forth in the “Grants of Plan-Based Awards in 2015” table below. The Leadership Development and Compensation Committee determined the allocation of equity awards between options and restricted stock units after consultation with Compensia, in evaluating the practices of peer companies and in consultation with management, taking into consideration, among other things, the appropriate balance between rewarding previous performance, retention, upside value potential tied to the company’s and the executive officer’s future performance, and the mix of the executive officer’s current holdings.
In January 2015, the Committee approved new hire equity awards for Mr. Asadorian in connection with his joining the company as Chief Financial Officer. In June 2015 and November 2015, the Committee approved annual and retention equity awards, respectively, for Messrs. Melo, Cherry and Khadder, which for certain executives varied significantly in grant size from the target 75th market percentile for awards for such executive. For such 2015 awards, the size of the awards varied based on the value of unvested equity awards already held by the named executive officers, the relative contributions of the named executive officers during 2014, and anticipated levels of responsibility for key corporate objectives in 2015. For the 2015 option awards granted to our named executive officers, 25% of the shares subject to each award will vest one year from the vesting commencement date (which was the date of hire for the new hire awards, June 8, 2015 for the annual awards and November 1, 2015 for the retention awards) and 1/48th of the shares subject to the award will vest monthly thereafter, subject to continued service through each vesting date.

The restricted stock unit awards will vest annually over three years from the vesting commencement date (which was January 1, 2015 for the new hire awards, June 1, 2015 for the annual awards and November 1, 2015 for the retention awards), subject to continued service through each vesting date.
Please see the “Grants of Plan-Based Awards in 2015” table below for more information about the award types and sizes, grant dates, exercise prices and vesting of the awards described in the preceding paragraph.
Severance Plan.   In November 2013, the Leadership Development and Compensation Committee adopted the Amyris, Inc. Executive Severance Plan (or the “Plan”). The Plan has an initial term of 36 months, which expires in November 2016, and thereafter will be automatically extended for successive additional one-year periods unless the company provides six months’ notice of non-renewal prior to the end of the applicable term. The Leadership Development and Compensation Committee adopted the Plan to provide a consistent and updated severance framework for Amyris executives that aligns with peer practices. All continuing named executive officers, and all senior level employees of Amyris that are eligible to participate in the Plan (or, collectively, “participants”), have entered into participation agreements to participate in the Plan. The benefits under the Plan supersede and replace any rights the participants have in connection with any change of control or severance benefits contained in such participants’ offer letters, equity award agreements or any other agreement that specifically relates to accelerated vesting of equity awards. The terms of the Plan, including the potential amounts payable under the Plan and related defined terms, are described in detail below under “Potential Payments upon Termination and upon Termination Following a Change in Control.” Ms. McFerson received certain benefits under the Plan in connection with her separation from the company in January 2015, as more particularly set forth in the “Summary Compensation” table below and under “Potential Payments upon Termination and upon Termination Following a Change in Control.” Mr. Diniz was not eligible for and did not receive any benefits under the Plan in connection with his separation from the company.
We believe that the Plan appropriately balances our need to offer a competitive level of severance protection to our executives and to induce our executives to remain in our employ through the potentially disruptive conditions that may exist around the time of a change in control, while not unduly rewarding executive officers for a termination of their employment.
Other Executive Benefits and Perquisites.   We provide the following benefits to our executive officers on the same basis as other eligible employees:
•
health insurance;

•
vacation, personal holidays and sick days;

•
life insurance and supplemental life insurance;

•
short-term and long-term disability; and

•
a 401(k) plan with an employer matching contribution.

We believe these benefits are generally consistent with those offered by other companies with which we compete for executive talent.
Some of the executives whom we have hired, including Mr. Asadorian, held positions in locations outside of Northern California at the time they agreed to join us at our headquarters in Emeryville, California. We have agreed in these instances to pay certain relocation expenses to these executives, including temporary housing. Furthermore, in connection with Mr. Diniz’ reassignment back to Brazil in January 2015, we paid a relocation lump sum payment in the amount of  $9,482.80. The amounts of relocation and travel expenses paid in 2015 to named executive officers are included in the “All Other Compensation” column in the “Summary Compensation” table below and the associated footnotes. Given the cost of living in the San Francisco Bay Area relative to most other metropolitan areas in the United States, we believe that in order for us not to be limited to hiring executives located near our headquarters in Emeryville, California, we must be willing to offer to pay an agreed upon amount of relocation costs.

Other Compensation Practices and Policies.   We have the following additional compensation practices and policies that apply to our named executive officers:
Timing of Equity Awards.   The timing of equity awards has been determined by the Board or Leadership Development and Compensation Committee based on the Board’s or committee’s view at the time regarding the adequacy of executive equity interests in Amyris for purposes of retention and motivation.
In February 2015, our Board ratified our existing policy regarding equity award grant dates, fixing grant dates in an effort to ensure the integrity of the equity compensation award granting process. This policy took effect beginning with equity awards granted after the original adoption of the policy in March 2011. Under the policy, equity awards are generally granted on the following schedule:
•
For equity awards to ongoing employees, the grant date is set as the first business day of the week following the week in which the award is approved; and

•
For equity awards to new hires, the grant date is set as the first business day of the week following the later of the week in which the award is approved or the week in which the new hire commences his or her employment.

Tax Considerations.   Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for its chief executive officer and its three other most highly-compensated executive officers (other than its chief financial officer), unless such compensation is “performance based” or satisfies the conditions of another exemption. To date, the Board has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. However, our 2010 Equity Incentive Plan includes various provisions designed to allow us to qualify stock options and other equity awards and performance based compensation under Section 162(m), including a limitation on the maximum number of shares subject to awards that may be granted to an individual under the 2010 Equity Incentive Plan in any one year. Also, among other requirements, for certain awards granted under the 2010 Equity Incentive Plan to qualify as fully deductible performance-based compensation under Section 162(m), our stockholders were required to re-approve the 2010 Equity Incentive Plan on or before the first annual meeting of stockholders at which directors were to be elected that occurred after the close of the third calendar year following the calendar year of our initial public offering. We sought and received such approval at our 2012 annual meeting of stockholders.
Our Leadership Development and Compensation Committee may adopt a policy at some point in the future providing that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m). Until such policy is implemented, our Leadership Development and Compensation Committee may, in its discretion, authorize compensation payments that do not consider the deductibility limit imposed by Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
Compensation Recovery Policy.   We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Under those circumstances, the Board or the Leadership Development and Compensation Committee would evaluate whether adjustments or recoveries of awards were appropriate based upon the facts and circumstances surrounding the restatement. We anticipate that the Board or Leadership Development and Compensation Committee will adopt a policy regarding restatements in the future based on anticipated SEC and NASDAQ regulations requiring listed companies to have a policy that requires repayment of incentive compensation that was paid to current or former executives in the three fiscal years preceding any restatement due to material noncompliance with financial reporting requirements.
Stock Ownership Policy.   We have not established stock ownership or similar guidelines with regard to our executive officers. All of our executive officers currently have a direct or indirect, through their stock option holdings, equity interest in our company and we believe that they regard the potential returns from these interests as a significant element of their potential compensation for services to us.

Insider Trading Policy.   We have a policy entitled “Procedures and Guidelines Governing Securities Trades by Company Personnel” (referred to as our “Insider Trading Policy”) that, among other things, prohibits trading in our securities while in possession of material, non-public information. Under our Insider Trading Policy, our employees, officers and directors may not acquire, sell or trade in any interest or position relating to the future price of our securities (such as a put option, a call option or a short sale).
Leadership Development and Compensation Committee Report*
The Leadership Development and Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this Proxy Statement. Based on this review and discussion, the Leadership Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Amyris, Inc. Leadership Development and Compensation Committee of the Board
Carole Piwnica (Chair)
John Doerr

*
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Amyris under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table
The following table sets forth information regarding compensation earned by our named executive officers in 2015 and, where the individual was a named executive officer for the relevant prior year, 2014 and 2013.
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)	Total ($)
John Melo President and Chief Executive Officer	2015	550,000	1,322,000	1,036,275	272,234	758(3)	3,181,267
	2014	550,000	1,053,000	701,160	359,888	405(4)	2,664,453
	2013	550,000	685,930	728,065	150,000	—	2,113,995
Raffi Asadorian Chief Financial Officer	2015	445,096(5)	350,000	340,890	68,362	53,842(6)	1,258,190
Paulo Diniz(7) Former Interim Chief Financial Officer	2015	199,713(8)(9)	—	—	18,371	55,297(10)	273,381
	2014	361,900(8)	164,970	161,267	133,304	541,467(11)	1,362,908
	2013	377,861(8)	261,800	121,008	85,000	5,081(12)	850,750
Joel Cherry President, Research and Development	2015	358,750	336,628	261,173	78,024	2,460(13)(14)	1,037,035
	2014	358,750	322,920	215,022	104,518	2,460(13)(14)	1,003,670
	2013	358,750	318,570	340,839	120,000	1,020(13)	1,139,179
Susanna McFerson Former Chief Business Officer	2015	17,067(15)	—	—	—	418,081(16)	435,148
	2014	375,000	147,420	142,569	35,375	405(4)	700,769
	2013	311,298(15)	375,700	411,620	35,000	69,931(17)	1,203,549
Nicholas Khadder(18) Senior Vice President and General Counsel	2015	300,000	284,020	215,672	60,496	758(3)	860,946
	2014	300,000	161,460	156,592	85,375	405(4)	703,832

(1)
As required under applicable rules of the Securities and Exchange Commission, payments under our 2015 cash bonus plan are included in the column entitled “Non-Equity Incentive Plan Compensation”, as they were based upon the satisfaction of pre-established performance targets, the outcome of which was substantially uncertain.

(2)
The amounts in the “Stock Awards” and “Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions made in the valuation of the awards are discussed in Note 11, “Stock-based Compensation Plans” of  “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. See the “Grants of Plan-Based Awards in 2015” table for additional information regarding stock and option awards granted in 2015. These amounts do not correspond to the actual value that may be recognized by the named executive officers.

(3)
Includes $758 for taxes associated with long term disability insurance premiums.

(4)
Includes $405 for taxes associated with long term disability insurance premiums.

(5)
Mr. Asadorian joined Amyris on January 6, 2015. The amount shown in the salary columns for 2015 represent a partial year’s salary based on his January 6, 2015 start date.

(6)
Includes $53,842 for relocation stipend.

(7)
Mr. Diniz was paid compensation both by Amyris (in U.S. dollars) and Amyris Brasil (in Brazilian reais) with respect to 2013, 2014 and 2015. Where compensation was paid to him in Brazilian reais, such amounts have been converted to U.S. dollars at the exchange rate on December 31, 2013, 2014 or 2015, as applicable.

(8)
Mr. Diniz’s original employment offer letter from February 2011 (as the then-Chief Executive Officer of Amyris Brasil) set his annual base salary at $400,000 (or $33,333.33 per month), but he received his salary through Amyris Brasil’s payroll in Brazilian reais. In connection with Mr. Diniz’s appointment as our then-interim Chief Financial Officer in December 2013, the Leadership Development and

Compensation Committee reviewed his compensation and noted that prior to December 2013, due to exchange rate discrepancies, Mr. Diniz’s base salary amounts had not equated to $33,333.33 per month. Therefore, in December 2013, the company agreed to provide Mr. Diniz a one-time true-up payment of  $110,049 to account for the exchange rate discrepancies from March 2011 through December 2013. Thereafter, from January 2014 until his resignation in September 2015, the company provided Mr. Diniz a monthly true-up payment to ensure his base salary paid in Brazilian reais remained commensurate with the $33,333.33 per month we agreed to in his employment offer letter.
(9)
Mr. Diniz resigned as an employee of the company effective September 1, 2015. The amount shown in the salary column for 2015 represents a partial year’s salary based on his September 1, 2015 departure date.

(10)
Includes tax equalization payments of $45,814 and $9,483 relocation lump sum payment in connection with Mr. Diniz’ reassignment back to Brazil in January 2015. Mr. Diniz did not receive any cash benefit from the tax equalization payments. The purpose of the tax equalization payment is to leave the individual in exactly the same position (i.e., no better and no worse) as if they had not become subject to U.S. taxation on a portion of their income.

(11)
Includes tax equalization payments of $464,872, $10,000 relocation bonus, $62,592 reimbursement for temporary housing, and $4,003 reimbursement for miscellaneous relocation related expenses. Mr. Diniz did not receive any cash benefit from the tax equalization payments. The purpose of the tax equalization payment is to leave the individual in exactly the same position (i.e., no better and no worse) as if they had not become subject to U.S. taxation on a portion of their income.

(12)
Includes $5,081 of personal travel expenses, including commuting expenses.

(13)
Includes $1,020 reimbursement for commuting expenses.

(14)
Includes $1,440 as a stipend for waiving medical benefits.

(15)
Ms. McFerson joined Amyris on March 4, 2013 and resigned effective January 16, 2015. The amounts shown in the salary columns for 2013 and 2015 represent a partial year’s salary based on her March 4, 2013 start date and January 16, 2015 departure date.

(16)
Includes $381,962 for payments pursuant to our Executive Severance Plan, $63 for taxes associated with long term disability insurance premiums and $36,056 for accrued vacation. See “Potential Payments upon Termination and upon Termination Following a Change in Control” for more information regarding benefits under our Executive Severance Plan.

(17)
Includes $52,270 reimbursement for temporary housing and $17,662 for relocation stipend.

(18)
Mr. Khadder commenced his employment with Amyris in a prior year but did not serve as an executive officer until December 2013.

Grants of Plan-Based Awards in 2015
The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2015 to our named executive officers.
Name	Grant Date(1)	Approval Date of Grant(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)
John Melo	—	—	196,875	281,250	759,375	—	—	—	—
John Melo	06/08/2015	06/04/2015	—	—	—	425,000	—	—	833,000
John Melo	06/08/2015	06/04/2015	—	—	—	—	425,000(7)	1.96	546,720
John Melo	11/09/2015	11/06/2015	—	—	—	300,000	—	—	489,000
John Melo	11/09/2015	11/06/2015	—	—	—	—	450,000(8)	1.63	489,555
Raffi Asadorian	—	—	65,625	93,750	253,125	—	—	—	—
Raffi Asadorian	01/20/2015	01/15/2016	—	—	—	200,000	—	—	350,000
Raffi Asadorian	01/20/2015	01/15/2016	—	—	—	—	300,000(9)	1.75	340,890
Paulo Diniz(10)	—	—	—	—	—	—	—	—	—
Joel Cherry	—	—	55,125	78,750	212,625	—	—	—	—
Joel Cherry	06/08/2015	06/04/2015	—	—	—	110,000	—	—	215,600
Joel Cherry	06/08/2015	06/04/2015	—	—	—	—	110,000(7)	1.96	141,504
Joel Cherry	11/09/2015	11/06/2015	—	—	—	74,250	—	—	121,028
Joel Cherry	11/09/2015	11/06/2015	—	—	—	—	110,000(8)	1.63	119,669
Nicholas Khadder	—	—	43,750	62,500	168,750	—	—	—	—
Nicholas Khadder	06/08/2015	06/04/2015	—	—	—	100,000	—	—	196,000
Nicholas Khadder	06/08/2015	06/04/2015	—	—	—	—	100,000(7)	1.96	128,640
Nicholas Khadder	11/09/2015	11/06/2015	—	—	—	54,000	—	—	88,020
Nicholas Khadder	11/09/2015	11/06/2015	—	—	—	—	80,000(8)	1.63	87,032
Susanna McFerson(11)	—	—	—	—	—	—	—	—	—

(1)
Our Board has adopted a policy regarding the grant date of equity awards under which the grant date of all equity awards generally would be the first business day of the week following the week in which the award was approved by the Leadership Development and Compensation Committee.

(2)
In February 2015, the Leadership Development and Compensation Committee approved a non-equity incentive plan under which the eligibility amounts reported under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” were based. The terms of the plan and actual amounts paid out under the 2015 bonus plan are discussed above in this Proxy Statement under “Executive Compensation — 2015 Compensation — Cash Bonuses” and the amounts paid out are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation” table above. The estimated possible payouts as of December 31, 2015 shown in this table reflect the potential incentive awards that could have been paid for the fourth quarter and annual period of 2015 at the threshold, target and maximum levels for each individual. Mr. Diniz and Ms. McFerson were not eligible for the annual bonus or the quarterly bonus for the fourth quarter because each ceased being an employee of Amyris prior to the evaluation and payout of such bonuses.

(3)
Amounts in this column represent restricted stock units granted under our 2010 Equity Incentive Plan. All restricted stock unit awards granted in 2015 had a three-year vesting schedule from a vesting commencement date of the first day of the month of grant, with one third of the units vesting annually, subject to continued service through each vesting date. Such restricted stock unit awards are subject to acceleration of vesting upon termination of employment following a change of control, as further described below under “Potential Payments upon Termination and upon Termination Following a Change in Control.”

(4)
Amounts in this column represent stock option awards granted under our 2010 Equity Incentive Plan. All of the option awards granted in 2015 had a four-year vesting schedule with 25% of the original number of shares vesting on the first anniversary of the vesting commencement date, which is a date fixed by the Board or Leadership Development and Compensation Committee when granting equity awards, and 1/48th of the original number of shares vesting each month thereafter until the fourth anniversary of the vesting commencement date, subject to continued service through each vesting date. Such option awards are subject to acceleration of vesting upon termination of employment following a change of control, as further described below under “Potential Payments upon Termination and upon Termination Following a Change in Control.”
(5)
The option exercise price per share is the closing price of our common stock on NASDAQ on the date of grant, which represents the fair value of our common stock on the same date. Restricted stock unit awards did not have any exercise price.

(6)
Reflects the grant date fair value of each award computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions made in the valuation of the awards are discussed in Note 11, “Stock-Based Compensation Plans” of  “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(7)
The vesting commencement date of this award was June 8, 2015.

(8)
The vesting commencement date of this award was November 1, 2015.

(9)
The vesting commencement date of this award was January 6, 2015.

(10)
Mr. Diniz ceased serving as interim Chief Financial Officer effective January 6, 2015, at which time Mr. Asadorian was named Chief Financial Officer and Mr. Diniz assumed a new role as chairman of Amyris Brasil, a non-executive officer position, until his resignation effective September 1, 2015. Mr. Diniz served as a consultant for the company pursuant to a consulting agreement between Mr. Diniz and the company from September 2, 2015 until December 31, 2015. Mr. Diniz was not granted any plan-based awards during 2015.

(11)
Ms. McFerson resigned from the company effective January 16, 2015. Ms. McFerson was not granted any plan-based awards during 2015.

Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables
The material terms of the named executive officers’ annual compensation, including base salaries, discretionary cash bonuses, our equity award granting practices and severance benefits and explanations of compensation decisions for cash and equity compensation during 2015 are described above under “Compensation Discussion and Analysis.” As noted below under “Agreements with Executive Officers”, except for certain terms contained in their employment offer letters, equity award agreements and participation agreements entered into in connection with our Executive Severance Plan, none of our named executive officers has entered into a written employment agreement with us.
2016 Bonus Plan
In February 2016, the Leadership Development and Compensation Committee approved a 2016 cash bonus plan (or the “2016 Bonus Plan”) that included the cash bonus plan for our executive officers. The 2016 Bonus Plan is largely consistent with the 2015 bonus plan and provides the following structure for Amyris’ named executive officers set forth in this Proxy Statement:
•
General Structure.   The 2016 Bonus Plan provides for funding and payout of cash bonus awards based on quarterly and annual performance during 2016. The total potential funding of the 2016 Bonus Plan for each of these bonus periods is based on our performance under certain metrics set by the Leadership Development and Compensation Committee for each quarter and for the year. Payouts under the Bonus Plan would occur following a review of our results and performance each quarter and the executive officers’ individual performance results at the end of the year.

•
Funding Target Levels and Performance Metrics.   The total funding possible under the bonus plan is based on a cash value (or the “target bonus fund”) determined by the executive officers’ target bonus levels. Target bonuses for our executive officers vary by officer, but are generally set between 30% and 35% of annual base salary, other than for our Chief Executive Officer, whose target bonus is set at approximately 80% of his annual base salary. The aggregate amount of these target bonuses are the basis for the total funding of the 2016 Bonus Plan. The quarterly and annual funding of the 2016 Bonus Plan is based on achievement of the following company performance metrics for each quarter during 2016 (as determined by the Leadership Development and Compensation Committee and, in the case of quarterly funding, as applicable for the quarter based on Amyris’ operating plan): total revenues (weighted 40%), cash operating expenditures (weighted 30%) and production costs (weighted 30%). For each quarterly period and for the annual period of the 2016 Bonus Plan, “threshold,” “target” and “superior” performance levels are set for each performance metric, which performance levels are intended to capture the relative difficulty of achievement of that metric.
•
Funding Calculation.   For each of the four quarterly periods of the 2016 Bonus Plan, the 2016 Bonus Plan allocates 12.5% of the total target bonus fund. For the annual period of the 2016 Bonus Plan, the 2016 Bonus Plan allocates 50% of the total target bonus fund. Funding is based on the weighted average achievement of the performance metrics that achieve at least the “threshold” performance level for a given 2016 Bonus Plan period. If we do not achieve at least a 70% weighted average achievement level of the performance metrics described above (or the “funding threshold”) for a given 2016 Bonus Plan period, no funding would occur under the 2016 Bonus Plan for such period. If we achieve at least the funding threshold level, 70% funding would occur. For a weighted average achievement between the funding threshold level and “target” level, a pro rata increase in funding would occur up to 100% of the target bonus fund allocated to such period. For weighted average achievement above the target level, an increase in funding of 2.5% for every 1% above target performance would occur up to, for the quarterly funding, 125% of the target bonus fund for such quarter, and for the annual funding, 150% of the annual target bonus fund.

•
Payouts.   Any payouts for the quarterly bonus periods would be the same as the funded level (provided the recipient meets eligibility requirements through the payout date), and would be subject to a cap of 100% of the allocated quarterly target bonus fund. Any funding in excess of 100% of the allocated quarterly target bonus fund would not be paid out, and instead would be allocable to the annual bonus fund. Excess quarterly funding not paid, but added to the annual bonus fund, is in addition to the annual bonus fund maximum of 150% of the annual target bonus fund. Payouts for the annual bonus period would be made from the aggregate funded amount in the discretion of the Leadership Development and Compensation Committee based on company and individual performance, and could range from 0% to 200% of an individual’s funded amount for the annual bonus period (including any excess quarterly funding).

As an illustrative example, below please find a table setting forth the 2016 Bonus Plan funding and payouts for executives at the threshold, target and superior performance levels for both the quarterly and annual bonus periods, as well as the total possible payouts for the quarterly periods, annual period and aggregate of the quarterly and annual periods, assuming a $100,000 target bonus and further assuming the executive meets eligibility requirements through the applicable payout dates:
	Performance Level
	Threshold	Target	Superior
Quarterly Periods
Funding ($)	8,750	12,500	15,625
Payout ($)	8,750	12,500	12,500(1)
Annual Period
Funding ($)	35,000	50,000	87,500(2)
Payout ($)	0 – 70,000	0 – 100,000	0 – 175,000

Bonus Period
	Quarterly Periods	Annual Period	Aggregate
Total Possible Payout
	$0 – 50,000	0 – 175,000	0 – 225,000
% of Target Bonus	0 – 50	0 – 175	0 – 225

(1)
$3,125 is allocable to the annual bonus fund.

(2)
Assumes maximum $12,500 of excess quarterly funding.

Outstanding Equity Awards as of December 31, 2015
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2015.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(25)
John Melo	279,979(1)(2)(7)	—	3.93	08/25/2018
	298,004(3)(8)	—	20.41	04/20/2020
	84,000(4)(12)	—	26.84	04/15/2021
	91,666(4)(14)	8,334	3.86	04/09/2022
	240,666(5)(17)	120,334	2.87	06/03/2023
	125,000(5)(19)	175,000	3.51	05/05/2024
	—	425,000(5)(23)	1.96	06/08/2025
	—	450,000(5)(24)	1.63	11/09/2025
					1,004,666(6)(17)(19)(22)(24)	1,627,559
Raffi Asadorian	—	300,000(5)(21)	1.75	01/20/2025
					200,000(6)(20)	324,000
Paulo Diniz(26)	237,500(2)(13)	—	26.84	04/15/2021
	18,333(4)(14)	—	3.86	04/09/2022
	40,000(5)(17)	—	2.87	06/03/2023
	28,750(5)(19)	—	3.51	05/05/2024
					—	—
Joel Cherry	163,500(1)(2)(9)	—	4.31	09/14/2019
	20,000(1)(2)(10)	—	9.32	01/07/2020
	25,000(4)(12)	—	26.84	04/15/2021
	22,916(4)(14)	2,084	3.86	04/09/2022
	112,666(5)(17)	56,334	2.87	06/03/2023
	38,333(5)(19)	53,667	3.51	05/05/2024
	—	110,000(5)(23)	1.96	06/08/2025
	—	110,000(5)(24)	1.63	11/09/2025
					282,583(6)(17)(19)(22)(24)	457,784
Nicholas Khadder	25,000(2)(11)	—	16.00	12/10/2020
	4,800(4)(15)	800	3.86	04/09/2022
	8,625(4)(16)	1,875	2.60	06/11/2022
	30,000(5)(17)	15,000	2.79	07/22/2023
	54,166(5)(18)	45,834	2.94	12/16/2023
	27,916(5)(19)	39,084	3.51	05/05/2024
	—	100,000(5)(23)	1.96	06/08/2025
	—	80,000(5)(24)	1.63	11/09/2025
					206,832(6)(17)(18)(19)(22)(24)	335,068
Susanna McFerson(27)	—	—	—	—
	—	—	—	—
					—	—

(1)
Options were granted under the 2005 Stock Option/Stock Issuance Plan to our named executive officers and were immediately exercisable, regardless of vesting schedule.

(2)
Options vest as to 20% of the original number of shares on the first anniversary of the vesting commencement date, which is a date fixed by the Board or Leadership Development and Compensation Committee when granting equity awards, and as to an additional 1/60th of the original number of shares each month thereafter until the fifth anniversary of the vesting commencement date, subject to continued service through each vesting date.

(3)
Options vest at a rate of 1/60th of the original number of shares each month from the vesting commencement date until the fifth anniversary of the vesting commencement date, subject to continued service through each vesting date.

(4)
Options vest at a rate of 1/48th of the original number of shares each month from the vesting commencement date until the fourth anniversary of the vesting commencement date, subject to continued service through each vesting date.

(5)
Options vest as to 25% of the original number of shares on the first anniversary of the vesting commencement date, and as to an additional 1/48th of the original number of shares each month thereafter until the fourth anniversary of the vesting commencement date, subject to continued service through each vesting date.

(6)
Restricted stock units vest at a rate of 1/3rd of the original number of units annually from the vesting commencement date until the third anniversary of the vesting commencement date, subject to continued service through each vesting date.

(7)
The vesting commencement date of this award was June 3, 2008.

(8)
The vesting commencement date of this award was April 20, 2010.

(9)
The vesting commencement date of this award was November 3, 2008.

(10)
The vesting commencement date of this award was October 27, 2009.

(11)
The vesting commencement date of this award was October 25, 2010.

(12)
The vesting commencement date of this award was January 1, 2011.

(13)
The vesting commencement date of this award was March 1, 2011.

(14)
The vesting commencement date of this award was April 1, 2012.

(15)
The vesting commencement date of this award was April 9, 2012.

(16)
The vesting commencement date of this award was May 1, 2012.

(17)
The vesting commencement date of this award was April 1, 2013.

(18)
The vesting commencement date of this award was October 1, 2013.

(19)
The vesting commencement date of this award is April 1, 2014.

(20)
The vesting commencement date of this award is January 1, 2015.

(21)
The vesting commencement date of this award is January 6, 2015.

(22)
The vesting commencement date of this award is June 1, 2015.

(23)
The vesting commencement date of this award is June 8, 2015.

(24)
The vesting commencement date of this award is November 1, 2015.

(25)
Calculated by multiplying the number of units that had not vested as of December 31, 2015 by $1.62, the closing price of our common stock on NASDAQ on December 31, 2015.

(26)
Mr. Diniz ceased serving as interim Chief Financial Officer effective January 6, 2015, at which time Mr. Asadorian was named Chief Financial Officer and Mr. Diniz assumed a new role as chairman of Amyris Brasil, a non-executive officer position, until his resignation effective September 1, 2015. Mr. Diniz served as a consultant for the company pursuant to a consulting agreement between Mr. Diniz and the company from September 2, 2015 until December 31, 2015. Pursuant to his consulting agreement, Mr. Diniz’s previously granted equity awards continued to vest through the termination of his consulting agreement on December 31, 2015. Upon the termination of his consulting agreement, Mr. Diniz’s outstanding equity awards ceased vesting: all of his vested options remained exercisable for a period of three months after December 31, 2015, and all of his unvested options and restricted stock units were forfeited.

(27)
Ms. McFerson resigned from the company effective January 16, 2015. Upon the termination of her employment, Ms. McFerson’s outstanding equity awards ceased vesting: all of her vested options remained exercisable for a period of three months after January 16, 2015, and all of her unvested options and restricted stock units were forfeited.

Option Exercises and Stock Vested During 2015
The following table sets forth information regarding the exercise of options and vesting of restricted stock units held by our named executive officers during 2015.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John Melo	—	—	122,552	481,016
Raffi Asadorian	—	—	—	—
Paul Diniz(2)	—	—	45,666	111,882
Joel Cherry	—	—	53,865	210,700
Nicholas Khadder	—	—	34,088	125,282
Susanna McFerson(3)	—	—	—	—

(1)
Value realized on vesting is calculated by multiplying the number of units vesting by the closing price of our common stock on NASDAQ on the date of vesting.

(2)
Mr. Diniz ceased serving as interim Chief Financial Officer effective January 6, 2015, at which time Mr. Asadorian was named Chief Financial Officer and Mr. Diniz assumed a new role as chairman of Amyris Brasil, a non-executive officer position, until his resignation effective September 1, 2015. Mr. Diniz served as a consultant for the company pursuant to a consulting agreement between Mr. Diniz and the company from September 2, 2015 until December 31, 2015. Pursuant to his consulting agreement, Mr. Diniz’s previously granted equity awards continued to vest through the termination of his consulting agreement on December 31, 2015. Upon the termination of his consulting agreement, Mr. Diniz’s outstanding equity awards ceased vesting: all of his vested options remained exercisable for a period of three months after December 31, 2015, and all of his unvested options and restricted stock units were forfeited.

(3)
Ms. McFerson resigned from the company effective January 16, 2015. Upon the termination of her employment, Ms. McFerson’s outstanding equity awards ceased vesting: all of her vested options remained exercisable for a period of three months after January 16, 2015, and all of her unvested options and restricted stock units were forfeited.

Pension Benefits
None of our named executive officers participates in, or has an account balance in, a qualified or non-qualified defined benefit plan sponsored by us.

Non-Qualified Deferred Compensation
None of our named executive officers participates in, or has account balances in, a traditional non-qualified deferred compensation plan or other deferred compensation plans maintained by us.
Potential Payments upon Termination and upon Termination Following a Change in Control
In November 2013, the Leadership Development and Compensation Committee of the Board adopted the Amyris, Inc. Executive Severance Plan (or the “Plan”). The Plan has an initial term of 36 months, which expires in November 2016, and thereafter will be automatically extended for successive additional one-year periods unless the company provides six months’ notice of non-renewal prior to the end of the applicable term. The Leadership Development and Compensation Committee adopted the Plan to provide a consistent and updated severance framework for Amyris executives that aligns with peer practices. All continuing named executive officers, and all senior level employees of Amyris that are eligible to participate in the Plan (collectively, “participants”), have entered into participation agreements to participate in the Plan. The benefits under the Plan supersede and replace any rights the participants have in connection with any change of control or severance benefits contained in such participants’ employment offer letters, equity award agreements or any other agreement that specifically relates to accelerated vesting of equity awards. In connection with the execution of a participation agreement, the participants are eligible for the following benefits under the Plan.
Upon termination by Amyris of a participant’s employment other than for “cause” (as defined below) or the death or disability of the participant, or resignation by the participant of such participant’s employment for “good reason” (as defined below) (collectively referred to as an “Involuntary Termination”), the participant becomes eligible for the following severance benefits from Amyris:
•
12 months of base salary continuation (18 months for the Chief Executive Officer)

•
12 months of health benefits continuation (18 months for the Chief Executive Officer)

Upon an Involuntary Termination of a participant at any time within the period beginning three months before and ending 12 months after a change of control (as defined below) of Amyris, each participant becomes eligible for the following severance benefits from Amyris:
•
18 months of base salary continuation (24 months for the Chief Executive Officer)

•
18 months of health benefits continuation (including for the Chief Executive Officer)

•
Automatic acceleration of vesting and exercisability of all outstanding equity awards then held by the participant

In each case, the benefits are contingent upon the participant complying with various requirements, including non-solicitation and confidentiality obligations to Amyris, and on execution, delivery and non-revocation by the participant of a standard company release of claims within 60 days of the participant’s separation from service (as defined in Section 409A of the Internal Revenue Code of 1986, as amended, or the “Code”). The benefits are subject to forfeiture if, among other things, the participant breaches any of his or her obligations under the Plan and related agreements. The benefits are also subject to adjustment and deferral based on applicable tax rules relating change-in-control payments and deferred compensation.
Under the Plan, “cause” generally encompasses the participant’s: (i) gross negligence or intentional misconduct; (ii) failure or inability to satisfactorily perform any assigned duties; (iii) commission of any act of fraud or misappropriation of property or material dishonesty; (iv) conviction of a felony or a crime involving moral turpitude; (v) unauthorized use or disclosure of the confidential information or trade secrets of Amyris or any of our affiliates that use causes material harm to Amyris; (vi) material breach of contractual obligations or policies; (vii) failure to cooperate in good faith with investigations; or (viii) failure to comply with confidentiality or intellectual property agreements. Prior to any determination that “cause” under the Plan has occurred, we are generally required to provide notice to the participant specifying the event or actions giving rise to such determination and a 10-day cure period (30 days in the case of failure or inability to satisfactorily perform any assigned duties).

Under the Plan, “good reason” generally means: (i) a material reduction of the participant’s role at Amyris; (ii) certain reductions of base salary; (iii) a workplace relocation of more than 50 miles; or (iv) our failure to obtain the assumption of the Plan by a successor. In order for a participant to assert good reason for his or her resignation, he or she must provide us with written notice within 90 days of the occurrence of the condition and allow us 30 days to cure the condition. Additionally, if we fail to cure the condition within the cure period, the participant must terminate employment with us within 30 days of the end of the cure period.
Under the Plan, a “change of control” will generally be deemed to occur if  (i) Amyris completes a merger or consolidation after which Amyris’s stockholders before the merger do not own at least a majority of the outstanding voting securities of the acquiring or surviving entity after such merger or consolidation, (ii) Amyris sells all or substantially all of its assets, (iii) any person or entity acquires 50% or more of Amyris’s outstanding voting securities or (iv) a majority of Amyris’s directors cease to be directors over any one-year period.
To the extent any severance benefits to a named executive officer constitute deferred compensation subject to Section 409A of the Code and such officer is deemed a “specified employee” under Section 409A, we will defer payment of such benefits to the extent necessary to avoid adverse tax treatment.
We believe that the Plan appropriately balances our need to offer a competitive level of severance protection to our executives and to induce our executives to remain in our employ through the potentially disruptive conditions that may exist around the time of a change in control, while not unduly rewarding executives for a termination of their employment.
Ms. McFerson became eligible for certain of the non-change of control related benefits under the Plan in connection with her separation from the company in January 2015, as set forth below and in the “Summary Compensation” table above. Mr. Diniz was not eligible for and did not receive any benefits under the Plan in connection with his separation from the company.
The following table summarizes the potential amounts payable to each of our named executive officers under the Plan upon an Involuntary Termination (i) other than in connection with a change of control and (ii) in connection with a change of control, assuming, except as noted below, that such Involuntary Termination occurred on December 31, 2015.
	Involuntary Termination Not in Connection with a Change of Control			Involuntary Termination In Connection with a Change of Control
Name	Base Salary ($)	Continuing Health Benefits ($)	Value of Accelerated Options or Shares ($)(1)	Base Salary ($)	Continuing Health Benefits ($)	Value of Accelerated Options or Shares ($)(2)
John Melo	825,000	31,281	—	1,100,000	31,281	1,627,559
Raffi Asadorian	450,000	21,708		675,000	32,563	324,000
Paulo Diniz(3)	—	—	—	—	—	—
Joel Cherry	358,750	119	—	538,125	179	457,784
Nicholas Khadder	300,000	21,508		450,000	32,262	335,068
Susanna McFerson(4)	375,000	6,962	—	—	—	—

(1)
Accelerated vesting is only applicable in the event of an Involuntary Termination in conjunction with a change of control event.

(2)
With respect to outstanding options as of December 31, 2015, calculated by multiplying the number of shares underlying unvested options that would vest as a result of an Involuntary Termination in connection with a change of control by the excess of  $1.62, the closing price of our common stock on NASDAQ on December 31, 2015, over the exercise price of the options. With respect to outstanding restricted stock units as of December 31, 2015, calculated by multiplying the number of outstanding unvested units that would vest as a result of an Involuntary Termination in connection with a change of control by $1.62, the closing price of our common stock on NASDAQ on December 31, 2015. Options with exercise prices higher than $1.62 are excluded from the calculation. As of December 31, 2015, all outstanding unvested options held by our named executive officers had exercise prices higher than $1.62.
(3)
Mr. Diniz ceased serving as interim Chief Financial Officer effective January 6, 2015, at which time Mr. Asadorian was named Chief Financial Officer and Mr. Diniz assumed a new role as chairman of Amyris Brasil, a non-executive officer position, until his resignation effective September 1, 2015. Mr. Diniz was not eligible for and did not receive any benefits under the Plan in connection with his separation from the company.

(4)
Represents amounts paid to Ms. McFerson under the Plan in connection with her separation from the company in January 2015.

Agreements with Executive Officers
We do not have formal employment agreements with any of our named executive officers. The initial compensation of each named executive officer was set forth in an employment offer or promotion letter that we executed with him or her at the time his or her employment with us commenced (or at the time of his or her promotion, as the case may be). Each employment offer letter provides that the named executive officer’s employment is “at will.”
As a condition to their employment, our named executive officers entered into non-competition, non-solicitation and proprietary information and inventions assignment agreements. Under these agreements, each named executive officer has agreed (i) not to solicit our employees during his or her employment and for a period of 12 months after the termination of his or her employment, (ii) not to compete with us or assist any other person to compete with us during his or her employment, and (iii) to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of his or her employment.
See above “Executive Compensation — Potential Payments upon Termination and upon Termination Following a Change in Control” for a description of potential payments to our named executive officers upon termination of employment, including in connection with a change of control.
Limitation of Liability and Indemnification
Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law, or DGCL, and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for:
•
any breach of the director’s duty of loyalty to us or our stockholders;

•
acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•
voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•
any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.
In addition, our bylaws provide that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain an insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Board.
We have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
We are not presently aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Rule 10b5-1 Sales Plans
During 2015, certain of our directors and executive officers had written plans, known as Rule 10b5-1 plans, under which they contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information. As of February 29, 2016, all such Rule 10b5-1 plans held by our directors and officers had expired.

Director Compensation
Mr. Melo did not receive any compensation in connection with his service as a director due to his status as an employee. The compensation that we pay to Mr. Melo is discussed in the “Executive Compensation” section of this Proxy Statement.
Director Compensation for 2015
During the fiscal year ended December 31, 2015, our non-employee directors who served during 2015 received the compensation set forth below.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(9)	Option Awards ($)(2)(9)	All Other Director Compensation ($)	Total ($)(10)
Philippe Boisseau(3)	40,000	—	—	—	40,000
Nam-Hai Chua	19,657(4)	—	—	—	19,657
John Doerr	54,000	5,070	6,660	—	65,730
Geoffrey Duyk	47,500	5,070	6,660	—	59,230
Margaret Georgiadis	1,739(5)	49,200(6)	49,050(6)	—	99,989
Abraham Klaeijsen	22,527(7)	5,070	32,660(8)	—	60,257
Carole Piwnica	54,500	5,070	6,660	—	66,230
Fernando de Castro Reinach	47,500	5,070	6,660	—	59,230
HH Sheikh Abdullah bin Khalifa Al Thani	40,000	5,070	6,660	—	51,730
R. Neil Williams	70,000	5,070	6,660	—	81,730
Patrick Yang	40,000	5,070	6,660	—	51,730

(1)
Reflects board, committee chair and committee member retainer fees earned during 2015.

(2)
The amounts in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the awards are discussed in Note 11, “Stock-Based Compensation Plans” of  “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. These amounts do not correspond to the actual value that may be recognized by our non-employee directors.

(3)
All cash compensation earned by Mr. Boisseau during 2015 was paid directly to Total Energies Nouvelles Activités USA (formerly known as Total Gas & Power USA, SAS), which designated Mr. Boisseau to serve on the Board, and Mr. Boisseau did not receive any cash benefit from such payments. In addition, Mr. Boisseau has to date declined each equity award granted to him pursuant to our non-employee director compensation program, without prejudice to future awards.

(4)
Mr. Chua resigned from the Board in June 2015, and the fees earned by him in 2015 represent retainer fees earned for the portion of 2015 that he served on the Board.

(5)
Ms. Georgiadis joined the Board in December 2015, and the fees earned by her in 2015 represent retainer fees earned for the portion of 2015 that she served on the Board.

(6)
Upon joining the Board in December 2015, Ms. Georgiadis received an initial award under our 2010 Equity Incentive Plan of an option to purchase 45,000 of our common stock and 30,000 restricted stock units. This award was contemplated by our amended director compensation program (described in “Narrative to Director Compensation Tables” below). The option award vests in equal quarterly installments over three years and the restricted stock unit award vests in three equal annual installments, in each case from a vesting commencement date of December 1, 2015. The grant date fair value for these awards, as calculated under FASB ASC Topic 718, is as shown:

Name	Date of Grant	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Exercise Price Per Share ($)	Stock Awards ($)(2)	Option Awards ($)(2)
Margaret Georgiadis	12/21/2015	—	45,000	1.64	—	49,050
Margaret Georgiadis	12/21/2015	30,000	—	—	49,200	—
(7)
Mr. Klaeijsen joined the Board in June 2015, and the fees earned by him in 2015 represent retainer fees earned for the portion of 2015 that he served on the Board.

(8)
Upon joining the Board in June 2015, Mr. Klaeijsen received an initial award under our 2010 Equity Incentive Plan of an option to purchase 20,000 shares of our common stock. This award was contemplated by our previous director compensation program (described in “Narrative to Director Compensation Tables” below). This award vests in equal quarterly installments over three years from a vesting commencement date of June 7, 2015. The grant date fair value for this award, as calculated under FASB ASC Topic 718, is as shown:

Name	Date of Grant	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Exercise Price Per Share ($)	Stock Awards ($)(2)	Option Awards ($)(2)
Abraham Klaeijsen	06/15/2015	—	20,000	1.98	—	26,000
(9)
In July 2015, each of our non-employee directors other than Mr. Boisseau (and excluding Mr. Chua, who resigned from the Board in June 2015, and Ms. Georgiadis, who joined the Board in December 2015) received an annual award under our 2010 Equity Incentive Plan of an option to purchase 6,000 shares of our common stock and 3,000 restricted stock units. Mr. Boisseau declined the award. These awards were contemplated by our previous director compensation program (described in “Narrative to Director Compensation Tables” below). These option and restricted stock unit awards will vest on August 11, 2016. The grant date fair value for these awards, as calculated under FASB ASC Topic 718, is as shown:

Name	Date of Grant	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Exercise Price Per Share ($)	Stock Awards ($)(2)	Option Awards ($)(2)
John Doerr	7/30/2015	—	6,000	1.69	—	6,660
John Doerr	7/30/2015	3,000	—	—	5,070	—
Geoffrey Duyk	7/30/2015	—	6,000	1.69	—	6,660
Geoffrey Duyk	7/30/2015	3,000	—	—	5,070	—
Abraham Klaeijsen	7/30/2015	—	6,000	1.69	—	6,660
Abraham Klaeijsen	7/30/2015	3,000	—	—	5,070	—
Carole Piwnica	7/30/2015	—	6,000	1.69	—	6,660
Carole Piwnica	7/30/2015	3,000	—	—	5,070	—
Fernando de Castro Reinach	7/30/2015	—	6,000	1.69	—	6,660
Fernando de Castro Reinach	7/30/2015	3,000	—	—	5,070	—
HH Sheikh Abdullah bin Khalifa Al Thani	7/30/2015	—	6,000	1.69	—	6,660
HH Sheikh Abdullah bin Khalifa Al Thani	7/30/2015	3,000	—	—	5,070	—
R. Neil Williams	7/30/2015		6,000	1.69	—	6,660
R. Neil Williams	7/30/2015	3,000	—	—	5,070
Patrick Yang	7/30/2015	—	6,000	1.69	—	6,660
Patrick Yang	7/30/2015	3,000	—	—	5,070	—

(10)
As of December 31, 2015, the non-employee directors who served during 2015 held the following outstanding equity awards:

Name	Outstanding Options (Shares)	Outstanding Stock Awards (Units)
Philippe Boisseau(3)	—	—
Nam-Hai Chua(11)	—	—
John Doerr	50,000	3,000
Geoffrey Duyk	44,000	3,000
Margaret Georgiadis	45,000	30,000
Abraham Klaeijsen	26,000	3,000
Carole Piwnica	50,000	3,000
Fernando de Castro Reinach	50,000	3,000
HH Sheikh Abdullah bin Khalifa Al Thani	44,000	3,000
R. Neil Williams	38,000	3,000
Patrick Yang	152,000(12)	3,000
(11)
Upon Mr. Chua’s resignation from the Board in June 2015, his outstanding equity awards ceased vesting: all of his vested options remained exercisable for a period of three months after June 7, 2015, and all of his unvested options and restricted stock units were forfeited.

(12)
Includes options to purchase 120,000 shares of our common stock which Dr. Yang received for consulting work provided to the company in 2013 – 2014 prior to his appointment to the Board.

Narrative to Director Compensation Tables
In December 2010, the Board adopted a non-employee director compensation program that took effect on January 1, 2011. In February 2012, October 2013, November 2013 and November 2014, the Leadership Development and Compensation Committee determined that it would not recommend to the Board any changes to such program for 2012, 2013, 2014 or 2015, respectively. In February 2015, due to the commitment required for the role and consistent with similarly situated companies, the Board approved an increase to the annual cash retainer payable to the chair of the Audit Committee from $15,000 to $30,000, effective January 1, 2015. In November 2015, following a review with Compensia, the Leadership Development and Compensation Committee recommended to the Board that it increase the equity component of the non-employee director compensation program to provide for awards at approximately the 50th market percentile. In December 2015, the Board approved an increase to the equity component of the non-employee director compensation program, which had previously consisted of an initial award upon joining the Board of an option to purchase 20,000 shares of our common stock and an annual award of an option to purchase 6,000 shares of our common stock and 3,000 restricted stock units. Under the amended program, in each case subject to final approval by the Board with respect to equity awards:
•
Each non-employee director receives an annual cash retainer of  $40,000, an initial equity award upon joining the Board of an option to purchase 45,000 shares of our common stock and 30,000 restricted stock units and an annual equity award of an option to purchase 26,000 shares of our common stock and 17,000 restricted stock units. The initial option award vests in equal quarterly installments over three years from the vesting commencement date, which is a date set by the Board at the time of grant, the initial restricted stock unit award vests in equal annual installments over three years from the vesting commencement date, and the annual option and restricted stock unit awards become fully vested on the first anniversary of the grant date, in each case subject to continued service through each vesting date.

•
The chair of the Audit Committee receives an additional annual cash retainer of  $30,000.

•
The chair of the Leadership Development and Compensation Committee receives an additional annual cash retainer of  $10,000.

•
The chair of the Nominating and Governance Committee receives an additional annual cash retainer of  $9,000.

•
Audit Committee, Leadership Development and Compensation Committee and Nominating and Governance Committee members (other than the chair) receive an additional annual cash retainer of  $7,500, $5,000 and $4,500, respectively.

In general, all of the retainers described above are paid quarterly in arrears. In cases where a non-employee director serves for part of the year in a capacity entitling him or her to a retainer payment, the retainer is prorated to reflect his or her period of service in that capacity. Non-employee directors are also eligible for reimbursement of their expenses incurred in attending Board and committee meetings.
Compensation Committee Interlocks and Insider Participation
The members of the Leadership Development and Compensation Committee during 2015 were Nam-Hai Chua (until his resignation from the Board on June 7, 2015), John Doerr and Carole Piwnica. None of these directors was an officer or employee of Amyris or any of our subsidiaries during 2015, nor are any of these directors former officers of Amyris or any of our subsidiaries. Except as set forth under “Transactions with Related Persons” below, none of these directors has any relationships with us of the type that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors or as a member of the compensation or similar committee of any entity that has one or more executive officers who have served on our Board or Leadership Development and Compensation Committee during 2015. Mr. Doerr and Ms. Piwnica may be deemed to have interests in certain transactions with us, as more fully described in “Transactions with Related Persons” below.
Transactions with Related Persons
The following is a description of each transaction since the beginning of 2015, and each currently proposed transaction, in which:
•
we have been or are to be a participant;

•
the amount involved exceeds $120,000; and

•
any of our directors, executive officers or holders of more than 5% of any class of our capital stock at the time of the transactions in issue, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

January 2015 Sale of R&D Note
Following successful completion of the remaining closing conditions, and in accordance with the technology license, development, research and collaboration agreement (as amended, the “Collaboration Agreement”) between us and Total Energies Nouvelles Activités USA (formerly known as Total Gas & Power USA, SAS) (“Total”), on January 27, 2015, we sold and issued a 1.5% Senior Secured Convertible Note Due 2017 to Total in the face amount of  $10.85 million (the “January 2015 R&D Note”). As of February 29, 2016, Total beneficially owned 80,187,442 shares of our common stock, representing approximately 36.0% of our outstanding common stock (this includes the assumed conversion and exercise of certain convertible promissory notes and warrants, respectively, held by Total, as described above under the Section titled “Security Ownership of Certain Beneficial Owners and Management”), and Philippe Boisseau, one of our directors, is an officer of Total and was designated to serve on our Board by Total pursuant to a letter agreement between us and Total (as described above under the Section titled “Arrangements Concerning Selection of Directors”).
The January 2015 R&D Note sale was completed under that certain Securities Purchase Agreement, dated as of July 30, 2012 (as amended, the “R&D Purchase Agreement”), by and between us and Total. The January 2015 R&D Note has a March 1, 2017 maturity date and an initial conversion price equal to $4.11 per share of our common stock, which is subject to adjustment for proportional adjustments to our outstanding common stock and under anti-dilution provisions in case of certain dividends and distributions. The January 2015 R&D Note becomes convertible into our common stock or payable by us to Total depending on various conditions, including whether or not Total makes certain “Go” or “No-Go” decisions with respect to its participation in the fuels collaboration between us and Total. Specifically, the January 2015 R&D Note becomes convertible into our common stock (i) within 10 trading days prior to maturity (if it is not canceled prior to its maturity date based on a Go decision), (ii) on a change of control of Amyris, (iii) if Total is no longer our largest stockholder following a No-Go decision (subject to a six-month lock-up with respect to any shares of our common stock issued upon conversion), and (iv) on a default by Amyris. If Total makes a final Go decision, then the January 2015 R&D Note would be exchanged by Total for equity interests in the fuels joint venture contemplated by the Collaboration Agreement, after which the January 2015 R&D Note would not be convertible and any obligation to pay principal or interest on the January 2015 R&D Note will be extinguished. If Total makes a No-Go decision, the January 2015 R&D Note would remain outstanding and become payable at maturity. The January 2015 R&D Note bears interest at a rate of 1.5% per year (with a default rate of 2.5% per year), accruing from January 27, 2015 and payable at maturity or on conversion or a change of control where Total exercises its right to require us to repurchase the January 2015 R&D Note at a price equal to 101% of the principal amount thereof. Accrued interest is canceled if the January 2015 R&D Note is canceled based on a Go decision. The January 2015 R&D Note was issued in a private placement pursuant to the exemption from registration under Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act.
Naxyris Securities Purchase Agreement
On March 30, 2015, we entered into a Securities Purchase Agreement (the “Naxyris SPA”) for the sale of up to $10.0 million in principal amount of an unsecured convertible note (the “Naxyris Note”) to Naxyris, S.A. (“Naxyris”), an investment vehicle owned by Naxos Capital Partners SCA Sicar (director Carole Piwnica is Director of NAXOS UK, which is affiliated with Naxos Capital Partners SCA Sicar, and was designated to serve on our Board by Naxyris pursuant to a letter agreement between us, Naxyris and the other parties thereto (as described above under the Section titled “Arrangements Concerning Selection of Directors”)). As of February 29, 2016, Naxyris beneficially owned 8,107,351 shares of our common stock, representing approximately 3.9% of our outstanding common stock (this includes the assumed exercise of certain warrants held by Naxyris). The Naxyris SPA contemplated that the Naxyris Note may be issued in one closing to occur at any time prior to the earlier of March 31, 2016 or Amyris completing a new financing (or series of financings) of equity, debt or similar instruments in the amount of at least $10.0 million in the aggregate (excluding amounts that may be raised under existing commitments and agreements in existence as of March 30, 2015), following the satisfaction of certain closing conditions, including the receipt of certain third party consents, and required that we pay a commitment availability fee of   $0.2 million to Naxyris on April 1, 2015. Upon the closing of the 2015 Private Placement (as defined below), the Naxyris SPA terminated without the Naxyris Note being issued.
July 2015 Private Placement
On July 24, 2015, we entered into a Securities Purchase Agreement (the “July 2015 Purchase Agreement”) with purchasers named therein for the sale of 16,025,642 shares of our common stock to the purchasers for a per share purchase price of  $1.56 per share, representing aggregate proceeds to us of  $25 million (the “2015 Private Placement”). The purchasers include existing beneficial owners of more than 5% of our outstanding common stock at the time of the transaction: Foris Ventures, LLC (“Foris”), an entity affiliated with director John Doerr, which as of February 29, 2016 beneficially owned 15,133,732 shares of our common stock, representing approximately 7.2% of our outstanding common stock (this includes the assumed conversion and exercise of certain convertible promissory notes and warrants, respectively, held by Foris, as described above under the Section titled “Security Ownership of Certain Beneficial Owners and Management”), which purchased 9,615,384 shares; Total, which purchased 1,282,051 shares; and Naxyris, which purchased 2,243,594 shares. The 2015 Private Placement closed on July 29, 2015.
Pursuant to the July 2015 Purchase Agreement, we granted to each of the investors in the 2015 Private Placement a warrant, exercisable at an exercise price of  $0.01 per share, for the purchase of a number of shares of our common stock equal to 10% of the shares purchased by such investor (collectively, the “2015 Private Placement Warrants”). The exercisability of the 2015 Private Placement Warrants was subject to stockholder approval, which was obtained at a Special Meeting of Stockholders held on September 17, 2015. In connection therewith, we entered into Voting Agreements with Total, Maxwell, Naxyris, Kleiner Perkins Caufield & Byers, Foris, and Biolding Investment SA (“Biolding”), each of which is affiliated with one of our directors, and certain of the investors in the 2015 Private Placement pursuant to which such existing stockholders and investors agreed to vote in favor of the approval of the issuance of shares of our common stock issuable upon exercise of the 2015 Private Placement Warrants. The shares of common stock and the 2015 Private Placement Warrants were issued in a private placement pursuant to the exemption from registration under Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act.
We and the investors in the 2015 Private Placement also entered into a letter agreement (the “Registration Rights Letter”) that sets forth certain obligations of Amyris, including the obligation to register, via a Registration Statement filed with the SEC, shares of our common stock sold and issued in the 2015 Private Placement and shares of our common stock issuable upon exercise of the 2015 Private Placement Warrants. The Registration Statement registering the resale of all of the shares of our common stock issued in the 2015 Private Placement and issuable upon exercise of the 2015 Private Placement Warrants was filed with the Securities and Exchange Commission on August 12, 2015 and was declared effective by the Securities and Exchange Commission on November 10, 2015.
Exchange Agreement and Related Arrangements
On July 26, 2015 we entered into a series of agreements providing for the exchange and restructuring of approximately $175 million of our outstanding convertible debt (including the January 2015 R&D Note), as described below.
Background on Outstanding Convertible Promissory Notes
Existing Total Agreements and R&D Notes.   In June 2010, we entered into the Collaboration Agreement with Total, which sets forth the terms for the research, development, production and commercialization of chemical and/or fuel products using our synthetic biology platform. In July 2012, we entered into a Master Framework Agreement with Total which amended the Collaboration Agreement in order for the parties to establish a 50/50 joint venture (the “JV”) for the production and commercialization of renewable diesel and jet fuel products. At such time, Total agreed also to provide funding to Amyris in exchange for convertible notes (“R&D Notes”). Interest on the R&D Notes accrues from the date of funding and is payable at maturity or upon conversion or a change of control where Total exercises the right to require us to repurchase the R&D Notes at a price equal to 101% of the principal amount thereof. Under the terms and conditions of the JV-related agreements with Total, each of us and Total owned a 50% interest in the JV provided that Total continued to make certain “go” decisions scheduled for specified times to continue to pursue the JV. As a result of our issuance of R&D Notes to Total (including the January 2015 R&D Note) and several subsequent agreements by which Total exchanged R&D Notes for other of our securities, and our issuing substitute R&D Notes in exchange for existing R&D Notes, as of July 24, 2015, Total held outstanding R&D Notes in an aggregate principal amount of  $75 million, with conversion prices ranging from $3.08 to $7.0682 per share.
Existing Maxwell Tranche Notes.   In October 2013, we sold convertible promissory notes (“Tranche I Notes”) to Maxwell (Mauritius) Pte Ltd, an affiliate of Temasek Holdings (Private) Limited (collectively referred to as “Maxwell”), Total and other investors in an aggregate principal amount of  $51.8 million. As of February 29, 2016, Maxwell beneficially owned 72,389,780 shares of our common stock, representing approximately 34.5% of our outstanding common stock (this includes the assumed conversion and exercise of certain convertible promissory notes and warrants, respectively, held by Maxwell, as described above under the Section titled “Security Ownership of Certain Beneficial Owners and Management”), and Abraham (Bram) Klaeijsen, one of our directors, was designated to serve on our Board by Maxwell pursuant to a letter agreement between us and Maxwell (as described above under the Section titled “Arrangements Concerning Selection of Directors”). In January 2014, we sold additional convertible promissory notes (“Tranche II Notes” and, together with Tranche I Notes, “Tranche Notes”) to Maxwell, Total and another investor in an aggregate principal amount of  $34.0 million. The Tranche I Notes are due 60 months from the date of issuance and are convertible into our common stock at an initial per share conversion price of  $2.44. The Tranche II Notes are due 60 months from the date of issuance and are convertible into our common stock at an initial per share conversion price equal to $2.87. The conversion prices of the Tranche I Notes and Tranche II Notes are subject to adjustment (i) according to proportional adjustments to our outstanding common stock in the case of certain dividends and distributions, (ii) according to anti-dilution provisions, and (iii) with respect to Tranche Notes held by any purchaser other than Total, in the event that Total exchanges existing convertible notes for new securities of Amyris in connection with future financing transactions in excess of its pro rata amount. Interest accrues on the Tranche I Notes at a rate of 5% per six months, compounded semiannually, with interest for the first 30 months payable in kind and added to the principal every six months. After the first 30 months, we have the option to pay interest in cash or in kind by adding to the principal every six months. Interest accrues on the Tranche II Notes at a rate of 10% per annum, compounded annually, with interest for the first 36 months payable in kind and added to the principal annually. After the first 36 months, we have the option to pay interest in cash or in kind by adding to the principal every six months.
2014 144A Notes.   In May 2014, we sold and issued $75.0 million aggregate principal amount of 6.50% Convertible Senior Notes due 2019 (the “2014 144A Notes”) to certain qualified institutional buyers (the “2014 144A Offering”), including Total. In addition, in connection with obtaining a waiver from Total of its preexisting contractual right to exchange R&D Notes previously issued by us for new notes issued in the 2014 144A Offering, we used approximately $9.7 million of the net proceeds from the 2014 144A Offering to repurchase previously issued R&D Notes (representing the amount of 2014 144A Notes issued to Total). Additionally, Foris and Maxwell each participated in the 2014 144A Offering and purchased $5.0 million and $10.0 million, respectively, of the 2014 144A Notes sold thereunder. The 2014 144A Notes bear interest at a rate of 6.50% per year, payable semiannually in arrears on May 15 and November 15 of each year, beginning November 15, 2014. The 2014 144A Notes will mature on May 15, 2019 unless earlier converted or repurchased. The 2014 144A Notes are convertible into shares of our common stock at any time prior to the close of business day on May 15, 2019 at an initial conversion rate of 267.0370 shares of common stock per $1,000 principal amount of 2014 144A Notes (subject to adjustment in certain circumstances), representing an initial effective conversion price of approximately $3.74 per share of common stock. For any conversion on or after May 15, 2015, in the event that the last reported sale price of our common stock for 20 or more trading days (whether or not consecutive) in a period of 30 consecutive trading days ending within five trading days immediately prior to the date we receive a notice of conversion exceeds the conversion price in effect on each such trading day, the holders, in addition to the shares deliverable upon conversion, will be entitled to receive a cash payment equal to the present value of the remaining scheduled payments of interest that would have been made on the notes being converted from the earlier of the date that is three years after the date we receive such notice of conversion and maturity.
Exchange Agreement
On July 26, 2015, we entered into an Exchange Agreement (the “Exchange Agreement”) with Maxwell and Total. Under the Exchange Agreement, Maxwell would exchange its Tranche Notes and Total would exchange certain of its R&D Notes for shares of our common stock at an exchange price of  $2.30 per share (the “Exchange Price”), to be paid by the exchange and cancellation of outstanding principal of Tranche Notes and R&D Notes, as the case may be, including PIK and accrued interest in the case of Maxwell’s Tranche Notes. On July 29, 2015, Maxwell cancelled all Tranche Notes held by it, having an aggregate principal amount of  $71.0 million, in exchange for approximately 30.86 million shares of our common stock, and Total cancelled all but $5.0 million of R&D Notes held by it, such cancelled notes having in an aggregate principal amount of  $70 million, in exchange for approximately 30.4 million shares of our common stock (collectively, the “Exchange”).
Pursuant to the terms of the Exchange Agreement, in addition to shares of our common stock Total received the following warrants:
•
A warrant to purchase that number of shares equal to the difference between the number of shares of our common stock that Total would have received if it had exchanged the $70 million in principal amount of R&D Notes at the price of the shares being sold in a private placement of up to $60 million of our common stock in a private placement approved by our Board of Directors and the number of Shares that Total receives pursuant to the Exchange based on the Exchange

Price, at an exercise price of  $0.01 per share (the “Total Funding Warrant”). As a result of the 2015 Private Placement, the Total Funding Warrant became exercisable for 18,924,191 shares of our common stock. Total exercised the Total Funding Warrant in whole on October 14, 2015 through a “net exercise” provision, which resulted in the issuance of 18,844,140 shares of our common stock to Total.
•
A warrant to purchase 2,000,000 shares of our common stock at an exercise price of  $0.01 per share that will only be exercisable if we fail, as of March 1, 2017, to achieve a target cost per liter to manufacture farnesene (the “Total R&D Warrant”). The Total Funding Warrant and the Total R&D Warrant are collectively referred to as the “Total Warrants.”

Additionally, pursuant to the terms of the Exchange Agreement, in addition to shares of our common stock Maxwell received the following warrants:
•
A warrant to purchase 14,677,861 shares of our common stock at an exercise price of  $0.01 per share, which was exercised in full by Maxwell on September 30, 2015.

•
A warrant exercisable for that number of shares of our common stock equal to (1) (A) the number of shares for which Total exercises the Total Funding Warrant plus (B) the number of additional shares for which the Tranche Notes remaining outstanding following the completion of the Exchange may become exercisable as a result of a reduction in the conversion price of such remaining notes as of a result of and/or subsequent to the date of the Exchange plus (C) that number of additional shares in excess of 2,000,000, if any, for which the Total R&D Warrant becomes exercisable multiplied by a fraction equal to 30.6% divided by 69.4 plus (2) (A) the number of any additional shares for which 2014 144A Notes may become exercisable as a result of a reduction to the conversion price of such 2014 144A Notes multiplied by (B) a fraction equal to 13.3% divided by 86.7%, at an exercise price of  $0.01 per share. Maxwell exercised the warrant with respect to 12,700,244 of the warrant shares thereunder on December 11, 2015.

•
A warrant exercisable for that number of shares of our common stock equal to 880,339 multiplied by a fraction equal to the number of shares for which Total exercises the Total R&D Warrant divided by 2,000,000, at an exercise price of  $0.01 per share. If Total is entitled to, and does, exercise the Total R&D Warrant in full, this warrant would be exercisable for 880,339 shares.

The above-referenced warrants issued to Maxwell are referred to as the “Maxwell Warrants” and together with the Total Warrants, the “Warrants.” The shares of common stock and the Warrants were issued in a private placement pursuant to the exemption from registration under Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act.
In addition to the grant of the Maxwell Warrants, a warrant for 1,000,000 shares of our common stock at an exercise price of  $0.01 per share issued to Maxwell in October 2013 in conjunction with the issuance of the Tranche Notes (the “2013 Warrant”) became exercisable in full upon the completion of the Exchange. The 2013 Warrant was exercised in full by Maxwell on August 30, 2015.
The exercisability of all of the Warrants was subject to stockholder approval, which was obtained at a Special Meeting of Stockholders held on September 17, 2015. In connection therewith, we entered into Voting Agreements with Total, Maxwell, Naxyris, Kleiner Perkins Caufield & Byers, Foris and Biolding, each of which is affiliated with one of our directors, and certain of the investors in the 2015 Private Placement pursuant to which such existing stockholders and investors agreed to vote in favor of the approval of the issuance of shares of our common stock issuable upon exercise of the Warrants.
Maturity Treatment Agreement
Additionally, in connection with the Exchange, we entered into a Maturity Treatment Agreement with Maxwell and Total pursuant to which Total and Maxwell agreed to convert any Tranche Notes or 2014 144A Notes held by them and that were not cancelled pursuant to the Exchange (the “Remaining Notes”) into shares of our common stock in accordance with the terms of such Remaining Notes upon maturity, provided that certain events of default have not occurred with respect to the applicable Remaining Notes.

Investors’ Rights Agreement Amendment
Additionally, we, Total, Maxwell and the investors in the 2015 Private Placement agreed to amend, effective upon the closing of the Exchange, our Amended and Restated Investors’ Rights Agreement to provide that shares issued pursuant to the Exchange (including pursuant to the Warrants) and the 2015 Private Placement (including the 2015 Private Placement Warrants) would be subject to the registration rights contained therein.
February 2016 Private Placement
On February 12, 2016, we entered into a Note and Warrant Purchase Agreement with the purchasers named therein for the sale of  $18.0 million in aggregate principal amount of unsecured promissory notes (the “2016 Notes”) to the purchasers, as well as warrants to purchase 2,571,428 shares of our common stock at an exercise price of  $0.01 per share, representing aggregate proceeds to us of  $18 million (the “Initial Sale”). On February 15, an additional purchaser joined the Note and Warrant Purchase Agreement and purchased $2.0 million in aggregate principal amount of the 2016 Notes, as well as warrants to purchase 285,714 shares of our common stock at an exercise price of  $0.01 per share, representing aggregate proceeds to us of  $2 million (the “Subsequent Sale” and together with the Initial Sale, the “2016 Private Placement”). The 2016 Notes and the warrants were issued in a private placement pursuant to the exemption from registration under Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act. The purchasers are our existing stockholders, each of which is affiliated with a member of our Board of Directors: Foris, which purchased $16.0 million aggregate principal amount of the 2016 Notes and warrants to purchase 2,285,714 shares of our common stock; Naxyris, which purchased $2.0 million aggregate principal amount of the 2016 Notes and warrants to purchase 285,714 shares of our common stock; and Biolding, a fund affiliated with director HH Sheikh Abdullah bin Khalifa Al Thani, which as of February 29, 2016 beneficially owned 7,484,601 shares of our common stock, representing approximately 3.6% of our outstanding common stock, which purchased $2.0 million aggregate principal amount of the 2016 Notes and warrants to purchase 285,714 shares of our common stock. The Initial Sale closed on February 12, 2016, and the Subsequent Sale closed on February 15, 2016.
The 2016 Notes are our unsecured obligations and are subordinate to our obligations under our senior secured credit facility pursuant to a Subordination Agreement, dated as of February 12, 2016, by and among Amyris, the purchasers and the administrative agent under our senior secured credit facility. Interest will accrue on the 2016 Notes from and including, with respect to the Initial Sale, February 12, 2016, and with respect to the Subsequent Sale, February 15, 2016, at a rate of 13.50% per annum and is payable on May 15, 2017, the maturity date of the 2016 Notes, unless the 2016 Notes are prepaid in accordance with their terms prior to such date.
The exercisability of the warrants sold in the 2016 Private Placement, which each have a term of five years, will be subject to stockholder approval. We are soliciting such approval at our 2016 Annual Meeting of Stockholders. See “Proposal 4 — Approval of the issuance of shares of our common stock issuable upon the exercise of warrants issued in a private placement transaction in February 2016, in accordance with NASDAQ Marketplace Rule 5635(c).” If Proposal 4 had been approved as of February 29, 2016, the number of shares beneficially owned by Foris would have been 17,419,446 shares, representing approximately 8.2% of our outstanding common stock, the number of shares beneficially owned by Naxyris would have been 8,393,065 shares, representing approximately 4.0% of our outstanding common stock, and the number of shares beneficially owned by Biolding would have been 7,770,315 shares, representing approximately 3.8% of our outstanding common stock.
Total JVCO Restructuring
On July 26, 2015, we entered into a Letter Agreement with Total (as amended on February 12, 2016, the “JVCO Letter Agreement”) regarding the restructuring of the ownership and rights of Total Amyris BioSolutions B.V. (“TAB”), the jointly owned entity incorporated on November 29, 2013 to house a fuels joint venture between us and Total (the “Restructuring”), pursuant to which the parties agreed to enter into an Amended & Restated Jet Fuel License Agreement between us and TAB (the “Jet Fuel Agreement”), a License Agreement regarding Diesel Fuel in the European Union (“EU”) between us and Total (the “EU Diesel Fuel Agreement”, and together with the Jet Fuel Agreement, the “Commercial Agreements”), and an

Amended and Restated Shareholders’ Agreement among us, Total and TAB (together with the Commercial Agreements, the “Restructuring Agreements”), and file a Deed of Amendment of Articles of Association of TAB, all in order to reflect certain changes to the ownership structure of TAB and license grants and related rights pertaining to TAB. Additionally, in connection with the proposed Restructuring, on July 26, 2015, we and Total entered into Amendment #1 (the “Pilot Plant Amendment”) to that certain Pilot Plant Services Agreement dated as of April 4, 2014 (as amended, the “Pilot Plant Agreement”) whereby we and Total agreed to restructure the payment obligations of Total under the Pilot Plant Agreement. Under the original Pilot Plant Agreement, for a five year period, we are providing certain fermentation and downstream separations scale-up services and training to Total and receive an aggregate annual fee payable by Total for all services in the amount of up to approximately $900,000. Such annual fee is due in three equal installments payable on March 1, July 1 and November 1 each year during the term. Under the Pilot Plant Amendment, in connection with the proposed Restructuring, we agreed to waive a portion of these fees, up to approximately $2.0 million, over the term of the Pilot Plant Agreement.
On March 21, 2016, we, Total and TAB closed the Restructuring and entered into the Restructuring Agreements.
Under the Jet Fuel Agreement, (a) we granted exclusive (excluding its Brazil jet fuel business), world-wide, royalty-free rights to TAB for the production and commercialization of farnesene- or farnesane-based jet fuel, (b) we granted TAB the option, until March 1, 2018, to purchase our Brazil jet fuel business at a price based on the fair value of the commercial assets and on our investment in other related assets, (c) we granted TAB the right to purchase farnesene or farnesane for its jet fuel business from us on a “most-favored” pricing basis and (d) all rights to farnesene- or farnesane-based diesel fuel previously granted to TAB by us reverted back to us.
Upon all farnesene- or farnesane-based diesel fuel rights reverting back to us, we granted to Total, pursuant to the EU Diesel Fuel Agreement, (a) an exclusive, royalty-free license to offer for sale and sell farnesene- or farnesane-based diesel fuel in the EU, (b) the right to make farnesene or farnesane anywhere in the world, provided Total must (i) use such farnesene or farnesane to produce diesel fuel to offer for sale or sell in the EU and (ii) pay us a to-be-negotiated, commercially reasonable, “most-favored” basis royalty and (c) the right to purchase farnesene or farnesane for its EU diesel fuel business from us on a “most-favored” pricing basis.
In addition, as part of the closing of the Restructuring and pursuant the JVCO Letter Agreement, on March 21, 2016, we sold to Total one half of our ownership stake in TAB (giving Total an aggregate ownership stake of 75% of TAB and giving us an aggregate ownership stake of 25% of TAB) in exchange for Total cancelling (i) approximately $1.3 million of R&D Notes previously issued under the R&D Purchase Agreement, plus all paid-in-kind and accrued interest under all outstanding R&D Notes (including all such interest that was outstanding as of July 29, 2015) and (ii) a note in the principal amount of Euro 50,000, plus accrued interest, issued to Total in connection with the original TAB capitalization. To satisfy its purchase obligation above, Total surrendered to us the remaining R&D Note of approximately $5 million in principal amount, and we executed and delivered to Total a new, senior convertible note (the “March 2016 R&D Note”) in the principal amount of  $3.7 million.
Other than it is unsecured and its payment terms are severed from TAB’s business performance, the March 2016 R&D Note contains substantially similar terms and conditions to the R&D Notes. The March 2016 R&D Note has a March 1, 2017 maturity date and an initial conversion price equal to $3.08 per share of our common stock, which is subject to adjustment for proportional adjustments to our outstanding common stock and under anti-dilution provisions in case of certain dividends and distributions. The March 2016 R&D Note becomes convertible into our common stock (i) within 10 trading days prior to maturity, (ii) on a change of control of Amyris, and (iii) on a default by Amyris. The Note bears interest at a rate of 1.5% per year (with a default rate of 2.5% per year), accruing from March 21, 2016 and payable at maturity or on conversion of the March 2016 R&D Note or a change of control of Amyris where Total exercises its right to require us to repurchase the March 2016 R&D Note at a price equal to 101% of the principal amount thereof. The March 2016 R&D Note was issued in a private placement pursuant to the exemption from registration under Section 4(2) of the Securities Act.

As a result of, and in order to reflect, the changes to the ownership structure of TAB described above, on March 21, 2016, we, Total and TAB entered into an Amended and Restated Shareholders’ Agreement and filed a Deed of Amendment of Articles of Association of TAB.
In addition, in connection with the Restructuring, on March 21, 2016, we entered into a termination agreement with Total to terminate in its entirety, effective March 21, 2016, the Amended and Restated Master Framework Agreement, dated December 2, 2013 and amended on April 1, 2015, between us and Total.
Each of the Related Person Transactions described above was reviewed and approved or ratified by our Audit Committee or another independent body of the Board in accordance with our Related Person Transaction Policy, described below.
Commercial Transactions with Total
We engage in sales of our products to entities affiliated with Total (including TAB) in the ordinary course of our business. In 2015, we made product sales to Total and its affiliates of  $0.9 million, and held $1.2 million in accounts receivable from Total as of December 31, 2015.
In addition, as of December 31, 2015 we had received $1.7 million in cash from Total under the Pilot Plant Agreement and a Sublease Agreement pursuant to which we receive an annual base rent payable by Total of approximately $0.1 million per year.
Indemnification Arrangements
Please see “Executive Compensation — Limitation of Liability and Indemnification” above for information on our indemnification arrangements with our directors and executive officers.
Executive Compensation and Employment Arrangements
Please see “Executive Compensation” for information on compensation arrangements with our executive officers, including option grants and agreements with executive officers.
Investors’ Rights Agreement and Registration Rights Agreements
Please see “Transactions with Related Persons — Exchange Agreement and Related Arrangements” and “Transactions with Related Persons — July 2015 Private Placement” for information on our investors’ rights agreement and on registration rights agreements with certain entities affiliated with our directors or with holders of 5% or more of our outstanding common stock.
Related Person Transaction Policy
Our policy adopted by the Board requires that any transaction with a related party that must be reported under applicable SEC rules, other than compensation related matters, must be reviewed and approved or ratified by our Audit Committee. Another independent body of the Board must provide such approval or ratification if the related party is, or is associated with, a member of the Audit Committee or if it is otherwise inappropriate for the Audit Committee to review the transaction. The Audit Committee has not adopted policies or procedures for review of, or standards for approval of, these transactions.

Householding of Proxy Materials
The Securities and Exchange Commission has adopted rules that permit companies and Intermediaries to satisfy the delivery requirements for proxy statements and annual reports, including Notices of Internet Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials (the “Notice”) or other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are Amyris stockholders may be “householding” our proxy materials. A single copy of the Notice or other proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or other proxy materials, you may: (1) notify your broker; (2) direct your written request to Amyris Investor Relations at 5885 Hollis Street, Suite 100, Emeryville, California 94608 or to investor@amyris.com; or (3) contact Amyris Investor Relations at (510) 740-7481. Stockholders who currently receive multiple copies of the Notice or other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice or other proxy materials to a stockholder at a shared address to which a single copy of such documents was delivered.
Available Information
We will provide to any stockholder entitled to vote at our 2016 Annual Meeting of Stockholders, at no charge, a copy of our Annual Report on Form 10-K for 2015 filed with the Securities and Exchange Commission (SEC) on March 30, 2016, including the financial statements and the financial statement schedules contained in the Form 10-K. We make our Annual Report on Form 10-K, as well as our other SEC filings, available free of charge through the investor relations section of our website located at http://investors.amyris.com/index.cfm as soon as reasonably practicable after they are filed with or furnished to the SEC. Information contained on or accessible through our website or contained on other websites is not deemed to be part of this Proxy Statement. In addition, you may request a copy of the Annual Report on Form 10-K in writing by sending an e-mail request to Amyris Investor Relations at investor@amyris.com, calling (510) 740-7481, or writing to Amyris Investor Relations at 5885 Hollis Street, Suite 100, Emeryville, California 94608.
Incorporation of Information by Reference
The Securities and Exchange Commission allows us to “incorporate by reference” certain information we file with the Securities and Exchange Commission, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement. We incorporate herein the following information contained in or attached to our Annual Report on Form 10-K filed on March 30, 2016 and being delivered to stockholders along with this Proxy Statement: (1) the information under the heading “Executive Officers of the Registrant” in Item 1A, (2) Item 7 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (3) Item 7A entitled “Quantitative and Qualitative Disclosures About Market Risk,” (4) Item 8 entitled “Financial Statements and Supplementary Data” and (5) Item 9 entitled “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.”

Stockholder Proposals to be Presented at Next Annual Meeting
Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2017, we must receive the proposal at our principal executive offices, addressed to the Secretary, no later than December   , 2016. In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2017 annual meeting so long as we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Secretary at our principal executive offices, not later than March   , 2017 nor earlier than February   , 2017.
Other Matters
The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
BY ORDER OF THE BOARD OF DIRECTORS,
Nicholas Khadder
SVP, General Counsel and Secretary
Emeryville, California
April   , 2016

AMYRIS, INC.

ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 17, 2016
2:00 p.m. Pacific Time

5885 Hollis Street
Suite 100
Emeryville, California 94608

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMYRIS, INC.

The signer of this proxy hereby appoints John Melo, Raffi Asadorian and Nicholas Khadder, and each of them, with full power of substitution, to represent the signer and to vote all of the shares of stock in Amyris, Inc. (the "Company") that the signer is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at the Company's headquarters, 5885 Hollis Street, Suite 100, Emeryville, California on Tuesday, May 17, 2016 at 2:00 p.m. Pacific Time and at any continuation, adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR the election of all directors and FOR Proposals 2, 3, 4, and 5.

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

(Continued and to be signed on the reverse side)

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

The Proxy Statement is available at http://www.allianceproxy.com/Amyris/2016

Please mark your votes like this ☒

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR all Proposals.

The Board of Directors recommends a vote FOR all of the following nominees.

01 Philippe Boisseau
02 John Doerr
03 Patrick Yang

Vote FOR all nominees (except as marked)	Vote WITHHELD from all nominees
☐	☐

INSTRUCTION: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) name in the space provided below.

____

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

CONTROL NUMBER

The Board of Directors recommends a vote FOR the following proposals.

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Please indicate if you plan to attend this meeting. Yes ☐ No ☐

Date ____________________________

Signature(s) ____________________________

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

CONTROL NUMBER

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Pacific Time on May 16, 2016.

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.cesvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 693-8683

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.